    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 1997



                                                      REGISTRATION NO. 333-15853


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 STAPLES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          5112                  04-2896127
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
              OF                   CLASSIFICATION CODE NO.)      IDENTIFICATION
INCORPORATION OR ORGANIZATION)                                      NUMBER)

      ONE RESEARCH DRIVE, WESTBOROUGH, MASSACHUSETTS 01581 (508) 370-8500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                          PETER M. SCHWARZENBACH, ESQ.
                                 Staples, Inc.
                               One Research Drive
                        Westborough, Massachusetts 01581
                                 (508) 370-8500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:


     MARK G. BORDEN, ESQ.
   PATRICK J. RONDEAU, ESQ.     JAMES C. MORPHY, ESQ.    WILLARD G. FRAUMANN,
      Hale and Dorr LLP          Sullivan & Cromwell             P.C.
       60 State Street            125 Broad Street         Kirkland & Ellis
 Boston, Massachusetts 02109     New York, New York    200 East Randolph Drive
        (617) 526-6000                  10004          Chicago, Illinois 60601
                                   (212) 558-4000           (312) 861-2000

                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [Letterhead of Staples, Inc.]


January 23, 1997


Dear Stockholder:


    As most of you are aware, Staples has entered into an agreement to merge with Office Depot, Inc. At a Special Meeting of Stockholders of Staples on Thursday, February 27, 1997, you will be asked to consider and approve the issuance of Staples common stock in the merger and certain related matters. The accompanying Joint Proxy Statement/Prospectus presents the details of this proposed strategic merger.


    In the merger, each share of Office Depot common stock will be converted into the right to receive 1.14 shares of Staples common stock. We estimate that the shares of Staples common stock to be issued to Office Depot stockholders in the merger will represent approximately 53% of the outstanding common stock of Staples after the Merger.

    Staples' Board of Directors has unanimously approved the merger and recommends that you vote FOR the merger proposal and the related matters.

    Staples' Board of Directors believes that the merger represents a unique strategic fit between two companies with similar business strategies and complementary geographical presence and operations. The Board believes that the merger should result in significant synergies for the combined company and a number of other important advantages for Staples stockholders. For further information regarding the merger and the potential benefits of the merger, I urge that you read carefully the accompanying Joint Proxy Statement/Prospectus and, specifically, the section "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

    Even if you plan to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

                                          Sincerely,
                                          THOMAS G. STEMBERG
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                 STAPLES, INC.
                               ONE RESEARCH DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               FEBRUARY 27, 1997


To the Stockholders of
STAPLES, INC.:


    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Staples Special Meeting") of Staples, Inc., a Delaware corporation ("Staples"), will be held on Thursday, February 27, 1997, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts commencing at 9:00 a.m., local time, for the following purposes:



    1. To consider and vote upon a proposal to approve the issuance of shares of Common Stock, par value $.0006 per share, of Staples ("Staples Common Stock"), pursuant to the Agreement and Plan of Merger (as amended, the "Merger Agreement") dated as of September 4, 1996 among Staples, Marlin Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Staples ("Sub"), and Office Depot, Inc., a Delaware corporation ("Office Depot"), pursuant to which, among other things (a) Sub will be merged with and into Office Depot, which will be the surviving corporation, and Office Depot will become a wholly-owned subsidiary of Staples and (b) each outstanding share of Common Stock, par value $.01 per share, of Office Depot will be converted into the right to receive
       1.14 shares of Staples Common Stock (together with an appropriate number of preferred stock purchase rights attached thereto);


    2. To consider and vote upon a proposal to approve an amendment to Staples' Certificate of Incorporation changing the name of Staples to "Staples/Office Depot, Inc."

    3. To consider and vote upon a proposal to approve an amendment to Staples' 1992 Equity Incentive Plan increasing the number of shares issuable thereunder from 21,600,000 to 39,000,000.

    4. To transact such other business as may properly come before the Staples Special Meeting or any adjournment or postponement of the Staples Special Meeting.

    A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/ Prospectus.


    Stockholders at the close of business on January 22, 1997 are entitled to notice of, and to vote at, the Staples Special Meeting and any adjournment or postponement of the Staples Special Meeting.


    All stockholders are cordially invited to attend the meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                          By Order of the Board of Directors
                                          PETER M. SCHWARZENBACH
                                          SECRETARY


Westborough, Massachusetts
January 23, 1997


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                       [Letterhead of Office Depot, Inc.]


January 23, 1997


Dear Stockholder:


    As most of you are aware, Office Depot has entered into an agreement to merge with Staples, Inc. At a Special Meeting of Stockholders of Office Depot on Thursday, February 27, 1997, you will be asked to consider and approve the Merger Agreement relating to the merger. The accompanying Joint Proxy Statement/Prospectus presents the details of this proposed strategic merger.


    In the merger, each share of Office Depot common stock will be converted into the right to receive 1.14 shares of Staples common stock. We estimate that the shares of Staples common stock to be issued to Office Depot stockholders in the merger will represent approximately 53% of the outstanding common stock of Staples after the Merger.

    Office Depot's Board of Directors has unanimously approved the Merger Agreement and recommends that you vote FOR the approval and adoption of the Merger Agreement.

    Office Depot's Board of Directors believes that the merger represents a unique strategic fit between two companies with similar business strategies and complementary geographical presence and operations. The Board believes that the merger should result in significant synergies for the combined company and a number of other important advantages for Office Depot stockholders. For further information regarding the merger and the potential benefits of the merger, I urge that you read carefully the accompanying Joint Proxy Statement/Prospectus and, specifically, the section "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

    Even if you plan to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

                                          Sincerely,
                                          DAVID I. FUENTE
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

                               OFFICE DEPOT, INC.
                            2200 OLD GERMANTOWN ROAD
                          DELRAY BEACH, FLORIDA 33445


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               FEBRUARY 27, 1997


To the Stockholders of
OFFICE DEPOT, INC.:


    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Office Depot Special Meeting") of Office Depot, Inc., a Delaware corporation ("Office Depot"), will be held on Thursday, February 27, 1997, at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, commencing at 9:00 a.m., local time, for the following purposes:



    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (as amended, the "Merger Agreement") dated as of September 4, 1996, among Staples, Inc., a Delaware corporation ("Staples"), Marlin Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Staples ("Sub"), and Office Depot, pursuant to which, among other things (a) Sub will be merged with and into Office Depot, which will be the surviving corporation, and Office Depot will become a wholly-owned subsidiary of Staples and (b) each outstanding share of Common Stock, par value $.01 per share, of Office Depot (together with the associated preferred stock purchase rights) will be converted into the right to receive 1.14 shares of Common Stock, par value $.0006 per share, of Staples (together with an appropriate number of preferred stock purchase rights attached thereto); and


    2. To transact such other business as may properly come before the Office Depot Special Meeting or any adjournment or postponement of the Office Depot Special Meeting.

    A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/ Prospectus.


    Stockholders of record at the close of business on January 22, 1997 are entitled to notice of, and to vote at, the Office Depot Special Meeting and any adjournment or postponement of the Office Depot Special Meeting.


    All stockholders are cordially invited to attend the meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                          By Order of the Board of Directors
                                          BARRY J. GOLDSTEIN
                                          SECRETARY


Delray Beach, Florida
January 23, 1997


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

                                 STAPLES, INC.
                                      AND
                               OFFICE DEPOT, INC.
                             ---------------------

                             JOINT PROXY STATEMENT
                             ---------------------

                            STAPLES, INC. PROSPECTUS


    This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $.0006 per share ("Staples Common Stock"), of Staples, Inc., a Delaware corporation ("Staples"), in connection with the solicitation of proxies by the Board of Directors of Staples for use at a Special Meeting of Stockholders of Staples (the "Staples Special Meeting") to be held on Thursday, February 27, 1997, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.



    This Joint Proxy Statement/Prospectus is also being furnished to holders of Common Stock, par value $.01 per share ("Office Depot Common Stock"), of Office Depot, Inc., a Delaware corporation ("Office Depot"), in connection with the solicitation of proxies by the Board of Directors of Office Depot for use at the Special Meeting of Stockholders of Office Depot (the "Office Depot Special Meeting") to be held on Thursday, February 27, 1997 at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.



    Staples has filed a Registration Statement on Form S-4 (including the exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 190,000,000 shares of Staples Common Stock (and accompanying Staples preferred stock purchase rights) which may be issued pursuant to the Agreement and Plan of Merger, dated as of September 4, 1996, among Staples, Marlin Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Staples ("Sub"), and Office Depot, as amended by Amendment No. 1 thereto dated January 17, 1997 (as amended, the "Merger Agreement") in exchange for outstanding shares of Office Depot Common Stock (including shares that may become outstanding prior to the closing of the Merger upon the exercise of options for the purchase of Office Depot Common Stock). This Joint Proxy Statement/Prospectus constitutes the Prospectus of Staples comprising a part of the Registration Statement. The Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Pursuant to the Merger Agreement, Sub will be merged with and into Office Depot (the "Merger"), which will be the surviving corporation in the Merger and become a wholly-owned subsidiary of Staples, and each outstanding share of Office Depot Common Stock will be converted into the right to receive 1.14 shares of Staples Common Stock (together with an appropriate number of preferred stock purchase rights attached thereto). Based upon the number of outstanding shares of Staples Common Stock and Office Depot Common Stock as of December 31, 1996, the shares of Staples Common Stock issued to Office Depot stockholders in the Merger would represent approximately 53% of the outstanding shares of Staples Common Stock immediately following the closing of the Merger. On January 22, 1997, the last reported sale
price of the Staples Common Stock on the Nasdaq National Market was $    per
share, and the last reported sale price of the Office Depot Common Stock on the
New York Stock Exchange was $    per share.


    Upon the closing of the Merger (and subject to the approval by Staples' stockholders of the related amendment to its Certificate of Incorporation, as described elsewhere in this Joint Proxy Statement/Prospectus), Staples will change its name to "Staples/Office Depot, Inc."

    All information contained in this Joint Proxy Statement/Prospectus relating to Staples has been supplied by Staples, and all information relating to Office Depot has been supplied by Office Depot.

    SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH STAPLES AND OFFICE DEPOT STOCKHOLDERS.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Staples and Office Depot on or about January 29, 1997.



    The date of this Joint Proxy Statement/Prospectus is January 23, 1997.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION..................................................................          4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................          4
SUMMARY................................................................................          6
    The Companies......................................................................          6
    Date and Place of the Meetings.....................................................          6
    Stockholders Entitled to Vote......................................................          6
    Purposes of the Meetings...........................................................          7
    Votes Required.....................................................................          7
    Effects of the Merger..............................................................          7
    Recommendations....................................................................          8
    Opinions of Financial Advisors.....................................................          8
    Interests of Certain Persons.......................................................          9
    Effective Time of the Merger.......................................................          9
    Management and Operations of Staples/Office Depot Following the Merger.............          9
    Conditions to the Merger...........................................................         10
    Termination........................................................................         10
    Stock Option Agreements............................................................         10
    No Appraisal Rights................................................................         11
    Certain Federal Income Tax Consequences............................................         11
    Accounting Treatment...............................................................         11
    Surrender of Certificates..........................................................         11
    Certain Effects of the Merger on the Rights of Holders of Office Depot Common
     Stock.............................................................................         12
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.............         13
COMPARATIVE PER SHARE DATA.............................................................         16
MARKET PRICE INFORMATION...............................................................         17
RISK FACTORS...........................................................................         18
    Risks Relating to the Merger.......................................................         18
    Risks Relating to Staples/Office Depot.............................................         19
THE STAPLES SPECIAL MEETING............................................................         21
    General............................................................................         21
    Matters to be Considered...........................................................         21
    Boards of Directors' Recommendations...............................................         21
    Record Date and Voting.............................................................         21
    Proxies............................................................................         22
THE OFFICE DEPOT SPECIAL MEETING.......................................................         24
    General............................................................................         24
    Matters to be Considered...........................................................         24
    Boards of Directors' Recommendations...............................................         24
    Record Date and Voting.............................................................         24
    Proxies............................................................................         25
THE MERGER.............................................................................         26
    Background of the Merger...........................................................         26
    Reasons for the Merger; Recommendations of the Boards of Directors.................         27
    Opinions of Financial Advisors.....................................................         30
    Interests of Certain Persons in the Merger.........................................         40
    Management and Operations of Staples/Office Depot Following the Merger.............         43
    Accounting Treatment...............................................................         44

    Certain Federal Income Tax Consequences............................................         45
    Regulatory Approvals...............................................................         46
    Federal Securities Law Consequences................................................         47
    Stock Market Quotation.............................................................         47
    No Appraisal Rights................................................................         48
    Certain Legal Proceedings..........................................................         48
THE MERGER AGREEMENT...................................................................         49
    General............................................................................         49
    Conversion of Shares...............................................................         49
    Representations and Warranties.....................................................         50
    Certain Covenants..................................................................         50
    No Solicitation....................................................................         51
    Management of Staples/Office Depot Following the Merger............................         52
    Related Matters After the Merger...................................................         52
    Stock Options and Employee Benefits................................................         52
    Stockholders Rights Plans..........................................................         53
    Director and Officer Indemnification...............................................         53
    Conditions.........................................................................         53
    Termination; Termination Fees and Expenses.........................................         54
    Amendment and Waiver...............................................................         57
STOCK OPTION AGREEMENTS................................................................         58
    Staples Option.....................................................................         58
    Office Depot Option................................................................         59
STAPLES, INC...........................................................................         61
    Business...........................................................................         61
    Security Ownership of Certain Beneficial Owners and Management.....................         64
OFFICE DEPOT, INC......................................................................         66
    Business...........................................................................         66
    Security Ownership of Certain Beneficial Owners and Management.....................         70
    Other Employment Agreements........................................................         72
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS............................         73
DESCRIPTION OF STAPLES CAPITAL STOCK...................................................         82
    Common Stock.......................................................................         82
    Preferred Stock....................................................................         82
    Rights Plan........................................................................         82
    Delaware Law and Certain Charter Provisions........................................         83
    Transfer Agent.....................................................................         84
COMPARISON OF STOCKHOLDER RIGHTS.......................................................         85
AMENDMENT TO STAPLES' CERTIFICATE OF INCORPORATION.....................................         86
AMENDMENT TO STAPLES' 1992 EQUITY INCENTIVE PLAN.......................................         87
    Summary of the Equity Plan.........................................................         87
    Federal Income Tax Consequences....................................................         88
LEGAL MATTERS..........................................................................         90
EXPERTS................................................................................         90



Annex A       --      Merger Agreement..........................................................        A-1
Annex B       --      Opinion of Goldman, Sachs & Co............................................        B-1
Annex C       --      Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.............        C-1

                             AVAILABLE INFORMATION

    Staples and Office Depot are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Staples and Office Depot with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549. In addition, Staples and Office Depot are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Staples Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning Staples can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Office Depot Common Stock is listed on the New York Stock Exchange. Reports and other information concerning Office Depot can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Staples has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the shares of Staples Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to Staples, Office Depot and the Staples Common Stock, reference is hereby made to the Registration Statement (including the exhibits and schedules thereto). Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document (if any) filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following Staples documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1.  Annual Report on Form 10-K for the fiscal year ended February 3, 1996;


    2. Quarterly Reports on Form 10-Q for the quarters ended May 4, 1996, August 3, 1996, as amended, and November 2, 1996;


    3.  Current Report on Form 8-K dated September 4, 1996; and

    4. The description of Staples' capital stock contained in Staples' Registration Statement on Form 8-A dated April 7, 1989, as amended.

    The following Office Depot documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1.  Annual Report on Form 10-K for the year ended December 30, 1995;


    2. Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 and September 28, 1996; and



    3.  Current Reports on Form 8-K both dated September 4, 1996.

    All documents and reports subsequently filed by Staples or Office Depot pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Staples Special Meeting and the Office Depot Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


    This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, on written or oral request, without charge, in the case of documents relating to Staples, directed to Staples, Inc., One Research Drive, Westborough, Massachusetts 01581 (telephone number (508) 370-8500), Attention: Secretary, or, in the case of documents relating to Office Depot, directed to Office Depot, Inc., 2200 Old Germantown Road, Delray Beach, Florida 33445 (telephone number (561) 278-4800), Attention:
Secretary. In order to ensure timely delivery of any of such documents, any request should be made by February 20, 1997.


    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STAPLES, OFFICE DEPOT OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF STAPLES OR OFFICE DEPOT SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    "Staples" and "Staples--The Office Superstore" are registered trademarks of Staples. "Office Depot," "Images," "Furniture at Work" and "Uptime Services" are registered trademarks or service marks of Office Depot.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY.

    CERTAIN OF THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS AS TO THE BENEFITS AND SYNERGIES EXPECTED TO BE REALIZED AS A RESULT OF THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES USED BY THE FINANCIAL ADVISORS TO STAPLES AND OFFICE DEPOT. SEE "THE MERGER--REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS" AND "--OPINIONS OF FINANCIAL ADVISORS." THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE THOSE SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNDER THE HEADING "RISK FACTORS."

    ALL SHARE AND PER SHARE DATA IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE BEEN ADJUSTED TO GIVE EFFECT TO ALL STOCK SPLITS OF STAPLES COMMON STOCK AND OFFICE DEPOT COMMON STOCK EFFECTED PRIOR TO THE DATE HEREOF.

THE COMPANIES

    STAPLES. Staples pioneered the office supply superstore concept in 1986 and is a leading office supplies distributor with over 500 retail stores located in the United States and Canada. Staples also operates a direct mail delivery business and a contract stationer business. The principal executive office of Staples is located at One Research Drive, Westborough, Massachusetts 01581 and its telephone number is 508-370-8500. As used in this Joint Proxy Statement/Prospectus, the term "Staples" refers to Staples, Inc. and its wholly-owned subsidiaries, unless the context otherwise requires.

    OFFICE DEPOT. Office Depot operates the largest chain of high-volume retail office supply stores in North America, provides delivery service to businesses and is a full-service contract stationer serving businesses throughout the United States. The principal executive office of Office Depot is located at 2200 Old Germantown Road, Delray Beach, Florida 33445 and its telephone number is 561-278-4800. As used in this Joint Proxy Statement/Prospectus, the term "Office Depot" refers to Office Depot, Inc. and its wholly-owned subsidiaries, unless the context otherwise requires.

    Upon the closing of the Merger (and subject to the approval by Staples' stockholders of the related amendment to its Certificate of Incorporation, as described elsewhere in this Joint Proxy Statement/ Prospectus), Staples will change its name to "Staples/Office Depot, Inc." Staples, from and after the consummation of the Merger, is sometimes referred to herein as "Staples/Office Depot."

DATE AND PLACE OF THE MEETINGS


    The Staples Special Meeting will be held on Thursday, February 27, 1997, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, commencing at 9:00 a.m., local time.



    The Office Depot Special Meeting will be held on Thursday, February 27, 1997, at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, commencing at 9:00 a.m., local time.


STOCKHOLDERS ENTITLED TO VOTE


    Holders of record of shares of Staples Common Stock at the close of business on January 22, 1997, are entitled to notice of and to vote at the Staples
Special Meeting. At such date there were      shares of Staples Common Stock
outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Staples Special Meeting.

    Holders of record of shares of Office Depot Common Stock at the close of business on January 22, 1997, are entitled to notice of and to vote at the
Office Depot Special Meeting. At such date there were      shares of Office
Depot Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Office Depot Special Meeting.


PURPOSES OF THE MEETINGS

    STAPLES SPECIAL MEETING. The purpose of the Staples Special Meeting is to consider and vote upon the following proposals: (i) the issuance of up to 190,000,000 shares of Staples Common Stock in exchange for shares of Office Depot Common Stock pursuant to the Merger Agreement (the "Merger Proposal");
(ii) an amendment to Staples' Certificate of Incorporation to change the name of Staples to "Staples/ Office Depot, Inc." (the "Charter Proposal"); (iii) an amendment to Staples' 1992 Equity Incentive Plan to increase the number of shares of Staples Common Stock authorized for issuance thereunder from 21,600,000 to 39,000,000 shares (the "Plan Proposal"); and (iv) such other matters as may properly be brought before the Staples Special Meeting, or any adjournment or postponement thereof.

    OFFICE DEPOT SPECIAL MEETING. The purpose of the Office Depot Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Office Depot Special Meeting, or any adjournment or postponement thereof.

VOTES REQUIRED

    STAPLES. The approval of the Merger Proposal will require the affirmative vote of the holders of shares representing a majority of the votes cast on the proposal. The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the shares of Staples Common Stock outstanding on the record date. The approval of the Plan Proposal will require the affirmative vote of the holders of shares representing a majority of the votes cast on the proposal. The approval of neither the Charter Proposal nor the Plan Proposal is a condition to the approval of the Merger Proposal or the consummation of the Merger.

    OFFICE DEPOT. The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Office Depot Common Stock outstanding on the record date.

EFFECTS OF THE MERGER

    Upon consummation of the Merger, pursuant to the Merger Agreement, (i) Sub will be merged with and into Office Depot, which will be the surviving corporation in the Merger (the "Surviving Corporation"), and Office Depot will become a wholly-owned subsidiary of Staples and (ii) each issued and outstanding share of Office Depot Common Stock (together with the associated preferred stock purchase rights) will be converted into the right to receive 1.14 shares of Staples Common Stock (the "Exchange Ratio"), together with an appropriate number of preferred stock purchase rights (the "Staples Rights") attached thereto. Fractional shares of Staples Common Stock will not be issuable in connection with the Merger. Office Depot stockholders otherwise entitled to a fractional share will be paid the value of such fraction in cash determined as described below under "The Merger Agreement --Conversion of Shares." Each outstanding share of Staples Common Stock will remain outstanding and be unaffected by the Merger.


    Based upon the number of outstanding shares of Staples Common Stock and Office Depot Common Stock as of December 31, 1996, the stockholders of Office Depot immediately prior to the consummation of the Merger will own approximately 53% of the outstanding shares of Staples Common Stock immediately following consummation of the Merger.

    Upon consummation of the Merger, pursuant to the Merger Agreement, each outstanding option to purchase Office Depot Common Stock will be converted into an option to purchase such number of shares of Staples Common Stock (rounded down to the nearest whole number) as is equal to the number of shares of Office Depot Common Stock issuable upon exercise of such option immediately prior to the Effective Time (as defined below) multiplied by the Exchange Ratio. The exercise price per share of each such option, as so converted, will be equal to
(x) the aggregate exercise price for the shares of Office Depot Common Stock otherwise purchasable pursuant to such Office Depot Stock Option immediately prior to the Effective Time divided by (y) the number of whole shares of Staples Common Stock deemed purchasable pursuant to such Office Depot Stock Option as determined above (rounded up to the nearest whole cent). See "The Merger Agreement--Stock Options and Employee Benefits."

RECOMMENDATIONS

    The Board of Directors of Staples (the "Staples Board") (a) has unanimously approved (i) the Merger Agreement and the issuance of shares of Staples Common Stock pursuant to the Merger Agreement, (ii) the amendment to Staples' Certificate of Incorporation to change the name of Staples to "Staples/ Office Depot, Inc." and (iii) the amendment to Staples' 1992 Equity Incentive Plan to increase the number of shares of Staples Common Stock authorized for issuance thereunder to 39,000,000 shares, and (b) unanimously recommends that holders of Staples Common Stock vote in favor of the Merger Proposal, the Charter Proposal and the Plan Proposal.

    The Board of Directors of Office Depot (the "Office Depot Board") has unanimously approved the Merger Agreement and unanimously recommends that holders of Office Depot Common Stock vote in favor of the approval and adoption of the Merger Agreement.

    The Staples Board and the Office Depot Board believe that the Merger represents a unique strategic fit between two leading companies with similar business strategies and complementary geographical presence and operations. Both Boards of Directors believe that Staples/Office Depot, as a combined company, will have greater financial strength, operational efficiencies, earning power and growth potential than either Staples or Office Depot would have on its own. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

    STAPLES. On September 3, 1996, Goldman, Sachs & Co. ("Goldman Sachs") delivered its oral opinion to the Staples Board to the effect that, as of such date, the Exchange Ratio was fair to Staples. Goldman Sachs subsequently delivered its written opinion, dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Staples.

    The full text of the written opinion of Goldman Sachs, dated the date hereof, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Annex B and is incorporated herein by reference. HOLDERS OF STAPLES COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinions of Financial Advisors--Staples."

    OFFICE DEPOT. On September 3, 1996, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered its written opinion to the Office Depot Board that, as of such date, the Exchange Ratio was fair to the holders of Office Depot Common Stock from a financial point of view. Merrill Lynch subsequently delivered its written opinion, dated the date hereof, that, as of the date hereof, the Exchange Ratio is fair to the holders of Office Depot Common Stock from a financial point of view.

    The full text of the written opinion of Merrill Lynch, dated the date hereof, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF OFFICE DEPOT COMMON STOCK ARE URGED TO,

AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinions of Financial Advisors--Office Depot."

INTERESTS OF CERTAIN PERSONS

    Substantially all outstanding stock options for the purchase of Staples Common Stock were granted pursuant to option agreements that provide for partial or full acceleration of the exercisability of such options in connection with a change in control (as defined in such option agreements) of Staples. Staples has also entered into a Severance Benefits Agreement with each of its executive officers, as well as certain other members of management, which provide certain benefits in the event of the termination of such officer's employment by Staples without cause or by such officer for good reason (each as defined in such Agreements); such benefits are increased in the event such a termination of employment occurs within two years following a change in control of Staples (as defined in such agreements). The approval of the Merger by Staples stockholders will constitute a change in control of Staples within the meaning of both the stock option agreements and Severance Benefits Agreements. See "The Merger--Interests of Certain Persons in the Merger--Staples Stock Option and Severance Agreements."

    All outstanding stock options for the purchase of Office Depot Common Stock were granted pursuant to option agreements that provide that such options shall become exercisable in full from and after the date of a change in control of Office Depot. The Merger will constitute a change in control of Office Depot within the meaning of such option agreements. See "The Merger--Interests of Certain Persons in the Merger--Office Depot Stock Options." See also "The Merger Agreement--Stock Options and Employee Benefits" and "Office Depot, Inc.--Security Ownership of Certain Beneficial Owners and Management."

    Each of the executive officers of Office Depot, as well as a number of other members of Office Depot management, has entered into an Employment Agreement with Staples, which will take effect upon the closing of the Merger. See "The Merger--Interests of Certain Persons in the Merger--Employment Agreements."


    Pursuant to the Merger Agreement, Staples has agreed to indemnify each present and former director and officer of Office Depot against liabilities or expenses incurred in connection with claims relating to matters prior to the closing of the Merger, and to maintain in effect directors' and officers' liability insurance for their benefit. See "The Merger Agreement--Director and Officer Indemnification."


    Peter J. Solomon, a member of the Office Depot Board, is also Chairman of Peter J. Solomon Company Limited ("PJSC"). PJSC was engaged by Office Depot to provide investment banking services in connection with the Merger. See "The Merger--Background of the Merger" and "The Merger--Interests of Certain Persons in the Merger--Arrangements with PJSC."

    See "The Merger--Interests of Certain Persons in the Merger --Ownership and Voting of Stock" for a description of the Staples Common Stock and Office Depot Common Stock owned by Staples and Office Depot directors and officers and their affiliates.

EFFECTIVE TIME OF THE MERGER


    The Merger will be consummated upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the time of the filing of such Certificate of Merger is referred to herein as the "Effective Time"). The Effective Time will occur as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived.


MANAGEMENT AND OPERATIONS OF STAPLES/OFFICE DEPOT FOLLOWING THE MERGER

    The Board of Directors of Staples/Office Depot, following the Effective Time, will consist of the following 15 persons: Thomas G. Stemberg, Martin E. Hanaka, James L. Moody, Jr., Rowland T. Moriarty,

Robert C. Nakasone, W. Mitt Romney, Martin Trust, Paul F. Walsh (all of whom are currently directors of Staples), David I. Fuente, Herve Defforey, James L. Heskett, Frank Scruggs, Peter J. Solomon and Cynthia Cohen Turk (all of whom are currently directors of Office Depot) and one additional independent director to be mutually agreed upon.


    Upon the closing of the Merger, David I. Fuente, who is currently Chairman of the Board and Chief Executive Officer of Office Depot, will become Executive Chairman of Staples/Office Depot; Thomas G. Stemberg, who is currently Chairman of the Board and Chief Executive Officer of Staples, will become Chief Executive Officer of Staples/Office Depot; and Martin E. Hanaka, who is currently President and Chief Operating Officer of Staples, will become President and Chief Operating Officer of Staples/Office Depot. For additional information regarding the senior management of Staples/Office Depot following the Merger, see "The Merger--Management and Operations of Staples/Office Depot Following the Merger."


    Staples/Office Depot currently expects to change the name of both Staples' retail stores (most of which currently operate under the name "Staples--The Office Superstore") and Office Depot's retail stores (most of which currently operate under the name "Office Depot") to "Staples--The Office Depot." The corporate headquarters of Staples/Office Depot will continue to be located in Massachusetts. However, it is currently anticipated that certain significant functions (including the MIS department and certain accounting functions of Office Depot) will continue to be located in Delray Beach, Florida, the current headquarters of Office Depot.


CONDITIONS TO THE MERGER


    The obligations of Staples and Office Depot to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite approvals of the stockholders of Staples and Office Depot, obtaining requisite regulatory approvals (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), the continuing accuracy as of the Effective Time of the representations and warranties made by Staples and Office Depot in the Merger Agreement, the receipt of certain legal opinions with respect to tax matters and the receipt of an accountants' letter with respect to qualification of the Merger as a pooling of interests transaction. Each party has the right to waive certain of the closing conditions referred to above. See "The Merger-- Accounting Treatment," "The Merger--Certain Federal Income Tax Consequences," "The Merger-- Regulatory Approvals" and "The Merger Agreement--Conditions."


TERMINATION

    The Merger Agreement is subject to termination (i) by mutual written consent of Staples and Office Depot, (ii) at the option of either Staples or Office Depot if the Merger is not consummated by February 28, 1997 (although either Staples or Office Depot may unilaterally extend such date to May 31, 1997) and
(iii) prior to such time upon the occurrence of certain events. See "The Merger Agreement-- Termination; Termination Fees and Expenses."

    Under certain circumstances, either Staples or Office Depot may be required to reimburse the other party for expenses of up to $5,000,000 or to pay the other party a termination fee of $75,000,000 if the Merger Agreement is terminated. See "The Merger Agreement--Termination; Termination Fees and Expenses" and "Stock Option Agreements."

STOCK OPTION AGREEMENTS

    Staples and Office Depot have entered into Stock Option Agreements, each dated as of September 4, 1996, pursuant to which (i) Staples has the right, under certain circumstances, to purchase up to 31,200,000 shares of Office Depot Common Stock (or approximately 19.9% of the outstanding Office Depot Common Stock as of September 4, 1996 prior to giving effect to such issuance) at a price of $20.325 per share (the "Staples Stock Option Agreement"), and (ii) Office Depot has the right, under certain circumstances, to purchase up to 31,900,000 shares of Staples Common Stock (or approximately 19.9% of the outstanding Staples Common Stock as of September 4, 1996 prior to giving effect to such issuance) at a price of $18.5625 per share (the "Office Depot Stock Option Agreement"). Each Stock Option Agreement contains other features which, among other things, (1) permit the optionholder to receive a cash payment in lieu of stock upon exercise of the option and (2) limit the profit which the optionholder can realize in connection with the option. See "Stock Option Agreements."

NO APPRAISAL RIGHTS

    Holders of Office Depot Common Stock are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL") in connection with the Merger because the Office Depot Common Stock was listed on the New York Stock Exchange on the record date for the Office Depot Special Meeting and the shares of Staples Common Stock to be issued pursuant to the Merger will be listed on the Nasdaq National Market or the New York Stock Exchange as of the Effective Time. Holders of Staples Common Stock are not entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger because Staples is not a constituent corporation in the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by Staples or Office Depot and no gain or loss will be recognized by Office Depot stockholders, except in respect of cash received in lieu of fractional shares. A condition to the Merger is that Staples and Office Depot each have received an opinion of counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of the federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." See also "The Merger Agreement--Conditions."

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Staples has been advised by its independent accountants that they believe the Merger will qualify as a pooling of interests under generally accepted accounting principles. Under this method of accounting, the recorded assets and liabilities of Staples and Office Depot will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of Staples and Office Depot for the entire fiscal year in which the combination occurs and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. A condition to the Merger is that Staples and Office Depot shall have received a letter from Ernst & Young LLP ("Ernst & Young"), Staples' independent accountants, regarding its concurrence with the conclusions of Staples' management as to the appropriateness of pooling of interests accounting, under Accounting Principles Board Opinion No. 16, for the Merger. See "The Merger--Accounting Treatment" and "The Merger Agreement--Conditions."

SURRENDER OF CERTIFICATES

    Following the Effective Time, Staples will mail a letter of transmittal to all holders of record of Office Depot Common Stock immediately prior to the Merger containing instructions for surrendering their stock certificates in exchange for certificates representing shares of Staples Common Stock and a cash payment in lieu of fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "The Merger Agreement--Conversion of Shares."

CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF OFFICE DEPOT COMMON
  STOCK

    Upon consummation of the Merger, holders of Office Depot Common Stock will become stockholders of Staples. The internal affairs of Staples are governed by the DGCL and Staples' Certificate of Incorporation and By-Laws. The Merger will result in certain differences in the rights of holders of Office Depot Common Stock. See "Description of Staples Capital Stock" and "Comparison of Stockholder Rights."

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

    The following selected historical financial information of Staples and Office Depot has been derived from their respective historical financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference." The Staples and Office Depot historical financial statement information as of and for the interim periods presented below has been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of management of the respective companies, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the respective companies as of such dates and for such periods.


    The selected pro forma combined financial information is derived from the pro forma combined condensed financial statements, appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such pro forma statements and the notes thereto. For the purpose of the pro forma combined statement of income data, Staples' results of operations for the fiscal years ended January 29, 1994, January 28, 1995 and February 3, 1996 and the nine months ended October 28, 1995 and November 2, 1996 have been combined with Office Depot's results of operations for the fiscal years ended December 25, 1993, December 31, 1994 and December 30, 1995 and the nine months ended September 30, 1995 and September 28, 1996, respectively. For the purpose of the pro forma combined balance sheet, Staples' consolidated balance sheet as of November 2, 1996 has been combined with Office Depot's consolidated balance sheet as of September 28, 1996, giving effect to the Merger as if it had occurred on November 2, 1996.


    The pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Staples/Office Depot. The pro forma combined financial information does not give effect to any cost savings which may result from the integration of Staples' and Office Depot's operations. Additionally, the pro forma combined statements of income do not include the merger-related, consolidation and integration expenses associated with the Merger (which are currently estimated to be approximately $520 million, excluding the deferred tax benefit of $175 million relating to these expenses). No material adjustments were required to conform the accounting policies of the two companies.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         FISCAL YEAR ENDED                            NINE MONTHS ENDED
                                  ---------------------------------------------------------------  ------------------------
                                  FEBRUARY 1,  JANUARY 30,  JANUARY 29,  JANUARY 28,  FEBRUARY 3,  OCTOBER 28,  NOVEMBER 2,
                                    1992(1)       1993         1994         1995        1996(1)       1995         1996
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
STAPLES--INCOME STATEMENT DATA
Sales...........................   $ 762,838    $1,041,636   $1,308,634   $2,000,149   $3,068,061   $2,092,526   $2,803,676
Operating income................      21,043       37,457       37,685       81,727      147,813       86,650      122,649
Net income......................       3,408       18,318       19,452       39,940       73,705       38,840       59,538
Net income per common share.....   $     .03    $     .14    $     .14    $     .28    $     .46    $     .24    $     .36

STAPLES--BALANCE SHEET DATA
Working capital.................   $ 130,283    $ 234,686    $ 214,326    $ 289,395    $ 504,330                 $ 567,033
Total assets....................     357,164      545,207      650,756    1,008,454    1,402,775                 1,783,614
Long-term debt, less current
  portion.......................      83,535      121,353      123,592      249,387      343,647                   439,599
Stockholders' equity............     157,768      256,321      287,207      384,990      611,416                   692,171



                                               FISCAL YEAR ENDED                                 NINE MONTHS ENDED
                      --------------------------------------------------------------------  ----------------------------
                      DECEMBER 28,  DECEMBER 26,  DECEMBER 25,  DECEMBER 31,  DECEMBER 30,  SEPTEMBER 30,  SEPTEMBER 28,
                          1991          1992          1993        1994(1)         1995          1995           1996
                      ------------  ------------  ------------  ------------  ------------  -------------  -------------
OFFICE DEPOT--
  INCOME STATEMENT
  DATA
Sales...............   $1,497,882    $1,962,953    $2,836,787    $4,266,199    $5,313,192    $ 3,888,730    $ 4,524,010
Operating income....       44,694        71,855       122,538       192,829       244,077        179,583        176,868
Net income (2)......       19,400        46,641        70,832       104,957       132,399         96,734         93,578
Net income per
  common share--
  primary...........   $      .15    $      .33    $      .48    $      .69    $      .85    $       .63    $       .59
Net income per
  common share--
  fully diluted.....   $      .15    $      .33    $      .48    $      .68    $      .83    $       .61    $       .58

OFFICE DEPOT--
  BALANCE SHEET DATA
Working capital.....   $  203,326    $  386,426    $  471,114    $  487,333    $  708,984                   $   784,468
Total assets........      607,938       908,585     1,531,092     1,903,983     2,531,217                     2,590,817
Long-term debt, less
  current portion...        9,259       158,313       367,602       393,800       494,910                       524,874
Stockholders'
  equity............      331,699       413,907       590,284       715,271     1,002,995                     1,116,225


------------------------

(1) Fiscal year consisted of 53 weeks. All other fiscal years presented consist of 52 weeks.

(2) Net income for the years ended December 28, 1991 and December 26, 1992 includes an extraordinary credit of $614 and $1,396, respectively.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FISCAL YEAR ENDED                  NINE MONTHS ENDED
                                             ----------------------------------------  --------------------------
                                             JANUARY 29,   JANUARY 28,   FEBRUARY 3,   OCTOBER 28,   NOVEMBER 2,
                                                 1994        1995(3)       1996(3)         1995          1996
                                             ------------  ------------  ------------  ------------  ------------
PRO FORMA COMBINED STATEMENT OF INCOME (1):
Sales......................................  $  4,145,421  $  6,266,348  $  8,381,253  $  5,981,256  $  7,327,686
Net income.................................        85,449       144,569       206,441       135,828       153,370
Net income per common share-- primary......  $        .28  $        .46  $        .61  $        .40  $        .44
Net income per common share--fully diluted   $        .28  $        .46  $        .60  $        .40  $        .44
Shares used to compute net income per
  common share--primary....................       302,606       314,191       339,406       337,936       347,079
Shares used to compute net income per
  common share--fully diluted..............       314,901       333,188       358,434       357,011       366,061


                                                                                             NOVEMBER 2, 1996 (2)
                                                                                       --------------------------
PRO FORMA COMBINED BALANCE SHEET DATA (1):
Working capital....................................................................................  $    981,501
Total assets.......................................................................................     4,294,859
Long-term debt, less current portion...............................................................       964,473
Stockholders' equity...............................................................................     1,458,824


------------------------

(1) See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.


(2) The pro forma combined balance sheet as of November 2, 1996 includes an accrual of $520 million for the estimated merger-related, consolidation and integration expenses and the deferred tax benefit of $175 million relating to these expenses.


(3) Fiscal year ended January 28, 1995 consists of 53 weeks for Office Depot and 52 weeks for Staples. Fiscal year ended February 3, 1996 consists of 53 weeks for Staples and 52 weeks for Office Depot. All other fiscal years presented consist of 52 weeks for both companies.

                           COMPARATIVE PER SHARE DATA

    The following tables set forth certain unaudited historical per share data of Staples and Office Depot and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis (and assuming the issuance of 1.14 shares of Staples Common Stock in the Merger in exchange for each share of Office Depot Common Stock). This data should be read in conjunction with the selected financial data and the unaudited pro forma combined condensed financial statements included elsewhere in this Joint Proxy Statement/Prospectus and the separate historical financial statements of Staples and Office Depot incorporated by reference herein. The pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of Staples/Office Depot. Neither Staples nor Office Depot has ever paid any cash dividends on its Common Stock.

                                                         FISCAL YEAR ENDED                         NINE MONTHS ENDED
                                         -------------------------------------------------  --------------------------------
                                           JANUARY 29,      JANUARY 28,      FEBRUARY 3,      OCTOBER 28,      NOVEMBER 2,
                                              1994             1995            1996(1)           1995             1996
                                         ---------------  ---------------  ---------------  ---------------  ---------------
HISTORICAL--STAPLES:
Net income.............................     $     .14        $     .28        $     .46        $     .24        $     .36
Book value.............................     $    2.16        $    2.72        $    3.86        $    3.59        $    4.30


                                                         FISCAL YEAR ENDED                         NINE MONTHS ENDED
                                         -------------------------------------------------  --------------------------------
                                          DECEMBER 25,     DECEMBER 31,     DECEMBER 30,     SEPTEMBER 30,    SEPTEMBER 28,
                                              1993            1994(1)           1995             1995             1996
                                         ---------------  ---------------  ---------------  ---------------  ---------------
HISTORICAL--OFFICE DEPOT:
Net income--primary....................     $     .48        $     .69        $     .85        $     .63        $     .59
Net income--fully diluted..............     $     .48        $     .68        $     .83        $     .61        $     .58
Book value.............................     $    4.02        $    4.79        $    6.44        $    6.17        $    7.11
                                                         FISCAL YEAR ENDED                         NINE MONTHS ENDED
                                         -------------------------------------------------  --------------------------------
                                           JANUARY 29,      JANUARY 28,      FEBRUARY 3,      OCTOBER 28,      NOVEMBER 2,
                                              1994            1995(2)          1996(2)           1995            1996(3)
                                         ---------------  ---------------  ---------------  ---------------  ---------------
PRO FORMA COMBINED--PER STAPLES/OFFICE
  DEPOT SHARE(4):
Net income--primary....................     $     .28        $     .46        $     .61        $     .40        $     .44
Net income--fully diluted..............     $     .28        $     .46        $     .60        $     .40        $     .44
Book value.............................     $    2.92        $    3.53        $    4.81        $    4.56        $    4.29
EQUIVALENT PRO FORMA COMBINED--PER
  OFFICE DEPOT SHARE(5):
Net income--primary....................     $     .32        $     .52        $     .70        $     .46        $     .50
Net income--fully diluted..............     $     .32        $     .52        $     .68        $     .46        $     .50
Book value.............................     $    3.33        $    4.02        $    5.48        $    5.20        $    4.89


------------------------

(1) Fiscal year consisted of 53 weeks. All other fiscal years presented are 52-week years.

(2) Fiscal year ended January 28, 1995 consists of 53 weeks for Office Depot and 52 weeks for Staples. Fiscal year ended February 3, 1996 consists of 53 weeks for Staples and 52 weeks for Office Depot. All other fiscal years presented consist of 52 weeks for both companies.


(3) The pro forma combined balance sheet as of November 2, 1996 includes an accrual of $520 million for the estimated merger-related, consolidation and integration expenses and the deferred tax benefit of $175 million relating to these expenses. See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.



(4) For the purposes of the pro forma combined data, Staples' financial data for the fiscal years ended January 29, 1994, January 28, 1995 and February 3, 1996 and the nine months ended October 28, 1995 and November 2, 1996 have been combined with Office Depot's financial data for the fiscal years ended December 25, 1993, December 31, 1994 and December 30, 1995 and the nine months ended September 30, 1995 and September 28, 1996, respectively.


(5) The equivalents of Office Depot's pro forma per share amounts are calculated by multiplying the combined pro forma per share amounts by the Exchange Ratio of 1.14 shares of Staples Common Stock for each share of Office Depot Common Stock.

                            MARKET PRICE INFORMATION

    Staples Common Stock is quoted on the Nasdaq National Market under the symbol "SPLS." Office Depot Common Stock is listed on the New York Stock Exchange under the symbol "ODP."

    The table below sets forth, for the fiscal quarters indicated, the reported high and low sale prices of Staples Common Stock and Office Depot Common Stock on the Nasdaq National Market and the New York Stock Exchange, respectively. For purposes of comparison, the Office Depot Common Stock price information is presented for the fiscal periods of Staples rather than for Office Depot's historical fiscal periods.


                                                                          STAPLES             OFFICE DEPOT
                                                                        COMMON STOCK          COMMON STOCK
                                                                    --------------------  --------------------
                                                                      HIGH        LOW       HIGH        LOW
                                                                    ---------  ---------  ---------  ---------
FISCAL 1994
  Quarter ended April 30, 1994....................................  $    9.41  $    7.19  $   26.50  $   20.92
  Quarter ended July 30, 1994.....................................       9.04       7.15      25.75      18.88
  Quarter ended October 29, 1994..................................      10.67       7.04      27.00      20.88
  Quarter ended January 28, 1995..................................      11.22       8.78      26.13      21.63
FISCAL 1995
  Quarter ended April 29, 1995....................................      12.89      10.17      26.50      20.88
  Quarter ended July 29, 1995.....................................      15.67      10.17      31.75      22.25
  Quarter ended October 28, 1995..................................      19.42      13.92      32.13      26.50
  Quarter ended February 3, 1996..................................      18.83      12.58      30.00      16.88
FISCAL 1996
  Quarter ended May 4, 1996.......................................      21.63      16.00      23.88      18.50
  Quarter ended August 3, 1996....................................      21.50      14.38      25.63      12.88
  Quarter ended November 2, 1996..................................      22.63      16.88      23.75      15.38
  Quarter ending February 1, 1997
    (through January 22, 1997)....................................


    On September 3, 1996, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the last reported sale price of Staples Common Stock on the Nasdaq National Market was $19.50 per share, and the last reported sale price of Office Depot Common Stock on the New York Stock Exchange was $15.875 per share. Based on an Exchange Ratio of 1.14 shares of Staples Common Stock for each share of Office Depot Common Stock, the pro forma equivalent per share value of Office Depot Common Stock on September 3, 1996 was $22.23 per share.


    On January 22, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sale price of
Staples Common Stock on the Nasdaq National Market was $      per share, and the
last reported sale price of Office Depot Common Stock on the New York Stock
Exchange was $      per share.


    Because the market price of Staples Common Stock is subject to fluctuation, the market value of the shares of Staples Common Stock that holders of Office Depot Common Stock will receive in the Merger may increase or decrease prior to the Merger.

    STAPLES AND OFFICE DEPOT STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE STAPLES COMMON STOCK AND THE OFFICE DEPOT COMMON STOCK.

                                  RISK FACTORS

    The following risk factors, in addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, should be considered by holders of Staples Common Stock in evaluating whether to approve the Merger Proposal and by holders of Office Depot Common Stock in evaluating whether to approve and adopt the Merger Agreement and thereby become holders of Staples Common Stock.

RISKS RELATING TO THE MERGER


    INTEGRATION OF OPERATIONS. Staples, which is headquartered in Massachusetts, operates over 500 office product superstores in various markets across the United States and Canada; operates a delivery business and contract stationer businesses; and is a joint venture partner in office supply store chains in the United Kingdom and Germany. Office Depot, which is headquartered in Florida, operates over 500 office product superstores in various markets (most of which are different from those of Staples) across the United States and Canada; operates a Business Services Division providing delivery and contract stationer services; and has joint ventures or licensed operations in Colombia, Israel, Poland, Mexico and France. Integrating the operations (including product purchasing, distribution of product to stores, marketing plans and activities, employee hiring and training, and expansion strategy) and management of the two companies will be a time-consuming process and is currently expected to result in the closing of approximately 50 stores of Staples/Office Depot, and there can be no assurance that this integration will result in the achievement of all of the anticipated synergies and other benefits expected to be realized from the Merger. In addition, any required divestitures of stores or assets or other commitments required by the FTC (see "the Merger--Regulatory Approvals") could limit the synergies and other benefits expected. Moreover, the integration of these organizations will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business and operating results of Staples/Office Depot. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."


    MERGER-RELATED CHARGES. Staples and Office Depot estimate that, as a result of the Merger, the combined company will incur consolidation and integration expenses of approximately $484 million. In addition, it is expected that Staples and Office Depot will incur merger-related expenses of approximately $36 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges. The combined company expects to incur a $400 million charge relating to the above-referenced expenses in the quarter in which the Merger is consummated. The remaining charge of $120 million will be expensed as it is incurred. The respective managements of Staples and Office Depot anticipate that plans and decisions will be completed and a substantial portion of the remaining $120 million charge will be recorded during fiscal year 1997. The amount of these charges is a preliminary estimate and is subject to change. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the businesses of Staples and Office Depot.

    FIXED CONVERSION RATIO DOES NOT REFLECT CHANGES IN STOCK PRICES. The number of shares of Staples Common Stock into which each share of Office Depot Common Stock is to be converted in the Merger is fixed. The market value of Staples Common Stock and/or Office Depot Common Stock at the Effective Time of the Merger may vary significantly from the price as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger due to, among other factors, market perception of the synergies expected to be achieved by the Merger, changes in the business, operations or prospects of Staples or Office Depot, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. Because the Exchange Ratio will not be adjusted to reflect changes in the market value of Staples Common Stock or Office Depot Common Stock, the market value of the Staples Common Stock issued in the Merger, and the market value of the Office Depot Common Stock surrendered in the Merger, may be higher or lower than the value of such shares at the time the Merger was negotiated or approved by stockholders.

RISKS RELATING TO STAPLES/OFFICE DEPOT

    Because of the similar nature of the business of Staples and Office Depot, the risks set forth below apply to the operations of each company individually as well as to the operations of the combined company following the Merger.

    COMPETITION. Both Staples and Office Depot operate in a highly competitive marketplace, in which they compete with a variety of retailers, dealers and distributors. Each of Staples and Office Depot competes in many of its geographic markets with Office Max, another high-volume office products retailer, independent dealers, contract stationers, mail order stationers, wholesale clubs, mass merchandisers, consumer electronics retailers, computer superstores and manufacturers. Some of the current and potential competitors of Staples and Office Depot in the office products industry are larger and have greater financial resources than Staples and Office Depot (even as a combined company). No assurance can be given that competition will not have an adverse effect on the business of Staples and Office Depot.


    GROWTH STRATEGY. An important part of the business plans of both Staples and Office Depot is an aggressive store growth strategy. Staples opened 94 stores in the United States and Canada in fiscal 1995 and plans to open approximately 115 new stores in fiscal 1996. Office Depot opened 82 new stores in the United States and Canada in fiscal 1995 and opened 60 new stores in fiscal 1996. Management of both companies anticipates that this aggressive store growth strategy will continue to be pursued by Staples/ Office Depot following the closing of the Merger. There can be no assurance that either company (or, following the Merger, Staples/Office Depot) will be able to identify and lease favorable store sites, hire, train and integrate employees, and adapt its management and operational systems to the extent necessary to fulfill its expansion plans. The failure to open new stores in accordance with its growth plans could have a material adverse impact on such company's future sales and profits. Moreover, the expansion strategies of Staples and Office Depot are each based in part on the continued addition of new stores to its suburban store network in existing markets to take advantage of economies of scale in marketing, distribution and supervision costs; however, this can result in the "cannibalization" of sales of existing stores. In addition, there can be no assurance that the new stores opened will achieve sales or profit levels commensurate with those of existing stores.


    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. Both Staples and Office Depot have experienced in the past, and either company (or, following the Merger, Staples/Office Depot) may experience in the future, fluctuations in its quarterly operating results. Moreover, there can be no assurance that Staples/Office Depot will continue to realize the earnings growth experienced by the two companies over recent years, or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations. Factors such as the number of new store openings (pre-opening expenses are expensed as incurred, and newer stores are less profitable than mature stores), the extent to which new stores "cannibalize" sales of existing stores, the mix of products sold, pricing actions of competitors, the level of advertising and promotional expenses, seasonality, and one-time charges associated with acquisitions or other events could contribute to quarterly variability in operating results. In addition, both companies' expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in net income.

    MANAGEMENT OF GROWTH. The business of both Staples and Office Depot, including sales, number of stores and number of employees, has grown dramatically over the past several years. In addition, each company has consummated a number of significant acquisitions in the last few years, and may make additional acquisitions in the future. This internal growth, together with the acquisitions made, have resulted in integration costs and placed significant demand on the management and operational systems of both companies. To manage their growth effectively, both Staples and Office Depot (and, following the

Merger, Staples/Office Depot) will be required to continue to upgrade their operational and financial systems, expand their management team and increase and manage their employee base.


    INTERNATIONAL OPERATIONS. Both Staples and Office Depot have a presence in international markets, primarily through joint ventures or licensing arrangements. Staples/Office Depot may enter additional international markets in the future. Operations in foreign markets are subject to risks similar to those affecting such companies' North American stores, in addition to a number of risks inherent in these foreign operations, including lack of complete operating control, local customs and competitive conditions and foreign currency fluctuations. Both Staples' and Office Depot's foreign operations are at an early stage of development and are currently unprofitable, and there can be no assurance that they will become profitable.


    FUTURE CASH NEEDS. Staples and Office Depot each currently expects that the cash and cash equivalents of the combined company, together with the funds available under the proposed new $800 million credit agreement to be entered into by Staples/Office Depot upon the closing of the Merger, will be sufficient to fund the planned store openings and other operating cash needs of Staples/Office Depot for at least the next twelve months. However, there can be no assurance that Staples/Office Depot will not require additional sources of financing prior to such time, as a result of unanticipated cash needs or opportunities, an expanded growth strategy or disappointing operating results. There also can be no assurance that the additional funds required, whether within the next twelve months or thereafter, will be available on satisfactory terms.

                          THE STAPLES SPECIAL MEETING

GENERAL


    This Joint Proxy Statement/Prospectus is being furnished to holders of Staples Common Stock in connection with the solicitation of proxies by the Staples Board of Directors for use at the Staples Special Meeting to be held on Thursday, February 27, 1997, at the offices of Hale and Dorr LLP, 60 State Street, Boston Massachusetts, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.



    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Staples on or about January 29, 1997.


MATTERS TO BE CONSIDERED

    At the Staples Special Meeting, holders of Staples Common Stock will be asked to consider and vote upon:

        (i) the issuance of shares of Staples Common Stock in exchange for shares of Office Depot Common Stock pursuant to the Merger Agreement (the Merger Proposal);

        (ii) an amendment to Staples' Certificate of Incorporation to change the name of Staples to "Staples/Office Depot, Inc." (the Charter Proposal);

       (iii) an amendment to Staples' 1992 Equity Incentive Plan to increase the number of shares of Staples Common Stock authorized for issuance under the Plan from 21,600,000 to 39,000,000 shares (the Plan Proposal); and

        (iv) such other matters as may properly be brought before the Staples Special Meeting, or any adjournment or postponement thereof.

BOARDS OF DIRECTORS' RECOMMENDATIONS

    The Board of Directors of Staples has unanimously approved the Merger Proposal, the Charter Proposal and the Plan Proposal and recommends a vote FOR approval of such proposals.

RECORD DATE AND VOTING


    Staples has fixed January 22, 1997 as the record date for the determination of the Staples stockholders entitled to notice of and to vote at the Staples Special Meeting. Accordingly, only holders of record of Staples Common Stock on the record date will be entitled to notice of and to vote at the Staples Special Meeting. As of January 22, 1997, there were outstanding and entitled to vote shares of Staples Common Stock (constituting all of the voting stock of
Staples), which shares were held by approximately       holders of record. Each
holder of record of shares of Staples Common Stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the Staples Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Staples Common Stock entitled to vote at the Staples Special Meeting is necessary to constitute a quorum at the Staples Special Meeting.


    The approval of the Merger Proposal will require the affirmative vote of the holders of shares of Staples Common Stock representing a majority of the votes cast on the proposal. The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the shares of Staples Common Stock outstanding on the record date. The approval of the Plan Proposal will require the affirmative vote of the holders of shares of Staples Common Stock representing a majority of the votes cast on the proposal. The approval of the issuance of shares of Staples Common Stock pursuant to the Merger is required by the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on the Nasdaq National Market. The approval of neither the Charter Proposal nor the Plan Proposal is a condition to the approval of the Merger Proposal or the consummation of the Merger.

    Shares of Staples Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Staples Special Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Staples Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will be treated as present and entitled to vote at the Staples Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Accordingly, in determining whether the Merger Proposal and the Plan Proposal have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the voting on such proposals; and in determining whether the Charter Proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Charter Proposal.


    As of December 31, 1996, directors and executive officers of Staples and their affiliates may be deemed to be beneficial owners of approximately 6.2% of the outstanding shares of Staples Common Stock. Each of the directors and executive officers of Staples has advised Staples that he or she intends to vote or direct the vote of all shares of Staples Common Stock over which he or she has voting control for approval of the Merger Proposal, the Charter Proposal and the Plan Proposal. See "Staples, Inc.--Security Ownership of Certain Beneficial Owners and Management."


PROXIES

    This Joint Proxy Statement/Prospectus is being furnished to Staples stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors of Staples for use at the Staples Special Meeting, and is accompanied by a form of proxy.

    All shares of Staples Common Stock which are entitled to vote and are represented at the Staples Special Meeting by properly executed proxies received prior to or at such Meeting, and not revoked, will be voted at such Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted for approval of the Merger Proposal, the Charter Proposal and the Plan Proposal.


    If any other matters are properly presented at the Staples Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.


    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Staples, at or before the taking of the vote at the Staples Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Staples before the taking of the vote at the Staples Special Meeting or (iii) attending the Staples Special Meeting and voting in person (although attendance at the Staples Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Staples, Inc., One Research Drive, Westborough, Massachusetts 01581, Attention: Secretary, or hand delivered to the Secretary of Staples at or before the taking of the vote at the Staples Special Meeting.

    All expenses of Staples' solicitation of proxies, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus to Staples stockholders, will be borne by Staples. In addition to solicitation by use of the mails, proxies may be solicited from Staples stockholders by directors, officers and employees of Staples in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Staples has retained Corporate Investor Communications, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Staples Special Meeting at a cost of approximately $6,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Staples will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                        THE OFFICE DEPOT SPECIAL MEETING

GENERAL


    This Joint Proxy Statement/Prospectus is being furnished to holders of Office Depot Common Stock in connection with the solicitation of proxies by the Office Depot Board of Directors for use at the Office Depot Special Meeting to be held on Thursday, February 27, 1997, at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.



    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Office Depot on or about January 27, 1997.


MATTERS TO BE CONSIDERED

    At the Office Depot Special Meeting, holders of Office Depot Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the Office Depot Special Meeting, or any adjournment or postponement thereof.

BOARDS OF DIRECTORS' RECOMMENDATIONS

    The Board of Directors of Office Depot has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement.

RECORD DATE AND VOTING


    The Office Depot Board of Directors has fixed January 22, 1997 as the record date for the determination of the Office Depot stockholders entitled to notice of and to vote at the Office Depot Special Meeting. Accordingly, only holders of record of shares of Office Depot Common Stock on the record date will be entitled to notice of and to vote at the Office Depot Special Meeting. As of
January 22, 1997, there were outstanding and entitled to vote       shares of
Office Depot Common Stock (constituting all of the voting stock of Office
Depot), which shares were held by approximately       holders of record. Each
holder of record of shares of Office Depot Common Stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the Office Depot Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Office Depot Common Stock entitled to vote at the Office Depot Special Meeting is necessary to constitute a quorum at the Office Depot Special Meeting.


    The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Office Depot Common Stock outstanding on the record date.

    Shares of Office Depot Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Office Depot Special Meeting. Shares which abstain from voting as to a particular matter, and shares held by a broker or nominee in "street name" which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the Office Depot Special Meeting for purposes of determining whether a quorum exists. Because the Merger Agreement must be approved by the holders of a majority of the shares of Office Depot Common Stock outstanding on the record date, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.


    As of December 31, 1996, directors and executive officers of Office Depot and their affiliates may be deemed to have or share beneficial ownership of approximately 7.7% of the outstanding shares of Office Depot Common Stock. Each of the directors and executive officers of Office Depot has advised Office Depot that he or she intends to vote or direct the vote of all shares of Office Depot Common Stock over which he or she has or shares voting control for approval and adoption of the Merger Agreement. See "Office Depot, Inc.--Security Ownership of Certain Beneficial Owners and Management."

PROXIES

    This Joint Proxy Statement/Prospectus is being furnished to Office Depot stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors of Office Depot for use at the Office Depot Special Meeting, and is accompanied by a form of proxy.

    All shares of Office Depot Common Stock which are entitled to vote and are represented at the Office Depot Special Meeting by properly executed proxies received prior to or at such Meeting, and not revoked, will be voted at such Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted for approval and adoption of the Merger Agreement.


    If any other matters are properly presented at the Office Depot Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.


    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Office Depot, at or before the taking of the vote at the Office Depot Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Office Depot before the taking of the vote at the Office Depot Special Meeting or (iii) attending the Office Depot Special Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Office Depot, Inc., 2200 Old Germantown Road, Delray Beach, Florida 33445, Attention: Secretary, or hand delivered to the Secretary of Office Depot at or before the taking of the vote at the Office Depot Special Meeting.

    All expenses of Office Depot's solicitation of proxies, including the cost of mailing this Joint Proxy Statement/Prospectus to Office Depot stockholders, will be borne by Office Depot. In addition to solicitation by use of the mails, proxies may be solicited from Office Depot stockholders by directors, officers and employees of Office Depot in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Office Depot has retained Corporate Investor Communications, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Office Depot Special Meeting at a cost of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Office Depot will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

    OFFICE DEPOT STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Over the past several years, representatives and advisors of Staples and representatives and advisors of Office Depot have from time to time had conversations concerning the possibility of some type of business combination involving the two companies. These conversations were exploratory in nature, and did not progress beyond the preliminary stage.

    In April 1996, Goldman Sachs, acting on behalf of Staples, contacted PJSC, which had previously acted on behalf of Office Depot in various investment banking matters, to explore the possibility of a strategic transaction with Office Depot. In May 1996, Staples and Office Depot entered into a confidentiality agreement for the purpose of permitting the exchange of certain information between the parties.

    In May and June 1996, representatives and advisors of Staples and representatives and advisors of Office Depot met from time to time to exchange information and to discuss the feasibility of, structure of and strategic rationale for a business combination involving the two companies. These discussions did not result in any agreement between the parties.

    In late July 1996, Staples made a proposal to PJSC concerning a strategic merger in which Staples would be the surviving company. During the first half of August, a series of discussions ensued between advisors of the companies regarding the Staples proposal. On August 16, 1996, Staples' representatives and advisors and Office Depot's representatives and advisors met to discuss the structure of a possible strategic merger, a range of possible exchange ratios (the number of shares of Staples Common Stock to be issued in the merger in exchange for each share of Office Depot Common Stock) and other terms. At the end of this meeting, both Staples and Office Depot believed that it was advisable to convene meetings of their respective Boards of Directors and instruct their respective counsel to begin to prepare documentation for a strategic business combination. On August 19, 1996, Office Depot retained Merrill Lynch as a co-financial advisor with PJSC with respect to this potential strategic transaction with Staples.

    From August 17, 1996 through September 3, 1996, Staples and Office Depot and their respective advisors proceeded with work on, and held a series of meetings and discussions regarding, the Merger Agreement, Stock Option Agreements and related documents, and the financial, legal and accounting "due diligence" investigation of the respective companies. During this period, representatives and advisors of Staples and Office Depot also held several meetings to negotiate the principal business terms of the Merger, including the exchange ratio.

    At meetings of the Staples Board held on August 23, 27 and 28, 1996, the Staples directors discussed with Staples' management and legal and financial advisors the status of the merger discussions with Office Depot, as well as the proposed terms of the merger and the effects of the merger on Staples and the combined companies. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." The Staples Board met again on the afternoon of September 3, 1996, at which meeting the proposed terms of the Merger Agreement were discussed, Staples' management and advisors made presentations concerning the Merger and Goldman Sachs delivered its oral opinion that, as of such date, the Exchange Ratio was fair to Staples. See "The Merger--Opinions of Financial Advisors--Staples." At such meeting, the Staples Board unanimously approved the Merger Agreement and the issuance of shares of Staples Common Stock pursuant to the Merger Agreement and unanimously recommended that the holders of Staples Common Stock vote in favor of the Merger Proposal.

    At meetings of the Office Depot Board held on August 21, 26, 28 and 30, 1996, the Office Depot directors discussed with Office Depot's management and legal and financial advisors the status of the merger discussions with Staples, as well as the proposed terms of the merger and the effects of the merger on Office Depot and the combined companies. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." The Office Depot Board met again on the afternoon of September 3, 1996, at which meeting the proposed terms of the Merger Agreement were discussed, Office Depot's management and advisors made presentations concerning the Merger and Merrill Lynch delivered its written opinion that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair to the holders of Office Depot Common Stock from a financial point of view. See "The Merger--Opinions of Financial Advisors--Office Depot." At such meeting, the Office Depot Board unanimously approved the Merger Agreement and unanimously recommended that the holders of Office Depot Common Stock vote in favor of the approval and adoption of the Merger Agreement.

    During the evening of September 3, 1996, following the approval of the Merger Agreement and related matters by the respective Boards of Directors of Staples and Office Depot, Staples and Office Depot finalized, executed and delivered the Merger Agreement and related documents. A joint public announcement of the Merger was made by the parties on the morning of September 4, 1996.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    The Staples Board has unanimously determined that the Merger is in the best interests of Staples and its stockholders and unanimously recommends that the stockholders of Staples vote FOR approval of the Merger Proposal for the reasons set forth below.

    The Office Depot Board has unanimously determined that the Merger is in the best interests of Office Depot and its stockholders and unanimously recommends that the stockholders of Office Depot vote FOR approval and adoption of the Merger Agreement for the reasons set forth below.

    JOINT REASONS FOR THE MERGER

    The Staples Board and the Office Depot Board believe that the Merger represents a unique strategic fit between two companies with similar business strategies and complementary geographical presence and operations. Both Boards of Directors believe that Staples/Office Depot, as a combined company, will have greater financial strength, operational efficiencies, earning power and growth potential than either Staples or Office Depot would have on its own. The Staples Board and the Office Depot Board identified a number of potential benefits of the Merger which they believe will contribute to the success of the combined company and thus inure to the benefit of stockholders of both companies, including the following:

    - SYNERGIES OF THE COMBINED COMPANY. Staples/Office Depot, as a combined company, will have over $10 billion in revenues for fiscal 1996 and over 1,000 stores in the United States and Canada. Each Board of Directors believes that this should result in a number of important synergies, including (i) reduced product costs, as a result of benefits to be derived from the significant increase in the volume of purchases and the opportunities for more direct sourcing from manufacturers; (ii) reduced advertising and marketing expenses (as a percentage of revenues of the combined company), primarily as a result of the elimination of redundant advertising and marketing programs by the separate companies and the availability of national advertising at reduced rates; (iii) reduced distribution costs (as a percentage of revenues of the combined company) as a result of the combination of the complementary distribution networks of the two companies; and (iv) reduced general and administrative expenses (as a percentage of revenues of the combined company) due to the opportunity to leverage certain financial and administrative functions over a larger store and revenue base.

    - COMBINATION OF BEST OF BOTH COMPANIES. The combined company will be able to take advantage of the best personnel and the best operating systems and practices currently employed by Staples and Office Depot. For example, the management team of Staples/Office Depot will be expanded to include highly-skilled executive officers of both Staples and Office Depot, and the computer and information systems of the combined company will utilize the best aspects of the systems currently used by Staples and Office Depot individually.

    - COMPLEMENTARY STORE NETWORK. Although both Staples and Office Depot are national chains, their store networks are highly complementary. Staples stores are located predominantly in the Northeast and mid-Atlantic regions and on the West Coast, while there are high concentrations of Office Depot stores in the Southeast, Texas and California. The combined company will have a presence in 134 of the 140 largest U.S. metropolitan statistical areas, but both Staples and Office Depot stores currently are located in only 30 of those metropolitan statistical areas. The increased store network is expected to enable Staples/Office Depot to leverage marketing, distribution and general and administrative expenses over a larger store base.

    - COMPLEMENTARY DELIVERY NETWORK. Both Staples and Office Depot have delivery operations that service customers throughout the United States. The combination of the distribution center networks of the two companies is expected to result in cost savings by reducing the average distance between delivery customers and the nearest distribution center of the combined company. In addition, further savings will be realized as a result of the combined company's ability to service a given geographic area with a single delivery truck (rather than two trucks from separate companies).

    STAPLES' REASONS FOR THE MERGER

    In reaching its conclusion to approve the Merger Agreement, the Staples Board consulted with management of Staples, as well as with its financial and legal advisors, and considered the factors described above under "--Joint Reasons for the Merger" and a number of additional factors, including the following:

        (i) The Staples Board considered the effectiveness of the Merger in implementing and accelerating Staples' basic long-term growth strategy.

        (ii) The Staples Board analyzed the financial performance and condition, businesses and prospects of Staples and Office Depot, including, but not limited to, information with respect to their respective recent and historic stock prices and earnings performance. The Staples Board considered the detailed financial analyses presented by Goldman Sachs, using the pro forma financial information provided by the respective managements of Staples and Office Depot, as well as the Staples Board's own knowledge of Staples, Office Depot and their respective businesses.

       (iii) The Staples Board considered the oral opinion of Goldman Sachs, subsequently confirmed in writing as of the date hereof, that, as of September 3, 1996, the Exchange Ratio was fair to Staples. See "The Merger--Opinions of Financial Advisors--Staples."

        (iv) The Staples Board considered the terms of the Merger Agreement and the Stock Option Agreements, which are reciprocal in nature. The Staples Board also considered certain other information regarding the Merger, including the terms and structure of the Merger and the proposed arrangements with respect to the Board of Directors and management structure and operations of the combined company following the Merger. See "The Merger--Management and Operations of Staples/Office Depot Following the Merger."

        (v) The Staples Board considered the effect on Staples stockholders of Staples continuing as a stand-alone entity compared to the effect of Staples combining with Office Depot, in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the combined company, and the current economic, financial and business environment.

        (vi) The Staples Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities. See "The
    Merger--Regulatory Approvals."

       (vii) The Staples Board considered the expectation that the Merger will be a tax-free transaction to Staples and its stockholders and will be accounted for as a pooling of interests transaction. See

    "The Merger--Certain Federal Income Tax Consequences" and "The Merger--Accounting Treatment."

      (viii) The Staples Board considered the effect of the Merger on Staples' other constituencies, including its senior management and other employees, customers and the communities served by Staples. See "The Merger--Interests of Certain Persons in the Merger."

    The Staples Board also considered a number of potential risks relating to the Merger, including (i) the difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the synergies and benefits sought in the Merger would not be fully achieved,
(ii) the risk that the Merger would not be consummated, and the effect of the public announcement of the Merger on the market price of Staples Common Stock and (iii) the substantial charges expected to be incurred by Staples/Office Depot in connection with the Merger. See "Risk Factors." The Staples Board believed that these risks were outweighed by the potential benefits to be realized from the Merger.

    The foregoing discussion of the information and factors considered by the Staples Board is not intended to be exhaustive but is believed to include all material factors considered by the Staples Board. In view of the wide variety of information and factors considered, the Staples Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

    OFFICE DEPOT'S REASONS FOR THE MERGER

    In reaching its conclusion to approve the Merger Agreement, the Office Depot Board consulted with management of Office Depot, as well as with its financial and legal advisors, and considered the factors described above under "--Joint Reasons for the Merger" and a number of additional factors, including the following:

        (i) The Office Depot Board considered the effectiveness of the Merger in implementing and accelerating Office Depot's basic long-term growth strategy.

        (ii) The Office Depot Board analyzed the financial performance and condition, businesses and prospects of Staples and Office Depot, including, but not limited to, information with respect to their respective recent and historic stock prices and earnings performance. The Office Depot Board considered the detailed financial analyses, pro forma and other information with respect to Staples and Office Depot presented by PJSC and Merrill Lynch, as well as the Office Depot Board's own knowledge of Staples, Office Depot and their respective businesses.

       (iii) The Office Depot Board considered the written opinion of Merrill Lynch, that, as of September 3, 1996 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair to holders of Office Depot Common Stock from a financial point of view. See "The Merger--Opinions of Financial Advisors--Office Depot."

        (iv) The Office Depot Board considered the terms of the Merger Agreement and the Stock Option Agreements, which are reciprocal in nature. The Office Depot Board also considered certain other information regarding the Merger, including the terms and structure of the Merger and the proposed arrangements with respect to the Board of Directors and management structure and operations of the combined company following the Merger. See "The Merger--Management and Operations of Staples/Office Depot Following the Merger."

        (v) The Office Depot Board considered the effect on Office Depot stockholders of Office Depot continuing as a stand-alone entity compared to the effect of Office Depot combining with Staples, in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the combined company, and the current economic, financial and business environment.

        (vi) The Office Depot Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities. See "The Merger--Regulatory Approvals."

       (vii) The Office Depot Board considered the expectation that the Merger will be a tax-free transaction to Office Depot and its stockholders and will be accounted for as a pooling of interests transaction. See "The Merger--Certain Federal Income Tax Consequences" and "The Merger-- Accounting Treatment."

      (viii) The Office Depot Board considered the effect of the Merger on Office Depot's other constituencies, including its senior management and other employees, customers and the communities served by Office Depot. See "The Merger--Interests of Certain Persons in the Merger."

    The Office Depot Board also considered a number of potential risks relating to the Merger, including (i) the difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the synergies and benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated and (iii) the substantial charges expected to be incurred by Staples/Office Depot in connection with the Merger. See "Risk Factors." The Office Depot Board believed that these risks were outweighed by the potential benefits to be realized from the Merger.

    The foregoing discussion of the information and factors considered by the Office Depot Board is not intended to be exhaustive but is believed to include all material factors considered by the Office Depot Board. In view of the wide variety of information and factors considered, the Office Depot Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

OPINIONS OF FINANCIAL ADVISORS

    STAPLES

    On September 3, 1996, Goldman Sachs delivered its oral opinion to the Board of Directors of Staples to the effect that, as of such date, the Exchange Ratio was fair to Staples. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion, dated the date hereof, to the Staples Board to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to Staples.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY GOLDMAN SACHS AND IS QUALIFIED BY REFERENCE TO THE WRITTEN OPINION OF GOLDMAN SACHS SET FORTH AS ANNEX B HERETO. STOCKHOLDERS OF STAPLES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

    In connection with the opinion attached hereto as Annex B, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) this Joint Proxy Statement/Prospectus; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Staples for the five fiscal years ended February 3, 1996 and the Annual Reports to Stockholders and Annual Reports on Form 10-K of Office Depot for the five fiscal years ended December 30, 1995; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Staples and Office Depot; (v) certain other communications from Staples and Office Depot to their respective stockholders; and (vi) certain internal financial analyses and forecasts for Staples and Office Depot prepared by their respective managements. Goldman Sachs also has reviewed certain financial analyses and forecasts for the combined operations of Staples and Office Depot prepared by the managements of Staples and Office Depot and provided to Goldman Sachs by Staples. Goldman Sachs also held discussions with members of the senior management of Staples and Office Depot regarding the past and current business operations, financial condition and future prospects of their respective companies and of the combined operations of Staples and Office Depot. In addition, Goldman Sachs reviewed the reported price and trading activity for Staples Common Stock and Office Depot Common Stock, compared certain financial and stock market information for Staples and Office Depot with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate. Staples imposed no limitations on the scope of Goldman Sachs' studies or analyses.

    Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In that regard, Goldman Sachs has relied upon the managements of Staples and Office Depot as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to it by Staples, and with Staples' consent Goldman Sachs has assumed that such forecasts, including without limitation projected cost savings and operating synergies resulting from the combination of Staples and Office Depot, reflect the best currently available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and time periods currently estimated by such managements. Goldman Sachs has also assumed, with Staples' consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Staples or Office Depot or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Staples Board of Directors on September 3, 1996. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Annex B.

        (i) CONTRIBUTION ANALYSIS. Goldman Sachs analyzed the historical and projected relative earnings and revenue contributions of Staples and Office Depot to the combined company following the Merger. Projected earnings and revenues for Staples were provided by Staples management and projected earnings and revenues for Office Depot were provided by Office Depot management and modified by Staples management. The earnings contribution analysis indicated that Office Depot would have provided 64% of the combined company's earnings in fiscal 1995 and is projected to provide 55% of the combined company's earnings in fiscal 1996, 52% in fiscal 1997, 51% in fiscal 1998, 50% in fiscal 1999 and 49% in fiscal 2000. The revenue contribution analysis indicated that Office Depot would have provided 63% of the combined company's revenues in fiscal 1995 and is projected to provide 61% of the combined company's revenues in fiscal 1996, 59% in fiscal 1997, 57% in fiscal 1998, 57% in fiscal 1999 and 57% in fiscal 2000. Based on the Exchange Ratio and the number of outstanding shares of Staples Common Stock and Office Depot Common Stock as of September 30, 1996 the Merger will result in stockholders of Office Depot owning approximately 53% of the Staples Common Stock following the Merger.

        (ii) HISTORICAL RATIO ANALYSIS. Goldman Sachs examined the average ratio of the daily closing prices of Office Depot Common Stock as compared to Staples Common Stock (the "Average Daily Ratio") for a range of periods prior to and including August 30, 1996. Such analysis indicated that for the 30 days ending on August 30, 1996 the Average Daily Ratio was 0.859, for the 60 days ending on August 30, 1996 the Average Daily Ratio was 0.915, for the 90 days ending on August 30, 1996 the Average Daily Ratio was 0.995, for the 180 days ending on August 30, 1996 the Average Daily Ratio was 1.057 and for the 365 days ending on August 30, 1996 the Average Daily Ratio was 1.253.

       (iii) PROJECTED EARNINGS PER SHARE AND ACCRETION ANALYSIS. Goldman Sachs analyzed the projected earnings per share ("EPS") and the projected EPS accretion of the combined company following the

    Merger using the synergies for the combined company projected by Staples management of $91 million in fiscal 1997, $146 million in fiscal 1998 and $211 million in fiscal 1999. The projections of EPS for Staples were provided by Staples management and projections of EPS for Office Depot were provided by Office Depot management and modified by Staples management. Such analysis indicated that the Merger is projected to be accretive to Staples' standalone EPS by 6.4% in fiscal 1997, 7.9% in fiscal 1998 and 10.3% in fiscal 1999.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering Goldman Sachs' analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not assign relative weights to any of the analyses.

    The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Staples Board of Directors as to the fairness of the Exchange Ratio to Staples and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold or may trade in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Staples nor Goldman Sachs assumes responsibility if future results are different from those projected. Goldman Sachs' opinion necessarily was based on the economic, market and the other conditions as in effect on, and the information made available to it as of, the date of its opinion. As described above under the caption "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors," Goldman Sachs' opinion to the Staples Board was one of many factors taken into consideration by the Staples Board in making its determination to approve the Merger Agreement. In addition, the terms of the Merger were determined through negotiations between Staples and Office Depot and were approved by the Staples Board. Although Goldman Sachs provided advice to Staples during the course of these negotiations, the decision to enter into the Merger Agreement and to accept the Exchange Ratio was solely that of the Staples Board.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Staples selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm having substantial experience in transactions similar to the Merger.

    Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Staples and/or Office Depot for its own account and for the account of customers.

    Pursuant to a letter agreement dated April 15, 1996 (the "Engagement Letter"), Staples engaged Goldman Sachs to act as its financial advisor with respect to a potential strategic transaction. Pursuant to the terms of the Engagement Letter, Staples has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of 0.375% of the aggregate consideration paid in the Merger. For this purpose, the "aggregate consideration" includes the total consideration paid (including amounts paid to holders of options, warrants and convertible securities), plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of Office Depot prior to the consummation of the Merger. Staples also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, plus any sales, use or similar taxes arising in connection with the Merger, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

    OFFICE DEPOT

    Office Depot retained Merrill Lynch to act as its co-financial advisor with PJSC in connection with the Merger. On September 3, 1996, Merrill Lynch rendered to the Office Depot Board its written opinion that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair to the holders of Office Depot Common Stock from a financial point of view. Merrill Lynch subsequently delivered its written opinion dated the date of this Joint Proxy Statement/Prospectus (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair to the holders of Office Depot Common Stock from a financial point of view.

    The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the Merrill Lynch Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. No limitations were imposed by the Office Depot Board upon Merrill Lynch with respect to investigations made or procedures followed by Merrill Lynch in rendering the Merrill Lynch Opinion.

    The Merrill Lynch Opinion was provided to the Office Depot Board for its information and is directed only to the fairness from a financial point of view of the Exchange Ratio to the holders of Office Depot Common Stock and does not constitute a recommendation to any Office Depot stockholder as to how such stockholder should vote at the Office Depot Special Meeting. The Exchange Ratio was determined through negotiations between Staples and Office Depot and was approved by the Office Depot Board. Merrill Lynch provided advice to Office Depot during the course of such negotiations, but did not make a recommendation with respect to the Exchange Ratio. The Merrill Lynch Opinion is based upon financial, economic, market and other conditions as they existed and could be evaluated as of the date of the Merrill Lynch Opinion.

    The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Office Depot Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Office Depot or Staples. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the opinion of Merrill Lynch delivered to the Office Depot Board on September 3, 1996 and Merrill Lynch's presentation to the Office Depot Board were among several factors taken into consideration by the Office Depot Board in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Office Depot Board or Office Depot's management with respect to the fairness of the Exchange Ratio.

    In arriving at its opinion, Merrill Lynch, among other things, reviewed certain publicly available business and financial information relating to each of Office Depot and Staples, as well as the Merger Agreement and the Stock Option Agreements. Merrill Lynch also reviewed certain other information, including financial forecasts, for Office Depot and Staples, as well as certain information regarding the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Savings and Synergies"), in each case provided to it by Office Depot and Staples, and met with members of senior management of each of Office Depot and Staples to discuss their respective businesses and prospects and the Expected Savings and Synergies.


    Merrill Lynch also considered certain financial and stock market data for Office Depot and Staples, and compared that data with similar data for other publicly held companies that Merrill Lynch deemed to be reasonably similar to Office Depot and Staples. In addition, Merrill Lynch considered the financial terms of certain other mergers and acquisitions. Merrill Lynch reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

    In connection with its review, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Office Depot and Staples, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets or liabilities of Office Depot or Staples. With respect to the financial forecasts and the information related to the Expected Savings and Synergies furnished by Office Depot and Staples, Merrill Lynch assumed that such forecasts and information were reasonably prepared and reflected the best currently available estimates and judgment of management of Office Depot or Staples as to the expected future financial performance of Office Depot and Staples, as the case may be, as well as the Expected Savings and Synergies. In addition, Merrill Lynch assumed that the Merger will qualify for pooling of interests accounting treatment in accordance with generally accepted accounting principles and as a tax-free reorganization for United States Federal income tax purposes. The Merrill Lynch Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of such opinion. Merrill Lynch was not authorized by Office Depot or the Office Depot Board to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Office Depot. In addition, Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the price at which shares of Staples Common Stock will actually trade following consummation of the Merger.

    The following is a summary of the analyses performed by Merrill Lynch in connection with the preparation of the opinion dated September 3, 1996 of Merrill Lynch and presented to the Office Depot Board on that date.

    BUSINESS AND FINANCIAL COMPARISON

    COMPARATIVE REVIEW. Merrill Lynch compared the 1995 sales of Office Depot and Staples for each of the general product categories of office supplies, business machines and furniture and retail and non-retail channels. Merrill Lynch also compared the respective (i) percentage increases in comparable store sales, (ii) number of stores owned, (iii) average store size at year-end, (iv) average age of stores and (v) amount of retail sales per average gross square foot for Office Depot and Staples. Merrill Lynch compared the number of superstores owned by each of Office Depot and Staples in each state in the United States and in each province in Canada. Merrill Lynch also compared the total number of stores owned by Office Depot and Staples, respectively, as of 1991 year-end and compared the number of stores opened each year by Office Depot and Staples, respectively, from 1992 through 1995 and as estimated to be opened in 1996 and 1997.

    REVENUE GROWTH AND MARGIN COMPARISON. Merrill Lynch compared (i) the annual percentage changes in revenue from 1991 through 1995 for Office Depot, from 1992 through 1995 for Staples and as estimated for each company in 1996 and (ii) the annual incremental revenue growth from 1991 through 1995 for Office Depot, from 1992 through 1995 for Staples and as estimated for each company in 1996. Merrill Lynch also compared the gross profit margins for Office Depot and Staples, respectively, from 1990 (for Office Depot) and from 1991 (for Staples) through 1995 and as estimated for 1996. In addition, Merrill Lynch compared the operating margins and net profit margins for Office Depot and Staples, respectively, for the same periods.

    ANNUAL AND QUARTERLY COMPARABLE STORE SALES GROWTH. Merrill Lynch compared the percentage annual comparable store sales growth for Office Depot and Staples, respectively, from 1990 through 1995 and as estimated for 1996. In addition, Merrill Lynch compared the percentage quarterly comparable store sales growth for Office Depot and Staples, respectively, from 1994 through 1995 and for each of the first two quarters of 1996.

    STOCK MARKET PERFORMANCE

    PUBLIC MARKET OVERVIEW. Merrill Lynch reviewed certain trading information for each of Office Depot and Staples and, on the basis thereof, calculated their respective market values and market capitalizations. For this purpose, Merrill Lynch defined "market capitalization" as market value of the relevant company's common equity plus total debt less cash and cash equivalents. Merrill Lynch then calculated the market capitalization of each of Office Depot and Staples as a multiple of sales; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and earnings before interest and taxes ("EBIT"). For Office Depot's latest 12 months ("LTM") ended June 1996 and as projected for each of the fiscal years ending in December 1996 and 1997, the multiples yielded by such calculation were (i) with respect to sales, 0.53x, 0.48x and 0.40x, respectively, (ii) with respect to EBITDA, 9.7x, 9.0x and 7.2x, respectively, and (iii) with respect to EBIT, 12.5x, 11.4x and 8.7x, respectively. For Staples' LTM ended April 1996 and the fiscal years ending in January 1997 and 1998, the multiples yielded by such calculation were (i) with respect to sales, 1.03x, 0.83x and 0.65x, respectively, (ii) with respect to EBITDA, 17.5x, 14.4x and 10.9x, respectively, and (iii) with respect to EBIT, 23.8x, 18.4x and 13.0x, respectively.

    Merrill Lynch also calculated the market value of each of Office Depot and Staples as a multiple of their respective earnings per share ("EPS") (based on First Call Corporation estimates for all periods other than Office Depot's LTM ended June 1996 and Staples' LTM ended April 1996). For Office Depot's LTM ended June 1996 and the fiscal years ending in December 1996 and 1997, such calculation yielded multiples of 19.3x, 17.8x and 14.2x, respectively. For Staples' LTM ended April 1996 and the fiscal years ending in January 1997 and 1998, such calculation yielded multiples of 40.3x, 31.9x and 24.1x, respectively. Merrill Lynch also compared the Institutional Brokers Estimate System, Inc. ("IBES") five-year estimated growth rate (a composite of research analysts' estimates) of 23.6% and 31.4% for Office Depot and Staples, respectively.

    SIGNIFICANT EVENTS/HISTORICAL PRICE PERFORMANCE. Merrill Lynch compared the percentage change in the trading price of the Office Depot Common Stock and the Staples Common Stock to the S&P 400 index, in each case for the period from December 30, 1994 through August 30, 1996. Merrill Lynch also compared the percentage change in the trading price of the Office Depot Common Stock and the Staples Common Stock for the one-year period beginning on August 16, 1995, the three-year period beginning on August 13, 1993 and the five-year period beginning on August 16, 1991 and ending, in each case, on August 30, 1996.

    ANALYSIS OF P/E TRENDS OF SELECTED GROWTH RETAILERS

    RATIO OF HISTORICAL NEXT FISCAL YEAR ("NFY") P/E MULTIPLE TO PROJECTED EARNINGS GROWTH RATE. Merrill Lynch calculated the price earnings ratio ("P/E") of selected growth retailers that Merrill Lynch considered to be reasonably comparable to Office Depot and Staples as a multiple of their respective projected earnings growth rates and compared such multiples during the period from July 1991 (or since inception of the company, if later) to July 1996. The selected growth retailers were Walmart Stores Inc., Circuit City

Stores Inc., Toys R Us, Inc., Home Depot Inc., The Sports Authority Inc., Price/Costco Inc. and Autozone, Inc. (the "Selected Growth Retailers"). Such ranges approximated (i) 1.1x to 1.5x for Walmart Stores Inc., (ii) 0.6x to 1.1x for Circuit City Stores Inc., (iii) 0.7x to 1.2x for Toys R Us, Inc., (iv) 0.7x to 1.5x for Home Depot Inc., (v) 0.5x to 0.8x for The Sports Authority Inc.,
(vi) 0.7x to 1.0x for Price/Costco Inc. and (vii) 0.6x to 1.4x for Autozone,
Inc.

    COMPARISON OF SELECTED GROWTH RETAILERS. Merrill Lynch compared the estimated 1997 P/E multiple (based on First Call Corporation estimates as of August 30, 1996 calendarized to December year-ends) (the "1997 P/E Multiple") and the projected five-year EPS growth rates (based on IBES estimates) (the "Projected Growth Rates") for Office Depot, Staples and each of the Selected Growth Retailers. Merrill Lynch determined that the approximate 1997 P/E Multiples and the Projected Growth Rates are 14x and 23% for Office Depot, 24x and 32% for Staples, 17x and 13% for Walmart Stores Inc., 16x and 17% for Circuit City Stores Inc., 15x and 12% for Toys R Us, Inc., 23x and 25% for Home Depot Inc., 22x and 25% for The Sports Authority Inc., 13x and 13% for Price/Costco Inc. and 19x and 25% for Autozone, Inc. Its analysis indicated that Toys R Us, Inc. and Walmart Stores Inc. currently trade at a premium to their respective Projected Growth Rates, that Price/Costco Inc. trades at about its Projected Growth Rate and that the remaining companies trade at a discount to their respective Projected Growth Rates.

    COMPARISON OF OFFICE PRODUCT COMPANIES. Merrill Lynch compared the 1997 P/E Multiple and the Projected Growth Rates for Office Depot, Staples and each of the following selected office product companies: Boise Cascade Office Products Corp., BT Office Products International, Inc., CompUSA Inc., Corporate Express, Inc., Global DirectMail Corporation, Office Max, Inc. and Viking Office Products, Inc. (the "Office Products Companies"). Merrill Lynch determined that the approximate 1997 P/E Multiples and Projected Growth Rates are 14.0x and 23% for Office Depot, 24.0x and 32% for Staples, 16.5x and 25% for Boise Cascade Office Products Corp., 16.0x and 30% for BT Office Products International, Inc., 20.0x and 25% for CompUSA Inc., 36.0x and 45% for Corporate Express, Inc., 31.0x and 30% for Global DirectMail Corporation, 19.0x and 30% for Office Max, Inc. and 25.0x and 30% for Viking Office Products, Inc. Its analysis indicated that Global DirectMail Corporation currently trades at a premium to its Projected Growth Rate and that the remaining companies trade at a discount to their respective Projected Growth Rates.

    VALUATION IMPACT OF DECLINING GROWTH. Merrill Lynch compared the impact of declining growth experienced by Office Depot and Staples from 1992 to 1996 by comparing the change in the projected earnings compound annual growth rate and the NFY P/E multiple for each company during the period. The analysis indicated that for Office Depot and Staples (i) their respective approximate projected earnings compound annual growth rates were 35% and 38% in 1992 and 26% and 33% in 1996 and (ii) their respective approximate NFY P/E multiples were 33x and 29x in 1992 and 14x and 24x in 1996.

    DISCOUNTED CASH FLOW ANALYSIS

    Merrill Lynch performed a discounted cash flow analysis for Office Depot and Staples, in each case on a stand-alone basis, based upon estimates of projected financial performance prepared by the respective managements of Office Depot and Staples. Using these projections, Merrill Lynch calculated ranges of total equity value and total equity value per share and, in so doing, utilized (i) terminal multiples of 2001 unlevered net income of 15.0x and 17.5x for Office Depot and 17.5x and 20.0x for Staples and (ii) discount rates, reflecting the weighted average cost of capital, ranging from 13.0% to 17.0%. The analysis yielded (a) a total equity range of $3,068.6 million to $4,309.9 million for Office Depot and $4,705.7 million to $6,253.1 million for Staples and (b) a per share range of $17.57 to $24.67 for Office Depot and $26.40 to $35.08 for Staples. Merrill Lynch also performed a sensitivity analysis with respect to adjusted projections which were also prepared by the respective managements of Office Depot and Staples and which assumed reduced sales growth and margins in each company beginning in 1997, and calculated ranges of total equity value per share utilizing the same terminal multiples and discount rates. For Office Depot and Staples, the analysis yielded respective ranges of $16.14 to $22.74 and $24.49 to $32.51, respectively.

    SYNERGY DISCOUNTED CASH FLOW ANALYSIS

    In addition, Merrill Lynch performed a discounted cash flow analysis based upon the Expected Savings and Synergies. Using the projections of the managements of Office Depot and Staples of total net cash synergies, adjusted to reflect potential differences in the timing of realization, of ($287.9) million, $44.4 million, $104.2 million, $129.7 million and $171.9 million for the respective years 1997 through 2001, Merrill Lynch calculated ranges of total synergy value and synergy value per share for each of Office Depot and Staples, based upon their respective pro forma ownership in the combined company and utilizing discount rates ranging from 13.0% to 17.0% and assumed perpetual growth rates of 1.0%, 2.0% and 3.0%. At such respective assumed perpetual growth rates, this analysis yielded ranges of (i) $258.9 million to $424.7 million (or $1.48 to $2.43 per share) for Office Depot and $235.0 million to $385.5 million (or $1.32 to $2.16 per share) for Staples, (ii) $278.9 million to $466.5 million (or $1.60 to $2.67 per share) for Office Depot and $253.2 million to $423.5 million (or $1.42 to $2.38 per share) for Staples and (iii) $301.8 million to $516.8 million (or $1.73 to $2.96 per share) for Office Depot and $274.0 million to $469.1 million (or $1.54 to $2.63 per share) for Staples.

    COMPARABLE PUBLIC COMPANIES ANALYSIS

    Merrill Lynch performed a comparable public companies analysis pursuant to which it compared certain publicly available financial and operating data, projections of future financial performance (reflecting First Call Corporation estimates calendarized to December year-end) and market statistics (calculated based upon closing stock prices on August 30, 1996) of three categories of selected publicly traded companies (the Superstore Office Retailers (as defined below), the Office Products Companies and the Selected Growth Retailers). Merrill Lynch compared (i) the closing stock price as a multiple of estimated 1996 and 1997 EPS, (ii) the market capitalization as a multiple of each of LTM sales and LTM EBITDA and (iii) the 1997 P/E Multiple as a multiple of the Projected Growth Rate for each company and calculated the mean and median of each multiple by company category.

    The first category of companies considered by Merrill Lynch comprised Office Depot, Staples, CompUSA Inc. and Office Max, Inc. (the "Superstore Office Retailers"). For the Superstore Office Retailers, such analysis indicated (i) mean and median price to estimated 1996 EPS multiples of 24.7x and 24.5x, (ii) mean and median price to estimated 1997 EPS multiples of 19.3x and 19.5x, (iii) mean and median market capitalization to LTM sales multiples of 0.64x and 0.53x,
(iv) mean and median market capitalization to LTM EBITDA multiples of 12.6x and 11.6x and (v) mean and median 1997 P/E Multiple to Projected Growth Rate multiples of 0.70x and 0.69x.

    For the Office Products Companies, such analysis indicated (i) mean and median price to estimated 1996 EPS multiples of 34.1x and 31.9x, (ii) mean and median price to estimated 1997 EPS multiples of 25.0x and 24.9x, (iii) mean and median market capitalization to LTM sales multiples of 1.46x and 1.62x, (iv) mean and median market capitalization to LTM EBITDA multiples of 19.0x and 21.5x and (v) mean and median 1997 P/E Multiple to Projected Growth Rate multiples of 0.78x and 0.81x.

    For the Selected Growth Retailers, such analysis indicated (i) mean and median price to estimated 1996 EPS multiples of 21.1x and 19.7x, (ii) mean and median price to estimated 1997 EPS multiples of 17.8x and 17.6x, (iii) mean and median market capitalization to LTM sales multiples of 0.96x and 0.76x, (iv) mean and median market capitalization to LTM EBITDA multiples of 11.6x and 10.9x and (v) mean and median 1997 P/E Multiple to Projected Growth Rate multiples of 1.00x and 0.92x.

    Based on the comparable public companies analysis, Merrill Lynch derived a range of implied price per share of Office Depot Common Stock of $17.40 to $25.52, compared to the $22.52 implied offer price to the stockholders of Office Depot in the Merger (based on the $19.75 closing price per share of Staples Common Stock on August 30, 1996).

    No company utilized in the comparable public companies analysis was identical to Office Depot or Staples. Accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

    COMPARABLE OFFICE SUPPLY RETAILING/DISTRIBUTION ACQUISITIONS ANALYSIS

    Merrill Lynch reviewed publicly available information regarding 16 transactions consummated during the five and one-half year period beginning on January 1, 1991 and for each transaction calculated (i) the offer value as a multiple of each of net income, cash flow and book value and (ii) the transaction value as a multiple of each of EBITDA, EBIT and sales. Such analysis indicated that the offer value as a multiple of net income, cash flow and book value, respectively, (i) ranged from 2.3x to 38.4x, with a mean of 18.8x and a median of 17.2x, (ii) ranged from 1.1x to 64.8x, with a mean of 14.7x and a median of 10.2x, and (iii) ranged from 0.3x to 44.2x, with a mean of 7.6x and a median of 3.4x. Such analysis also indicated that transaction value as a multiple of EBITDA, EBIT and sales, respectively, (i) ranged from 3.2x to 22.3x, with a mean of 9.1x and a median of 8.7x, (ii) ranged from 5.2x to 22.3x, with a mean of 11.8x and a median of 11.9x, and (iii) ranged from 0.19x to 1.42x, with a mean of 0.57x and a median of 0.54x.

    Based on the comparable acquisitions analysis, Merrill Lynch derived a range of implied prices per share of Office Depot Common Stock and a range of prices per share of Staples Common Stock of $15.48 to $25.39 and $11.29 to $18.73, respectively, compared to the $22.52 implied offer price to the stockholders of Office Depot in the Merger (based on the $19.75 closing price per share of Staples Common Stock on August 30, 1996).

    No company utilized in the comparable office supply retailing/distribution acquisitions analysis was identical to Office Depot or Staples. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable acquired companies and other factors that could affect the acquisition value of such companies and Office Depot.

    PRO FORMA CONTRIBUTION ANALYSIS

    Merrill Lynch compared the pro forma relative equity ownership of the stockholders of Office Depot and stockholders of Staples in the combined company of 52.6% and 47.4%, respectively, to the pro forma relative contributions of each of Office Depot and Staples to the combined company for the years 1993 to 2000 (including LTM) for net sales, EBITDA, EBIT, net income and number of stores (excluding synergies and acquisition adjustments). With respect to the years 1996 through 2000, such analysis was based on estimates prepared by Office Depot management with respect to Office Depot and on estimates prepared by Staples management with respect to Staples. The analysis indicated, among other things, that for 1995, LTM, 1996, 1997, 1998, 1999 and 2000, respectively,
Office Depot would have contributed (i) 63.4% of 1995 net sales, 63.2% of 1995 EBITDA, 64.2% of each of 1995 EBIT and 1995 net income and 53.1% of the 1995 number of stores, (ii) 63.5% of LTM net sales, 62.0% of LTM EBITDA, 63.1% of LTM EBIT,

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
63.0% of LTM net income and 52.7% of the LTM number of stores, (iii) 59.9% of 1996 net sales, 57.5% of 1996 EBITDA, 58.2% of 1996 EBIT, 58.3% of 1996 net
income and 50.4% of the 1996 number of stores, (iv) 57.3% of 1997 net sales, 50.6% of 1997 EBITDA (with an additional 9.4% attributable to synergies), 49.6% of 1997 EBIT (with an additional 12.0% attributable to synergies), 49.8% of 1997 net income (with an additional 13.1% attributable to synergies) and 48.8% of the 1997 number of stores, (v) 55.3% of 1998 net sales, 46.6% of 1998 EBITDA (with an additional 13.0% attributable to synergies), 44.6% of 1998 EBIT (with an additional 16.2% attributable to synergies), 43.8% of 1998 net income (with an additional 17.0% attributable to synergies) and 48.1% of the 1998 number of stores, (vi) 53.7% of 1999 net sales, 44.6% of 1999 EBITDA (with an additional 13.6% attributable to synergies), 42.2% of 1999 EBIT (with an additional 16.6% attributable to synergies), 40.9% of 1999 net income (with an additional 17.0% attributable to synergies) and 48.3% of the 1999 number of stores and (vii) 52.8% of 2000 net sales, 43.6% of 2000 EBITDA (with an additional 13.1% attributable to synergies), 41.0% of 2000 EBIT (with an additional 15.8% attributable to synergies), 39.6% of 2000 net income (with an additional 15.8% attributable to synergies) and 48.5% of the 2000 number of stores.

    ANALYSIS OF PRO FORMA MERGER COMBINATION

    Merrill Lynch reviewed the pro forma synergies and cost savings projected by the management of Staples and the one-time integration expenditures and charges projected by the managements of Office Depot and Staples. Merrill Lynch also analyzed the impact of the Merger for Office Depot and Staples stockholders on the pro forma fully diluted EPS. Based upon the projections prepared by the respective managements of Office Depot and Staples (the "Management Scenario"), the analysis indicated that, for the Office Depot stockholders, the Merger would be 3.3% accretive in 1997, 11.0% accretive in 1998, 18.2% accretive in 1999, 22.1% accretive in 2000 and 25.7% accretive in 2001. Based upon sensitivity analyses of the projections prepared by the respective managements of Office Depot and Staples which assumed reduced sales growth and margins for each company beginning in 1997 (the "Sensitivity Scenario"), the analysis indicated that, for the Office Depot stockholders, the Merger would be 6.5% accretive in 1997, 12.2% accretive in 1998, 19.1% accretive in 1999, 22.8% accretive in 2000 and 26.5% accretive in 2001. Based upon the projections of the management of Staples and a sensitivity analysis of the projections of the management of Office Depot which assumed the same reduced sales growth for Office Depot (the "Staples/Sensitivity Scenario"), the analysis indicated that, for the Office Depot stockholders, on an EPS basis, the Merger would be 8.7% accretive in 1997, 14.9% accretive in 1998, 22.5% accretive in 1999, 27.0% accretive in 2000 and 31.2% accretive in 2001.

    RELATIONSHIP OF P/E TO PROJECTED GROWTH--CERTAIN SCENARIOS. Merrill Lynch also calculated for Office Depot and Staples the ratio of each company's current NFY P/E multiple (based on First Call Corporation earnings estimates) to its projected earnings growth rate using each of the above scenarios and current NFY P/E multiples of 14.2x for Office Depot and 24.1x for Staples. Merrill Lynch performed such analysis using earnings growth rates for Office Depot and Staples, respectively, of (i) 20.9% and 33.1% under the Management Scenario,
(ii) 22.2% and 31.9% under the Sensitivity Scenario and (iii) 22.2% and 33.1% under the Staples/Sensitivity Scenario. In addition, Merrill Lynch calculated for Office Depot and Staples the ratio of each company's NFY P/E multiple to the projected combined earnings growth rate assuming 100% synergies and using each of the above scenarios, current NFY P/E multiples of 14.2x for Office Depot, 24.1x for Staples and the average current NFY P/E multiple of 19.1x. Merrill Lynch performed such analysis using combined earnings growth rates of 27.9% under the Management Scenario, 28.1% under the Sensitivity Scenario and 28.7% under the Staples/Sensitivity Scenario. Based on the Management Scenario, the combined ratios were 0.51x at Office Depot's current NFY P/E, 0.86x at Staples' current NFY P/E and 0.69x at the average current NFY P/E. Based upon the Sensitivity Scenario and applying the current NFY P/E multiples and the projected combined growth rate, the analysis indicated that the implied ratios of current NFY P/E to the projected combined growth rate were 0.50x at Office Depot's current NFY P/E, 0.86x at Staples' current NFY P/E and 0.68x at the average current NFY P/E. Based upon the Staples/ Sensitivity Scenario and applying the current NFY P/E multiples and the projected combined growth rate, the analysis indicated that the implied ratios of current NFY P/E to the projected combined growth rate were 0.49x at Office Depot's current NFY P/E, 0.84x at Staples' current NFY P/E and 0.67x at the average current NFY P/E.

    In addition, Merrill Lynch compared EPS for Office Depot and Staples (based on First Call Corporation estimates and assuming 100% synergies), calculated pro forma EPS for the combined company and calculated, among other things, the implied future Staples stock price and the implied future value to Office Depot stockholders in the Merger based on the Exchange Ratio, in each case, for the years 1996 through 2000. Merrill Lynch performed the calculation using each of the above scenarios and NFY P/E multiples of 14.2x for Office Depot, 24.1x for Staples and 19.1x for the average of the two companies. Merrill Lynch also indicated that the closing prices of shares of Office Depot Common Stock and Staples Common Stock on August 30, 1996 were $16.00 and $19.75, respectively, and that the implied offer price per share of Office Depot Common Stock in the Merger (based on the Exchange Ratio) was $22.52.

    Based upon the Management Scenario, the analysis indicated, among other things, that at the 19.1x multiple and for the respective years 1996 through 2000 (i) the implied future Staples stock prices were $20.11, $26.26, $33.60, $42.04 and $51.60 and (ii) the implied future values to Office Depot stockholders were $22.92, $29.94, $38.30, $47.92 and $58.83. Based upon the
Sensitivity Scenario, the analysis indicated, among other things, that at the 19.1x multiple and for the respective years 1996 through 2000 (i) the implied future Staples stock prices were $18.75, $24.81, $31.73, $39.41 and $48.16 and
(ii) the implied future values to Office Depot stockholders were $21.37, $28.28, $36.17, $44.93 and $54.90. Based upon the Staples/Sensitivity Scenario, the analysis indicated, among other things, that at the 19.1x multiple and for the respective years 1996 through 2000 (i) the implied future Staples stock prices were $19.13, $25.42, $32.63, $40.77 and $49.93 and (ii) the implied future values to Office Depot stockholders were $21.81, $28.98, $37.19, $46.48 and $56.92.

    Pursuant to a letter agreement of August 19, 1996 between Office Depot and Merrill Lynch, Office Depot agreed to pay Merrill Lynch (i) $1,000,000 upon Merrill Lynch's delivery of the opinion dated September 3, 1996, (ii) $1,000,000 upon the mailing of this Joint Proxy Statement/Prospectus and (iii) an amount equal to 0.1125% of the aggregate consideration (less any fees paid pursuant to clauses (i) or (ii) above) paid in connection with the Merger upon consummation of the Merger. Office Depot also agreed to reimburse Merrill Lynch for all out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement.

    Office Depot retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Office Depot and Staples for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


    STAPLES STOCK OPTION, PERFORMANCE ACCELERATED RESTRICTED STOCK AND SEVERANCE
     AGREEMENTS



    Substantially all outstanding stock options for the purchase of Staples Common Stock were granted pursuant to option agreements that provide that such options shall become exercisable as to an additional 25% of the shares of Staples Common Stock originally covered thereby upon a change in control (as defined in such option agreements) of Staples. Such stock option agreements and the agreements underlying Staples' Performance Accelerated Restricted Stock ("PARs") grants further provide that such options and PARs shall generally become exercisable in full if, within one year following a change in control, Staples terminates the employment of the optionholder or stockholder without cause (as defined in the option or PAR agreement) or the optionholder or stockholder resigns as a result of certain changes in his or her employment conditions or responsibilities. The approval of the Merger by the Staples stockholders will constitute a change in control of Staples within the meaning of such option and PAR agreements. As of December 31, 1996, there were outstanding (i) options for the purchase of an aggregate of 20,425,601 shares of Staples Common Stock and (ii) an aggregate of 379,249 PARs. See also "Staples, Inc.--Security Ownership of Certain Beneficial Owners and Management."


    Staples has entered into a Severance Benefits Agreement with each of its executive officers, as well as certain other members of management. Such Agreements require Staples to pay the officer's salary and continue the officer's benefits for a period of six to eighteen months (depending upon the officer) in the event of the termination of such officer's employment by Staples without cause or by such officer for good reason (each as defined in such Agreements). In the event such a termination of employment occurs within two years following a change in control of Staples (as defined in such Agreements), the time period for which Staples must pay such officer's salary and continue such officer's benefits is increased by six months. The approval of the Merger by the Staples stockholders will constitute a change in control of Staples within the meaning of the Severance Benefit Agreements. In addition, the Severance Benefits Agreements with Martin E. Hanaka, President and Chief Operating Officer of Staples, and John C. Bingleman, President-- North American Superstores of Staples, provide that certain options for Staples Common Stock held by such individuals shall become exercisable in full upon an employment termination without cause or for good reason (regardless of whether a change in control has occurred).

    OFFICE DEPOT STOCK OPTIONS


    All outstanding stock options for the purchase of Office Depot Common Stock were granted pursuant to option agreements that provide that such options shall become exercisable in full from and after the date of a change in control of Office Depot. The Merger will constitute a change in control of Office Depot within the meaning of such option agreements. As of December 31, 1996, there were outstanding options for the purchase of an aggregate of 8,570,064 shares of Office Depot Common Stock. See also "The Merger Agreement--Stock Options and Employee Benefits" and "Office Depot, Inc.--Security Ownership of Certain Beneficial Owners and Management."


    EMPLOYMENT AGREEMENTS

    David I. Fuente, Barry J. Goldstein and Richard M. Bennington, all of whom are currently executive officers of Office Depot, each have entered into an Employment Agreement with Staples, which will take effect upon the Effective Time. Each Employment Agreement has a three-year term and contemplates that during the one-year period beginning upon the Effective Time and ending on the first anniversary thereof (the "Initial Period") the executive will devote a significant portion of his time to the integration of the two companies. The Employment Agreement provides for an annual base salary, bonus arrangements and other benefits which are comparable to those currently received by the executive from Office Depot. In order to induce the executive to remain employed by Staples/Office Depot during the critical transitional period in which the operations of the two companies are being integrated, the Employment Agreement provides that the executive shall be paid a bonus (the "Initial Bonus") equal to 50% of his Base Amount (as defined below) if he is employed by Office Depot as of the Effective Time and an additional bonus (the "Transition Bonus") equal to 150% of his Base Amount if he is employed by Staples/Office Depot on the first anniversary of the Effective Time. Generally, an executive's "Base Amount" means the sum of his current annual base salary with Office Depot and the highest annual bonus earned by him during the five full fiscal years prior to the date of the Employment Agreement. The Employment Agreement also provides that if the executive's employment is terminated either (i) by Staples/Office Depot without cause (as defined in the Employment Agreement), (ii) by the executive for good reason (as defined in the

Employment Agreement, including, among other things, a diminution in his position or responsibilities after the Initial Period from such executive's duties prior to the Merger or a required relocation), or (iii) upon the death or disability of the executive, then Staples/Office Depot shall provide certain benefits to the executive (or his estate or beneficiary), including (a) the payment of 100% of his Base Amount (the "Severance Payment"), (b) if such employment termination occurs during the Initial Period (and the executive has therefore not received the Transition Bonus) the payment of an additional amount equal to the Transition Bonus, (c) the payment of a pro rata portion of his annual bonus for the year in which employment termination occurs and (d) the continuation of employee benefits (including medical, disability and other insurance benefits) for a period of three years after such employment termination. The Employment Agreement further provides that in the event the payments to the executive under the Employment Agreement (the "Original Payments") are subject to the excise tax imposed by Section 4999 of the Code (or any interest or penalties are incurred by the executive with respect to such excise tax), then Staples/Office Depot shall make an additional payment (the "Gross-Up Payment") to the executive in an amount such that after payment by the executive of all taxes (including the excise tax) imposed upon the Gross-Up Payment, the executive retains a portion of the Gross-Up Payment equal to the amount of the excise tax imposed upon the Original Payments (provided that if the net after-tax payments to the executive after the Gross-Up Payment would not be at least $50,000 greater than the net after-tax payments to the executive that would result from an elimination of the Gross-Up Payment and a reduction of the Original Payments to such amount that would avoid the imposition of any excise tax, then no Gross-Up Payment shall be made to the executive and the Original Payments shall be reduced to such reduced amount). The Employment Agreement also contains a covenant by the executive that he will not, while employed by Staples/Office Depot and for two years after the termination of his employment with Staples/ Office Depot, participate in any capacity in any business engaged principally in the sale of office supplies in any country where Staples/Office Depot or its affiliates is then doing business.


    F. Terry Bean, Harry S. Brown, R. John Schmidt, Jr. and William P. Seltzer, all of whom are currently executive officers of Office Depot, have each entered into an Employment Agreement with Staples on substantially the terms described in the preceding paragraph, with the following exceptions: the amount of the Transition Bonus payable to the executive is 100% (rather than 150%) of his Base Amount; and the amount of the Severance Payment payable to the executive is 50% (rather than 100%) of his Base Amount.


    Approximately 51 additional employees of Office Depot have each entered into an Employment Agreement with Staples on substantially the terms described above, with the following exceptions: no bonuses are paid to such employee upon either the Effective Time or the first anniversary of the Effective Time; the Base Amount is calculated with reference to the highest annual bonus earned in the prior three fiscal years (rather than five); the amount of the Severance Payment is 100% of his or her Base Amount; the provision of benefits following certain employment terminations continues for one year (rather than three); and there is no Gross-Up Payment made in the event that the Original Payments are subject to the excise tax under Section 4999 of the Code (the amount of the Original Payments under these Employment Agreements would not normally trigger such excise tax).


    INDEMNITY ARRANGEMENTS


    Pursuant to the Merger Agreement, Staples has agreed to indemnify each present and former director and officer of Office Depot against liabilities or expenses incurred in connection with claims relating to matters occurring prior to the closing of the Merger, and to maintain in effect directors' and officers' liability insurance for their benefit. See "The Merger Agreement--Director and Officer Indemnification." In addition, Office Depot has entered into an indemnity agreement with each of its directors and executive officers pursuant to which Office Depot has agreed, among other things, to indemnify such persons to the maximum extent permitted by Delaware law.

    OWNERSHIP AND VOTING OF STOCK


    As of December 31, 1996, directors and executive officers of Staples and their affiliates may be deemed to be beneficial owners of approximately 6.2% of the outstanding shares of Staples Common Stock. Each of the directors and executive officers of Staples has advised Staples that he or she intends to vote or direct the vote of all the outstanding shares of Staples Common Stock over which he or she has voting control in favor of the approval of the Merger Proposal, the Charter Proposal and the Plan Proposal. See "Staples, Inc.--Security Ownership of Certain Beneficial Owners and Management."



    As of December 31, 1996, directors and executive officers of Office Depot and their affiliates may be deemed to have or share beneficial ownership of approximately 7.7% of the outstanding shares of Office Depot Common Stock. Each of the directors and executive officers of Office Depot has advised Office Depot that he or she intends to vote or direct the vote of all the outstanding shares of Office Depot Common Stock over which he or she has or shares voting control in favor of the approval and adoption of the Merger Agreement. See "Office Depot, Inc.--Security Ownership of Certain Beneficial Owners and Management."



    As of December 31, 1996, Staples owned 10 shares of Office Depot Common Stock and directors and executive officers of Staples and their affiliates may be deemed to be beneficial owners of an aggregate of approximately 45,000 shares of Office Depot Common Stock, or approximately .03% of the outstanding shares of Office Depot Common Stock. As of December 31, 1996, neither Office Depot nor its directors and executive officers and their affiliates beneficially owned any shares of Staples Common Stock.


    ARRANGEMENTS WITH PJSC

    Peter J. Solomon, a member of the Office Depot Board, is also Chairman of PJSC. PJSC was engaged by Office Depot to provide investment banking services in connection with the Merger. Under the engagement letter between Office Depot and PJSC, Office Depot has agreed to pay PJSC upon consummation of the Merger a transaction fee of 0.375% of the aggregate consideration paid or payable in the Merger (the "Initial Transaction Fee"), minus (a) the amount paid (up to $2 million) by Office Depot to a financial advisor other than PJSC for a fairness opinion and (b) the amount paid by Office Depot to any additional financial advisor hired by Office Depot (up to an aggregate of 30% of the Initial Transaction Fee). For this purpose, the "aggregate consideration" includes the total amount of cash, securities, contractual arrangements and other properties paid or payable to holders of Office Depot equity securities (including any amounts paid to holders of options, warrants and convertible securities), plus the amount of any short-term and long-term debt of Office Depot (x) existing on the balance sheet of Office Depot at the time of the consummation of the Merger or (y) repaid, retired or assumed in connection with the Merger. PJSC is also entitled, if Office Depot receives a break-up, termination or topping fee in connection with the termination or abandonment of the Merger, to a cash fee equal to 70% of the lesser of (i) $10 million or (ii) 20% of the aggregate amount of all such break-up fees. Office Depot also has agreed to reimburse PJSC for its reasonable out-of-pocket expenses, including attorneys' fees, under certain circumstances and to indemnify PJSC against certain liabilities, including certain liabilities under the federal securities laws.

MANAGEMENT AND OPERATIONS OF STAPLES/OFFICE DEPOT FOLLOWING THE MERGER


    The Board of Directors of Staples/Office Depot, following the Effective Time, will consist of the following 15 persons: Thomas G. Stemberg, Martin E. Hanaka, James L. Moody, Jr., Rowland T. Moriarty, Robert C. Nakasone, W. Mitt Romney, Martin Trust, Paul F. Walsh (all of whom are currently directors of Staples), David I. Fuente, Herve Defforey, James L. Heskett, Frank Scruggs, Peter J. Solomon and Cynthia Cohen Turk (all of whom are currently directors of Office Depot) and one additional independent director to be mutually agreed upon.


    Upon the closing of the Merger, David I. Fuente, who is currently Chairman of the Board and Chief Executive Officer of Office Depot, will become Executive Chairman of Staples/Office Depot; and Thomas

G. Stemberg, who is currently Chairman of the Board and Chief Executive Officer of Staples, will become Chief Executive Officer of Staples/Office Depot; and Martin E. Hanaka, who is currently President and Chief Operating Officer of Staples, will become President and Chief Operating Officer of Staples/Office Depot. It is currently anticipated that the other members of the senior management of Staples/Office Depot immediately following the closing of the Merger will be as follows:

F. Terry Bean                                  Executive Vice President

Richard M. Bennington                          President, North American Superstores

John C. Bingleman                              President, International

Harry S. Brown                                 Executive Vice President

James E. Flavin                                Senior Vice President, Controller and Chief
                                               Accounting Officer

Richard R. Gentry                              Executive Vice President, Merchandising

Barry J. Goldstein                             Executive Vice President

Susan S. Hoyt                                  Executive Vice President, Human Resources

Todd J. Krasnow                                Executive Vice President, Marketing

Jeffrey Levitan                                Senior Vice President, Strategy

John J. Mahoney                                Executive Vice President and Chief Financial
                                               Officer

Ronald L. Sargent                              President, Staples Contract & Commercial/
                                               Business Services Division

William P. Seltzer                             Executive Vice President and Chief
                                               Information Officer

Joseph S. Vassalluzzo                          President, Staples/Office Depot Realty


    Staples/Office Depot intends to change the name of both Staples' retail stores (most of which currently operate under the name "Staples--The Office Superstore") and Office Depot's retail stores (most of which currently operate under the name "Office Depot") to "Staples--The Office Depot." The corporate headquarters of Staples/Office Depot will continue to be located in Massachusetts. However, it is currently anticipated that certain significant functions (including the MIS department and certain accounting functions of Office Depot) will continue to be located in Delray Beach, Florida, the current headquarters of Office Depot.


ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Staples has received a letter from Ernst & Young, Staples' independent accountants, to the effect that it believes, as of the date of the Merger Agreement, the Merger will qualify as a pooling of interests under generally accepted accounting principles. Under this method of accounting, the recorded assets and liabilities of Staples and Office Depot will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of Staples and Office Depot for the entire fiscal year in which the combination occurs and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. A condition to the Merger is that Staples and Office Depot shall have received a letter from Ernst & Young regarding its concurrence with the conclusions of Staples' management as to the appropriateness of pooling of interests accounting, under Accounting Principles Board Opinion No. 16, for the Merger. See "The Merger Agreement--Conditions" and "Unaudited Pro Forma Combined Condensed Financial Statements."

    Each of the affiliates of Staples and Office Depot has executed a written agreement to the effect that such person will not transfer shares of common stock of either Staples or Office Depot during the period beginning 30 days prior to the Effective Time and ending on the date that Staples publishes financial statements which reflect 30 days of operations of the combined company (which agreements relate to the ability of Staples/Office Depot to account for the Merger as a pooling of interests).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion addresses the material federal income tax considerations of the Merger that are applicable to holders of Office Depot Common Stock. This discussion reflects the opinions of Hale and Dorr, counsel to Staples, and Kirkland & Ellis, counsel to Office Depot, attached as Exhibits 8.1 and 8.2 to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part (the "Exhibit Opinions"). The Exhibit Opinions each include an opinion to the effect that the Merger will constitute a "reorganization" (a "Reorganization") for federal income tax purposes within the meaning of Section 368(a) of the Code. The Exhibit Opinions are based on certain assumptions and representations and are subject to certain limitations and qualifications as noted in the opinions.

    Office Depot stockholders should be aware that this section does not deal with all federal income tax considerations that may be relevant to particular Office Depot stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are foreign persons or who acquired their Office Depot Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options or rights to purchase Office Depot Common Stock in anticipation of the Merger. Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, OFFICE DEPOT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

    The following discussion is based on the interpretation, by each companies' respective counsel, of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not bound by such discussion and is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Staples, Office Depot and their respective stockholders.

    Subject to the limitations and qualifications referred to herein, and as a result of the Merger qualifying as a Reorganization, the respective counsel of Staples and Office Depot are of the opinion that:

    (a) No gain or loss will be recognized by the holders of Office Depot Common Stock upon the receipt of Staples Common Stock solely in exchange for such Office Depot Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares).

    (b) The aggregate tax basis of the Staples Common Stock so received by Office Depot stockholders in the Merger (including any fractional share of Staples Common Stock not actually received) will be the same as the aggregate tax basis of the Office Depot Common Stock surrendered in exchange therefor.

    (c) The holding period of the Staples Common Stock received by each Office Depot stockholder in the Merger will include the holding period for the Office Depot Common Stock surrendered in exchange therefor, provided that the Office Depot Common Stock so surrendered is held as a capital asset at the Effective Time.

    (d) Cash payments received by holders of Office Depot Common Stock in lieu of a fractional share will be treated as received in redemption of such fractional shares, subject to the provisions of Section 302 of the Code, as if such fractional share of Staples Common Stock had been issued in the Merger and then redeemed by Staples.

    (e) No gain or loss will be recognized by Staples, Sub or Office Depot solely as a result of the Merger.

    Neither Staples nor Office Depot has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of Staples and Office Depot to consummate the Merger that such parties receive tax opinions to the effect that for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. The Exhibit Opinions are not intended to satisfy these closing conditions. These closing opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. As with the Exhibit Opinions, the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of Staples, Office Depot, Sub, and certain of their respective stockholders, including representations in certain certificates of the respective managements of Staples, Office Depot and Sub.

    A successful IRS challenge to the Reorganization status of the Merger would result in an Office Depot stockholder recognizing gain or loss with respect to each share of Common Stock of Office Depot surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Staples Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Staples Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

    Even if the Merger qualifies as a Reorganization, a recipient of shares of Staples Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Common Stock of Office Depot). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that an Office Depot stockholder was treated as receiving (directly or indirectly) consideration other than Staples Common Stock in exchange for the stockholder's Office Depot Common Stock.

REGULATORY APPROVALS


    ANTITRUST. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Staples and Office Depot filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 2, 1996 and December 23, 1996. On November 1, 1996 and January 10, 1997, the FTC submitted to Staples and Office Depot requests for additional information and documentary material. Staples and Office Depot have furnished and are continuing to furnish information and documentary materials to the FTC in response to these requests. The FTC has agreed that the waiting period will expire at 12:01 A.M. on February 25, 1997, provided that the parties have substantially complied with these requests. However, at any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of stores or other assets of Staples or Office Depot. In addition, at any time after the Effective Time of the Merger, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of stores or other assets of Staples or Office Depot. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.



    Based on information available to them, Staples and Office Depot believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Staples and Office Depot would prevail or would not be required to accept certain conditions, including the divestiture of stores or other assets and/or commitments as to future business practices and other matters, in order to consummate the Merger.



    CANADIAN REGULATORY APPROVALS. Because both Staples and Office Depot operate stores in Canada, the Merger is subject to review under the Competition Act (Canada) (the "Competition Act"). Under the Competition Act, certain mergers, including the Merger, may not be completed until either an advance ruling certificate under Section 102 of the Competition Act has been issued by the Director of Investigation and Research (the "Director") or a pre-merger notification has been filed and the applicable waiting period has elapsed. Staples and Office Depot applied for an advance ruling certificate on October 16, 1996 and filed a short-form notification in accordance with Part IX of the Competition Act on November 1, 1996. The applicable seven day waiting period expired on November 8, 1996. In addition, an advance ruling certificate under section 102 of the Competition Act was issued in respect of the Merger on December 16, 1996. An advance ruling certificate prohibits the Director from applying to the Competition Tribunal for an order regarding a merger base solely on information that was the basis for the issuance of the advance ruling certificate, provided that the merger is substantially completed within one year of such issuance. The Merger may also require certain exemption orders under Canadian securities laws.


FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Staples Common Stock received by Office Depot stockholders in the Merger will be freely transferable, except that shares of Staples Common Stock received by persons who are deemed to be affiliates of Office Depot prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Staples) or otherwise in compliance with (or pursuant to an exemption from) the registration requirements of the Securities Act. Persons deemed to be affiliates of Office Depot or Staples are those individuals or entities that control, are controlled by, or are under common control with, such party and generally include executive officers and directors of such party as well as certain principal stockholders of such party. The Merger Agreement requires Office Depot to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of Staples Common Stock issued to such person in or pursuant to the Merger except in compliance with the Securities Act and the rules and regulations promulgated by the Commission thereunder. This Joint Proxy Statement/Prospectus does not cover any resales of Staples Common Stock received by affiliates of Office Depot in the Merger.

STOCK MARKET QUOTATION


    It is a condition to the Merger that the shares of Staples Common Stock to be issued pursuant to the Merger Agreement be approved for quotation on the Nasdaq National Market or listed on the New York Stock Exchange. An application will be filed for listing the shares of Staples Common Stock to be issued in the Merger on the Nasdaq National Market.


NO APPRAISAL RIGHTS

    Holders of Office Depot Common Stock are not entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger because the Office Depot Common Stock was quoted on the New

York Stock Exchange on the record date for the Office Depot Special Meeting and the shares of Staples Common Stock to be issued pursuant to the Merger will be listed on the Nasdaq National Market or the New York Stock Exchange at the Effective Time. Holders of Staples Common Stock are not entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger because Staples is not a constituent corporation in the Merger.

CERTAIN LEGAL PROCEEDINGS

    On September 6, 1996, a complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County, entitled DR. WILLIAM A. DOMBROWSKI V. OFFICE DEPOT, INC. ET AL., Civil Action No. 15203. Among other things, this lawsuit asserts a claim for breach of fiduciary duty against members of the Office Depot Board, seeks to be certified as a class action and seeks injunctive relief in connection with the Merger. Office Depot and the Office Depot Board believe that this lawsuit is without merit and will defend against it vigorously.

                              THE MERGER AGREEMENT

    The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Staples and Office Depot are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.

GENERAL

    The Merger Agreement provides that, following the approval of the Merger Proposal by the stockholders of Staples, the approval and adoption of the Merger Agreement by the stockholders of Office Depot, and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into Office Depot, with Office Depot continuing as the Surviving Corporation, which shall be a wholly-owned subsidiary of Staples.

    If all conditions to the Merger are satisfied or waived, the Merger will become effective at the time (the Effective Time) of the filing by the Surviving Corporation of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware.

CONVERSION OF SHARES

    Upon consummation of the Merger, pursuant to the Merger Agreement, each issued and outstanding share of Office Depot Common Stock (other than shares owned by Office Depot as treasury stock or by Staples, Sub or any other wholly-owned subsidiary of Staples, all of which will be cancelled) will be converted into the right to receive 1.14 shares (the Exchange Ratio) of Staples Common Stock. Based upon the number of outstanding shares of Staples Common Stock and Office Depot Common Stock as of September 30, 1996, the stockholders of Office Depot immediately prior to the consummation of the Merger will own approximately 53% of the outstanding shares of Staples Common Stock immediately following consummation of the Merger. If any holder of shares of Office Depot Common Stock would be entitled to receive a number of shares of Staples Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional share of Staples Common Stock multiplied by the average of the last reported sales price of Staples Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

    As soon as reasonably practicable after the Effective Time, The First National Bank of Boston (the "Exchange Agent") will mail transmittal forms and exchange instructions to each holder of record of Office Depot Common Stock to be used to surrender and exchange certificates formerly evidencing shares of Office Depot Common Stock for certificates evidencing the shares of Staples Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Office Depot Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Staples Common Stock to which such holder is entitled and any cash which may be payable in lieu of a fractional share of Staples Common Stock. OFFICE DEPOT STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

    After the Effective Time, each certificate formerly representing Office Depot Common Stock, until so surrendered and exchanged, shall be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Staples Common Stock which the holder of such certificate is entitled to receive in the Merger and any cash payment in lieu of a fractional share of Staples Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Staples until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Staples Common Stock, will be paid without interest.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) due organization, valid existence and good standing of each of Staples, Office Depot and each of their respective subsidiaries and certain similar corporate matters; (b) the capital structure of each of Staples and Office Depot; (c) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (d) conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed by each of Staples and Office Depot with the Commission and the accuracy of information contained therein; (f) undisclosed liabilities; (g) the absence of certain material adverse events, changes or events; (h) taxes and tax returns; (i) properties; (j) intellectual property; (k) agreements, contracts and commitments; (l) litigation; (m) environmental matters and hazardous materials; (n) compliance with laws; (o) accounting and tax matters relating to the Merger; (p) the accuracy of information supplied by each of Staples and Office Depot in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (q) labor matters; (r) insurance; (s) the absence of existing discussions with other parties; (t) opinions of financial advisors; (u) inapplicability to the Merger of certain provisions of the DGCL; (v) the Office Depot Rights Plan (as defined below); and (w) the interim operations of Sub.

CERTAIN COVENANTS

    Pursuant to the Merger Agreement, each of Staples and Office Depot has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by the other party or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will: (a) carry on its business in the ordinary course in substantially the same manner as previously conducted; (b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (c) use reasonable efforts to preserve intact its present business organization, management team and business relationships; (d) not accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any employee stock plan, except as required pursuant to the plan or any related agreement;
(e) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service; (f) not issue or sell, or authorize or propose the issuance or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants or options to acquire or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions (including the issuance of shares upon the exercise of outstanding stock options and convertible debt); (g) not make any material acquisitions; (h) not sell, lease, license or otherwise dispose of material properties or assets outside the ordinary course of business; (i) not increase the compensation payable to its officers or employees (except for increases to non-officer employees consistent with past practices), grant additional severance or termination pay or enter into employment or severance agreements, enter into any collective bargaining agreement (other than as required by law) or establish, adopt, enter into or amend any plan for the benefit of its directors, officers, or employees; (j) not incur indebtedness for money borrowed other than in the ordinary course of business; (k) not amend its Certificate of Incorporation or Bylaws, except as contemplated by the Merger Agreement; and (l) confer on a regular basis with the other party on the status of ongoing operations.

    Pursuant to the Merger Agreement, Staples and Office Depot each agree to use its best efforts to (i) take all appropriate action to consummate the transactions contemplated by the Merger Agreement as promptly as practical, (ii) obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required in connection with the transactions contemplated by the Merger Agreement and (iii) make all necessary filings and submissions with respect to the transactions contemplated by the Merger Agreement under federal, state and foreign securities laws, antitrust laws and other applicable laws. Staples and Office Depot also agree to use their best efforts to obtain any governmental clearances required for the closing of the Merger, including contesting and resisting governmental action that would prohibit the Merger, submitting to judicial or administrative orders, selling or disposing of (or holding in trust) particular assets or categories of assets or businesses of Staples, Office Depot or their affiliates, and withdrawing from doing business in particular jurisdictions. Notwithstanding the foregoing, neither Staples nor Office Depot is required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date of the Merger Agreement, to be realized from the consummation of the Merger.

NO SOLICITATION

    The Merger Agreement provides that Staples and Office Depot will not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in the Merger Agreement shall prevent Staples or Office Depot or their respective Boards of Directors from (a) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Office Depot and Staples as a combined company, would, if consummated, result in a transaction more favorable over the long term than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the agreement dated May 16, 1996 between Staples and Office Depot; or (b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

    Staples and Office Depot are each required to promptly notify the other party (orally and in writing) upon receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

MANAGEMENT OF STAPLES/OFFICE DEPOT FOLLOWING THE MERGER


    The Merger Agreement provides that the Board of Directors of Staples/Office Depot, following the Effective Time, will consist of the following 15 persons:
Thomas G. Stemberg, Martin E. Hanaka, James L. Moody, Jr., Rowland T. Moriarty, Robert C. Nakasone, W. Mitt Romney, Martin Trust, Paul F. Walsh (all of whom are currently directors of Staples), David I. Fuente, Herve Defforey, James L. Heskett, Frank Scruggs, Peter J. Solomon and Cynthia Cohen Turk (all of whom are currently directors of Office Depot) and one additional independent director to be mutually agreed upon.


    The Merger Agreement further provides that, upon the closing of the Merger, David I. Fuente, who is currently Chairman of the Board and Chief Executive Officer of Office Depot, will become Executive Chairman of Staples/Office Depot; and Thomas G. Stemberg, who is currently Chairman of the Board and Chief Executive Officer of Staples, will become Chief Executive Officer of Staples/Office Depot; and Martin E. Hanaka, who is currently President and Chief Operating Officer of Staples, will become President and Chief Operating Officer of Staples/Office Depot. See also "The Merger--Management and Operations of Staples/Office Depot Following the Merger."

RELATED MATTERS AFTER THE MERGER

    At the Effective Time, Sub will be merged with and into Office Depot, and Office Depot will be the Surviving Corporation and a wholly-owned subsidiary of Staples. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    The Certificate of Incorporation of Office Depot, as in effect immediately prior to the Effective Time and as the capitalization provisions are amended in accordance with the provisions of the Merger Agreement, shall become the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation.

    After the Effective Time, all shares of Office Depot Common Stock will cease to be listed on the New York Stock Exchange, and the Surviving Corporation will terminate the registration of Office Depot Common Stock under the Exchange Act.

STOCK OPTIONS AND EMPLOYEE BENEFITS


    At the Effective Time, each outstanding option to purchase shares of Office Depot Common Stock (an "Office Depot Stock Option") shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Office Depot Stock Option, the number of shares of Staples Common Stock (rounded down to the nearest whole number) as the holder of such Office Depot Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time. The exercise price per share of each such option, as so converted, will be equal to (x) the aggregate exercise price for the shares of Office Depot Common Stock otherwise purchasable pursuant to such Office Depot Stock Option immediately prior to the Effective Time divided by (y) the number of whole shares of Staples Common Stock deemed purchasable pursuant to such Office Depot Stock Option as determined above (rounded up to the nearest whole cent). As of December 31, 1996, options to acquire 8,570,064 shares of Office Depot Common Stock were outstanding. All outstanding Office Depot Stock Options will become exercisable in full upon the closing of the Merger.


    Staples agreed to reserve for issuance a sufficient number of shares of Staples Common Stock for delivery upon exercise of the Office Depot Stock Options assumed as described above. As soon as practicable after the Effective Time, Staples shall file a registration statement on Form S-8 with respect to the shares of Staples Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

    Office Depot has agreed to terminate its 1989 Employee Stock Purchase Plan as of or prior to the Effective Time.

    Staples has agreed that, during the one-year period commencing as of the Effective Time, the employees of Office Depot and its subsidiaries will continue to be provided with benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of securities) which are no less favorable in the aggregate than those provided by Office Depot and its subsidiaries to such employees as of the execution of the Merger Agreement. Staples and Office Depot will agree upon an appropriate severance policy for employees of Office Depot not covered by the Employment Agreements described under "The Merger--Interests of Certain Persons in the Merger--Employment Agreements."

STOCKHOLDERS RIGHTS PLANS

    Office Depot entered into a Rights Agreement dated as of September 4, 1996 with ChaseMellon Shareholder Services, L.L.C. (the "Office Depot Rights Plan"). The Office Depot Rights Plan provides that the transactions contemplated by the Merger Agreement and Staples Stock Option Agreement are exempt from the provisions of the Office Depot Rights Plan.

    Staples is party to a Rights Agreement dated February 3, 1994 with The First National Bank of Boston (the "Staples Rights Plan"). The provisions of the Staples Rights Plan are triggered by neither the transactions contemplated by the Merger Agreement nor the transactions contemplated by the Office Depot Stock Option Agreement.

DIRECTOR AND OFFICER INDEMNIFICATION

    The Merger Agreement provides that, from and after the Effective Time, Staples and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Office Depot against all costs or expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after the Effective Time, to the fullest extent that Office Depot would have been permitted under Delaware law and its Certificate of Incorporation or Bylaws in effect on the date of the Merger Agreement to indemnify such person. Staples and the Surviving Corporation shall also be obligated to advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

    For a period of six years after the Effective Time, Staples shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are covered as of the date of the Merger Agreement by Office Depot's directors' and officers' liability insurance policy, with coverage in an amount and scope at least as favorable as Office Depot's existing coverage; provided that neither Staples nor the Surviving Corporation shall be required to expend in excess of 200% of the annual premium paid by Office Depot as of the date of the Merger Agreement for such coverage (the "Current Premium"), and if the premium would at any time exceed 200% of the Current Premium, the Surviving Corporation shall maintain insurance policies which provide the maximum coverage available at an annual premium equal to 200% of the Current Premium.

CONDITIONS

    The respective obligations of Staples and Office Depot to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the Merger Proposal shall have been approved by the stockholders of Staples and the Merger Agreement shall have been approved and adopted by the stockholders of Office Depot; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) all material governmental authorizations, consents, orders or approvals (including those required under the Competition Act (Canada) and the Investment Canada Act) shall have been obtained; (d) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (e) no order, injunction or judgment, or statute, rule or regulation, shall be in effect that makes the Merger illegal or otherwise prohibits the consummation of the Merger; (f) Staples and Office Depot shall have received a letter from Ernst & Young regarding its concurrence with the conclusions of Staples' management as to the appropriateness of accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16 (see "The Merger--Accounting Treatment"); and (g) the shares of Staples Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market or listing on the New York Stock Exchange.

    In addition, the obligations of Staples and Sub to effect the Merger are subject to the satisfaction of the following conditions: (i) the representations and warranties of Office Depot in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by the Merger Agreement and breaches which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect upon either Office Depot or the consummation of the transactions contemplated by the Merger Agreement (the "Office Depot Representation Bringdown Condition"); (ii) Office Depot shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (iii) Staples shall have received a written legal opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code (see "The Merger--Certain Federal Income Tax Consequences"). In addition, the obligations of Office Depot and Sub to effect the Merger are subject to the satisfaction of the following conditions: (i) the representations and warranties of Staples in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by the Merger Agreement and breaches which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect upon either Staples or the consummation of the transactions contemplated by the Merger Agreement (the "Staples Representation Bringdown Condition"); (ii) Staples shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (iii) Office Depot shall have received a written legal opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code (see "The Merger--Certain Federal Income Tax Consequences").

TERMINATION; TERMINATION FEES AND EXPENSES

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Staples and Office Depot:

    (a) by mutual written consent of Staples and Office Depot; or


    (b) by either Staples or Office Depot if the Merger shall not have been consummated by February 28, 1997 (provided that (i) either Staples or Office Depot may extend such date to May 31, 1997 by providing written notice thereof on or prior to February 28, 1997 (February 28, 1997, or May 31, 1997 if such date is so extended, is referred to as the "Outside Date") and (ii) the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Staples or Office Depot if a court of competent jurisdiction or other Governmental Entity (as defined in the Merger Agreement) shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (d) by Staples if, at the Office Depot Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Office Depot in favor of the Merger Agreement shall not have been obtained; or by Office Depot if, at the Staples Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Staples in favor of the Merger Proposal shall not have been obtained; or

    (e) by Staples, if (i) the Board of Directors of Office Depot shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger;
(ii) after the receipt by Office Depot of an Acquisition Proposal, Staples requests in writing that the Board of Directors of Office Depot reconfirm its recommendation of the Merger Agreement or the Merger and the Board of Directors of Office Depot fails to do so within 10 business days after its receipt of Staples' request; (iii) the Board of Directors of Office Depot shall have recommended to the stockholders of Office Depot an Alternative Transaction (as defined in the Merger Agreement); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Office Depot Common Stock is commenced (other than by Staples or an affiliate of Staples) and the Board of Directors of Office Depot recommends that the stockholders of Office Depot tender their shares in such tender or exchange offer; or (v) for any reason Office Depot fails to call and hold the Office Depot Special Meeting by the Outside Date (provided that Staples' right to terminate the Merger Agreement under such clause (v) shall not be available if at such time Office Depot would be entitled to terminate the Merger Agreement by reason of a breach by Staples); or

    (f) by Office Depot, if (i) the Board of Directors of Staples shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger;
(ii) after the receipt by Staples of an Acquisition Proposal, Office Depot requests in writing that the Board of Directors of Staples reconfirm its recommendation of the Merger Proposal and the Board of Directors of Staples fails to do so within 10 business days after its receipt of Office Depot's request; (iii) the Board of Directors of Staples shall have recommended to the stockholders of Staples an Alternative Transaction (as defined in the Merger Agreement); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Staples Common Stock is commenced (other than by Office Depot or an affiliate of Office Depot) and the Board of Directors of Staples recommends that the stockholders of Staples tender their shares in such tender or exchange offer; or (v) for any reason Staples fails to call and hold the Staples Special Meeting by the Outside Date (provided that Office Depot's right to terminate the Merger Agreement under such clause (v) shall not be available if at such time Staples would be entitled to terminate the Merger Agreement by reason of a breach by Office Depot); or

    (g) by Staples or Office Depot, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (i) causes the Office Depot Representation Bringdown Condition (in the case of a termination by Staples) or the Staples Representation Bringdown Condition (in the case of a termination by Office Depot) not to be satisfied and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party (such a breach shall be referred to herein as a "Section 8.01(g) Breach").

    In the event of any termination of the Merger Agreement by either Staples or Office Depot as provided above, the Merger Agreement will become void and there will be no liability or obligation (with limited exceptions) on the part of Staples, Office Depot, Sub or their respective officers, directors, stockholders or affiliates, except as provided below with respect to expense reimbursements and termination fees.

    Except as set forth below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

    Office Depot shall pay Staples up to $5,000,000 as reimbursement for expenses of Staples actually incurred relating to the transactions contemplated by the Merger Agreement prior to termination (including fees and expenses of Staples' counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of the Merger Agreement by Staples (i) under the circumstances described in paragraph
(d) above (other than in the circumstances set forth in clause (i) of the following paragraph) or (ii) under the circumstances described in paragraph (b) or (g) above as a result of the failure to satisfy the Office Depot Representation Bringdown Condition.

    Office Depot shall pay Staples a termination fee of $75,000,000 (the "Staples Termination Fee") upon the earliest to occur of the following events:
(i) the termination of the Merger Agreement by Staples under the circumstances described in paragraph (d) above, if a proposal for an Alternative Transaction (as defined in the Merger Agreement) involving Office Depot shall have been made prior to the Office Depot Special Meeting; (ii) the termination of the Merger Agreement by Staples under the circumstances described in paragraph (e) above; or (iii) the termination of the Merger Agreement by Staples under the circumstances described in paragraph (g) above after a breach by Office Depot of a covenant or agreement in the Merger Agreement. Office Depot's payment of the Staples Termination Fee as described in this paragraph shall be the sole and exclusive remedy of Staples against Office Depot and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of the Merger Agreement by Office Depot.

    Staples shall pay Office Depot up to $5,000,000 as reimbursement for expenses of Office Depot actually incurred relating to the transactions contemplated by the Merger Agreement prior to termination (including fees and expenses of Office Depot's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of the Merger Agreement by Office Depot (i) under the circumstances described in paragraph (d) above (other than in the circumstances set forth in clause (i) of the following paragraph) or (ii) under the circumstances described in paragraph (b) or (g) above as a result of the failure to satisfy the Staples Representation Bringdown Condition.

    Staples shall pay Office Depot a termination fee of $75,000,000 (the "Office Depot Termination Fee") upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by Office Depot under the circumstances described in paragraph (d) above, if a proposal for an Alternative Transaction involving Staples shall have been made prior to the Staples Special Meeting;
(ii) the termination of the Merger Agreement by Office Depot under the circumstances described in paragraph (e) above; or (iii) the termination of the Merger Agreement by Office Depot under the circumstances described in paragraph
(g) above after a breach by Staples of a covenant or agreement in the Merger Agreement. Staples' payment of the Office Depot Termination Fee as described in this paragraph shall be the sole and exclusive remedy of Office Depot against Staples and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of the Merger Agreement by Staples.

    If applicable, any expenses and fees payable as described above shall be paid within one business day after the first to occur of the relevant termination events.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of Staples and Office Depot, but after approval by the stockholders of Staples or Office Depot of the Merger, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. Staples and Office Depot, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                            STOCK OPTION AGREEMENTS

    The following is a brief summary of the terms of the Staples and Office Depot Stock Option Agreements, copies of which are filed as exhibits to Staples' Current Report on Form 8-K dated September 4, 1996, which is incorporated herein by reference. Such summaries are qualified in their entirety by reference to the Stock Option Agreements.

STAPLES OPTION

    Pursuant to the Staples Stock Option Agreement, Staples has the right (the "Staples Option"), under the circumstances described below, to acquire up to 31,200,000 shares of authorized but unissued Office Depot Common Stock (the "Staples Option Shares") (or approximately 19.9% of the outstanding Office Depot Common Stock as of September 4, 1996 prior to giving effect to the exercise of such option), including the associated rights under the Office Depot Rights Plan, at a price of $20.325 per share (the "Staples Option Price"). The Staples Stock Option Agreement could have the effect of making an acquisition of Office Depot by a third party more costly because of the need to acquire in any such transaction the Staples Option Shares issued under the Staples Stock Option Agreement, and could also jeopardize the ability of a third party to acquire Office Depot in a transaction accounted for as a pooling of interests.

    The Staples Option may be exercised by Staples, in whole or in part, at any time or from time to time after the occurrence of an event (other than a Section 8.01(g) Breach) which would entitle Staples, upon termination of the Merger Agreement, to payment of the Staples Termination Fee (as described in "The Merger Agreement--Termination; Termination Fees and Expenses" above). Staples may exercise the Staples Option by either (a) paying the Staples Option Price in cash and receiving the Staples Option Shares or (b) electing, in lieu of the payment of the Staples Option Price and the receipt of the Staples Option Shares, to receive a cash payment (the "Cash Exercise Payment") from Office Depot in the amount of the excess of (i) the higher of the price paid for the Office Depot Common Stock in an Alternative Transaction or the then current market price of the Office Depot Common Stock over (ii) the Staples Option Price.

    Upon exercise by Staples of the Staples Option for at least 15,700,000 shares of Office Depot Common Stock (which represented approximately 10% of the outstanding Office Depot Common Stock as of the date of execution of the Staples Stock Option Agreement), Staples shall be entitled to designate one person to be appointed to the Board of Directors of Office Depot, and Office Depot shall (subject to certain limitations) cause such designee to be appointed to its Board of Directors.

    In the event Staples exercises the Staples Option in whole or in part, Office Depot shall have a right of first refusal with respect to certain sales by Staples of the Staples Option Shares prior to the earlier of the first anniversary of the termination of the Merger Agreement or the occurrence of a change in control event (as defined in the Staples Stock Option Agreement) with respect to Office Depot. At any time prior to the first anniversary of the termination of the Merger Agreement, Staples shall have the right to sell to Office Depot all (but not less than all) of the Staples Option Shares at a price equal to the greater of (i) the Staples Option Price or (ii) the average of the closing prices for Office Depot Common Stock on the five trading days ending five days prior to the date Staples gives notice of its exercise of such right. In addition, if a change in control event with respect to Office Depot has not occurred prior to the first anniversary of the termination of the Merger Agreement, Office Depot shall have the right, during the 30-day period beginning on such anniversary, to purchase all (but not less than all) of the Staples Option Shares at a purchase price equal to the greater of (i) the Staples Option Price or (ii) the average of the closing prices for Office Depot Common Stock on the five trading days ending five days prior to the date Office Depot gives notice of its exercise of such right.

    The Staples Stock Option Agreement further provides that if Staples desires to sell any of the Staples Option Shares within three years after the purchase of such shares and such sale requires the registration of such shares under the Securities Act, Office Depot shall be required to prepare and file (subject to certain limitations) a registration statement under the Securities Act for the purpose of permitting such sale of shares by Staples. Office Depot shall not be required to have declared effective more than two such registration statements.

    Notwithstanding any other provisions of the Staples Stock Option Agreement,
(i) in no event shall Staples' Total Profit (as defined below) exceed $150,000,000 and (ii) the Staples Option may not be exercised for a number of Staples Option Shares that would result in a Notional Total Profit (as defined below) of more than $150,000,000. "Total Profit" means the aggregate amount (before taxes) of (i) the Staples Termination Fee received by Staples, (ii) the Cash Exercise Payment received by Staples, (iii) the amount received by Staples for the repurchase of the Staples Option Shares by Office Depot pursuant to the second preceding paragraph, less the purchase price paid by Staples for such shares and (iv) the net cash amounts received by Staples pursuant to the sale of Staples Option Shares to an unaffiliated party, less the purchase price paid by Staples for such shares. "Notional Total Profit" means, with respect to such number of Staples Option Shares as to which Staples proposes to exercise the Staples Option, the Total Profit determined as of the date on which Staples gives its option exercise notice, assuming that the Staples Option were exercised on such date for the designated number of Staples Option Shares and assuming that such shares, together with all other Staples Option Shares held by Staples and its affiliates as of such date, were sold for cash at the closing market price for the Office Depot Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    The Staples Option shall terminate upon the earlier of (i) the Effective Time, (ii) the date on which Staples realizes a Total Profit of $150,000,000 and
(iii) 90 days after the termination of the Merger Agreement; provided that (a) if the Staples Option cannot be exercised because of a preliminary or permanent injunction or other court order or because the applicable waiting period under the HSR Act shall not have expired or been terminated, the date referred to in clause (iii) above shall be extended until 30 days after such impediment to exercise has been removed and (b) if Staples seeks to exercise the Staples Option but is unable to do so with respect to all of the Staples Option Shares subject to the Staples Option because of the limitation on Notional Total Profit described above, the date referred to in clause (iii) above shall be extended for an additional 180 days (but in no event more than 270 days after the termination of the Merger Agreement).

OFFICE DEPOT OPTION

    Pursuant to the Office Depot Stock Option Agreement, Office Depot has the right (the "Office Depot Option"), under the circumstances described below, to acquire up to 31,900,000 shares of authorized but unissued Staples Common Stock (the "Office Depot Option Shares") (or approximately 19.9% of the outstanding Staples Common Stock as of September 4, 1996 prior to giving effect to the exercise of such option), including the associated rights under the Staples Rights Plan, at a price of $18.5625 per share (the "Office Depot Option Price"). The Office Depot Stock Option Agreement could have the effect of making an acquisition of Staples by a third party more costly because of the need to acquire in any such transaction the Office Depot Option Shares issued under the Office Depot Stock Option Agreement, and could also jeopardize the ability of a third party to acquire Staples in a transaction accounted for as a pooling of interests.

    The Office Depot Option may be exercised by Office Depot, in whole or in part, at any time or from time to time after the occurrence of an event (other than a Section 8.01(g) Breach) which would entitle Office Depot, upon termination of the Merger Agreement, to payment of the Office Depot Termination Fee (as described in "The Merger Agreement--Termination; Termination Fees and Expenses" above). Office Depot may exercise the Office Depot Option by either
(a) paying the Office Depot Option Price in cash and receiving the Office Depot Option Shares or (b) electing, in lieu of the payment of the Office Depot Option Price and the receipt of the Office Depot Option Shares, to receive a Cash Exercise Payment from Staples in the amount of the excess of (i) the higher of the price paid for the Staples

Common Stock in an Alternative Transaction or the then current market price of the Staples Common Stock over (ii) the Office Depot Option Price.

    Upon exercise by Office Depot of the Office Depot Option for at least 16,100,000 shares of Staples Common Stock (which represented approximately 10% of the outstanding Staples Common Stock as of the date of execution of the Office Depot Stock Option Agreement), Office Depot shall be entitled to designate one person to be appointed to the Board of Directors of Staples, and Staples shall (subject to certain limitations) cause such designee to be appointed to its Board of Directors.

    In the event Office Depot exercises the Office Depot Option in whole or in part, Staples shall have a right of first refusal with respect to certain sales by Office Depot of the Office Depot Option Shares prior to the earlier of the first anniversary of the termination of the Merger Agreement or the occurrence of a change in control event (as defined in the Office Depot Stock Option Agreement) with respect to Staples. At any time prior to the first anniversary of the termination of the Merger Agreement, Office Depot shall have the right to sell to Staples all (but not less than all) of the Office Depot Option Shares at a price equal to the greater of (i) the Office Depot Option Price or (ii) the average of the closing prices for Staples Common Stock on the five trading days ending five days prior to the date Office Depot gives notice of its exercise of such right. In addition, if a change in control event with respect to Staples has not occurred prior to the first anniversary of the termination of the Merger Agreement, Staples shall have the right, during the 30-day period beginning on such anniversary, to purchase all (but not less than all) of the Office Depot Option Shares at a purchase price equal to the greater of (i) the Office Depot Option Price or (ii) the average of the closing prices for Staples Common Stock on the five trading days ending five days prior to the date Staples gives notice of its exercise of such right.

    The Office Depot Stock Option Agreement further provides that if Office Depot desires to sell any of the Office Depot Option Shares within three years after the purchase of such shares and such sale requires the registration of such shares under the Securities Act, Staples shall be required to prepare and file (subject to certain limitations) a registration statement under the Securities Act for the purpose of permitting such sale of shares by Office Depot. Staples shall not be required to have declared effective more than two such registration statements.

    Notwithstanding any other provisions of the Office Depot Stock Option Agreement, (i) in no event shall Office Depot's Total Profit (as defined below) exceed $150,000,000 and (ii) the Office Depot Option may not be exercised for a number of Office Depot Option Shares that would result in a Notional Total Profit (as defined below) of more than $150,000,000. "Total Profit" means the aggregate amount (before taxes) of (i) the Office Depot Termination Fee received by Office Depot, (ii) the Cash Exercise Payment received by Office Depot, (iii) the amount received by Office Depot for the repurchase of the Office Depot Option Shares by Staples pursuant to the second preceding paragraph, less the purchase price paid by Office Depot for such shares and (iv) the net cash amounts received by Office Depot pursuant to the sale of Office Depot Option Shares to an unaffiliated party, less the purchase price paid by Office Depot for such shares. "Notional Total Profit" means, with respect to such number of Office Depot Option Shares as to which Office Depot proposes to exercise the Office Depot Option, the Total Profit determined as of the date on which Office Depot gives its option exercise notice, assuming that the Office Depot Option were exercised on such date for the designated number of Office Depot Option Shares and assuming that such shares, together with all other Office Depot Option Shares held by Office Depot and its affiliates as of such date, were sold for cash at the closing market price for the Staples Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    The Office Depot Option shall terminate upon the earlier of (i) the Effective Time, (ii) the date on which Office Depot realizes a Total Profit of $150,000,000 and (iii) 90 days after the termination of the Merger Agreement; provided that (a) if the Office Depot Option cannot be exercised because of a preliminary or permanent injunction or other court order or because the applicable waiting period under the HSR Act shall not have expired or been terminated, the date referred to in clause (iii) above shall be extended until 30 days after such impediment to exercise has been removed and
(b) if Office Depot seeks to exercise the Office Depot Option but is unable to do so with respect to all of the Office Depot Option Shares subject to the Office Depot Option because of the limitation on Notional Total Profit described above, the date referred to in clause (iii) above shall be extended for an additional 180 days (but in no event more than 270 days after the termination of the Merger Agreement).

                                 STAPLES, INC.

BUSINESS

    The information in this section pertains to the business of Staples as it is currently conducted without giving effect to the Merger.


    Staples pioneered the office supplies superstore concept in 1986 and is a leading office supplies distributor with a total of 558 retail stores located in the United States and Canada as of December 31, 1996, in addition to a direct mail delivery business and contract stationer operations.


BUSINESS STRATEGY

    Staples views the office products market as comprised of four principal end-user groups: consumers and home offices; small businesses and organizations with fewer than 50 office workers; medium-size businesses and organizations with more than 50 office workers; and large businesses with more than 1,000 office workers. Staples effectively addresses all four major end-user groups. In addition to increasing and diversifying its available market opportunities, Staples' decision to address all four major end-user groups is resulting in a number of important business synergies for Staples, including increased buying power, enhanced efficiencies in distribution and advertising, increased awareness of the Staples name, and improved capacity to leverage certain general and administrative functions.

    Staples' strategy is focused on the following:

    NORTH AMERICAN SUPERSTORES

    Staples' superstores are the core business of Staples, generating a substantial majority of its sales and profits.

    SUBURBAN SUPERSTORES. Most of Staples' superstores are located in suburban markets, primarily on the East Coast, West Coast and in portions of the Southeast and Midwest regions of the United States and in Canada, in both major metropolitan markets and smaller outlying markets. Staples' strategy for its suburban superstores focuses on four key objectives: (i) providing superior customer value through a combination of broad product selection, everyday low prices, superior customer service and convenient locations; (ii) increasing its presence in targeted metropolitan markets by adding new stores and achieving economies of scale in most of the major metropolitan markets where it competes;
(iii) maintaining operating costs at the lowest level that is consistent with providing quality merchandise and service (thereby enabling Staples to provide low prices to its customers); and (iv) providing superior customer service, including sales consulting and a "user friendly" shopping environment.

    Staples believes that its strategy of continuing to add new stores in its major metropolitan markets with superstores results in a number of advantages for Staples. First, it enhances customer awareness of the Staples name within these markets. Second, it makes shopping at Staples superstores more convenient for its customers, which Staples believes is a significant criterion in the customer's choice of office products superstores. Third, it enables Staples to take advantage of economic efficiencies in management, advertising and distribution for the stores within a market.

    EXPRESS STORES. To increase its attractiveness to downtown businesses, Staples has developed and refined a prototype for a downtown store, which operates under the name "Staples Express." Staples Express stores average approximately 9,000 square feet in size, or approximately 40% the size of the current suburban prototype superstore, and generally stock about 5,300 items, which represents a more focused assortment of products than that offered at its larger superstores.

    CONTRACT AND COMMERCIAL

    Staples' Contract and Commercial division is comprised of two principal business operations: Staples' mail order operations, which operate under the name Staples Direct, and Staples' contract stationer business, which operates under the names Staples National Advantage and Staples Business Advantage.

    STAPLES DIRECT. In fiscal 1990, Staples introduced Staples Direct, which Staples believes has increased its access to small- and medium-size businesses that prefer to have their office products delivered. Staples Direct offers a broad product assortment and everyday low prices similar to Staples' suburban superstores, with the added convenience of telephone ordering and free next-day delivery for orders over $50. Delivery orders are shipped from either Staples' East Coast or West Coast delivery distribution centers, and are distributed through small, dedicated delivery hubs in each of Staples' major markets. Staples markets Staples Direct through both direct mail catalogs and a sales force primarily focused on new accounts. In some markets, Staples also delivers products directly from its retail stores.

    STAPLES BUSINESS ADVANTAGE AND STAPLES NATIONAL ADVANTAGE. Staples' contract stationer operations are focused on serving the needs of customers that expect more services than a traditional mail order business provides, such as customized pricing, payment terms, usage reporting and the stocking of certain proprietary items. Staples' contract stationer business is divided into two segments. Staples National Advantage, which was established in February 1994 through the acquisition of National Office Supply Company, Inc., is a nationwide contract stationer business which focuses on selling to large multi-regional corporations. Staples Business Advantage focuses on selling to medium- and large-size regional companies. Staples has established this business through a number of acquisitions of regional contract stationers, as well as the introduction of Staples Business Advantage into the New York and Washington D.C. metropolitan markets. Staples may make additional acquisitions of contract stationers in order to fill in or expand the markets currently served by its contract stationer business and to increase the synergies realized in the areas of purchasing, distribution and management information systems. Staples is also seeking to enhance the operations of its contract stationer business by migrating to a common product line and catalog, broadening the offerings of capital goods, introducing a retail convenience card and consolidating distribution and administrative functions.

    INTERNATIONAL

    Staples believes that foreign markets may provide additional growth opportunities for the latter part of the 1990s. Staples has approached these markets to date through joint ventures in order to take advantage of local operating expertise and reduce the risk associated with entering these new markets.


    Staples' first international joint venture was in Canada with Business Depot, in which Staples made its initial investment in 1991. In 1994, Business Depot became a wholly-owned subsidiary of Staples. Staples is also a partner in two overseas office products superstore joint ventures. In the United Kingdom, Staples and Kingfisher plc, a British retailer ("Kingfisher"), are equal partners in Staples UK, which was formed in 1992. Staples UK operated 35 stores as of December 31, 1996. In Germany, Staples owns a joint venture interest in MAXI-Papier-MARKT GmbH ("MAXI-Papier"); MAXI-Papier operated 16 stores as of December 31, 1996. On December 11, 1996, Staples and Kingfisher entered into a definitive agreement pursuant to which Staples will acquire Kingfisher's interest in Staples UK and MAXI-Papier (which will increase Staples' ownership interest in Staples UK to 100% and in MAXI-Papier to approximately 91%).

These acquisitions are expected to close in May 1997. Staples' joint ventures in Europe are at an early stage of development, and there can be no assurance that they will become profitable.


STRATEGIC INITIATIVES

    In addition to pursuing its growth strategy, since fiscal 1993 Staples has been focusing on the following five strategic priorities, with the objective of enhancing its position as a leading office products supplier:


    PROFITABLY INCREASE RETAIL SALES PER STORE. Staples is devoting significant resources and efforts to profitably increasing its retail sales per store. Initiatives in this regard include: significantly increased marketing and advertising, including television advertising, which has increased Staples' exposure to households and small businesses; expanded product selection across all key product categories; improved sales capabilities related to capital goods (such as copiers, fax machines, computers and furniture); improved in-stock positions; improved customer service; increased staffing levels and personnel training; and expanded size and improved shopability and signage of the prototype superstore. Another key element of this strategy is Staples' store remodel program, pursuant to which Staples has remodeled over 162 existing stores as of December 31, 1996. This program has improved store layout, lighting, signage and the overall shopping environment, and will conform existing stores to the new prototype to the maximum extent possible.


    PROFITABLY INCREASE DELIVERY SALES PER STORE. Staples is implementing a number of actions to profitably increase its delivery sales per store. These actions include: broadening the product offerings available for delivery; expanding the distribution of catalogs; increasing the number of direct sales representatives; providing open account invoicing to large accounts; and increasing distribution capacity. Staples believes that its delivery operations are also benefiting from the increased marketing and advertising undertaken in connection with its store sales growth strategy. These initiatives have helped produce significant increases in total delivery sales and in delivery sales per store since the beginning of fiscal 1994.


    CONTINUE AGGRESSIVE AND DIVERSIFIED STORE GROWTH STRATEGY. After opening 41 stores in fiscal 1992 and 56 stores in fiscal 1993, Staples significantly accelerated its store growth by opening 90 new stores in fiscal 1994 and 94 in fiscal 1995. In fiscal 1996 Staples intends to open approximately 115 stores in North America. Staples' store growth strategy follows a three-pronged approach: continuing the growth of its suburban store network in its existing markets; entering smaller markets, within both existing and new geographic areas; and entering major new markets each year. Staples believes that its centralized distribution strategy facilitates its aggressive store growth by enabling Staples to operate smaller stores than would otherwise be required, thus reducing the cost of both opening and operating new stores, while providing the same or better product selection as a larger, competitive store.


    REDUCE COSTS EVERYWHERE. Staples is maintaining its historical focus on being a low-cost operator and is pursuing several initiatives to reduce costs as a percentage of sales. Staples continues to add experienced personnel to its buying team and has implemented enhancements in its replenishment software. Staples also believes that its future expansion will enable it to leverage certain fixed costs in store operations, distribution and administration.

    IMPROVE CUSTOMER SERVICE. Staples has increased staffing levels in stores and delivery operations and made other investments to provide better customer service and become a more customer-oriented business. During 1995, Staples initiated a corporate-wide CARE program designed to empower associates to exceed customer expectations for service by providing "great service, every day, every way." It has also implemented a "mystery shopper program" in which outside representatives evaluate customer service multiple times per year per store. Additionally, Staples is planning to further increase its commitment to training and product knowledge among its sales associates and is implementing several technological advancements to improve training, customer service and ease of shopping.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information with respect to the beneficial ownership of Staples Common Stock as of December 31, 1996 by (i) each stockholder known by Staples to beneficially own more than 5% of the outstanding shares of Staples Common Stock, (ii) each director of Staples, (iii) the Chief Executive Officer and the four other most highly compensated (for fiscal 1995) executive officers of Staples who were serving as such at the end of fiscal 1995, and (iv) all current directors and executive officers of Staples as a group.



                                                                                         NUMBER OF     PERCENTAGE OF
                                                                                           SHARES       OUTSTANDING
                                                                                        BENEFICIALLY      COMMON
BENEFICIAL OWNER                                                                         OWNED (1)       STOCK(2)
--------------------------------------------------------------------------------------  ------------  ---------------
5% STOCKHOLDERS
FMR Corp. (3).........................................................................    20,725,148          12.8%
  82 Devonshire Street
  Boston, MA 02109
Chancellor Capital Management, Inc. (4)...............................................     8,116,200           5.0%
Chancellor Capital Trust Company
  1166 Avenue of the Americas
  New York, NY 10036
DIRECTORS
Thomas G. Stemberg (5)................................................................     3,605,153           2.2%
Martin Trust (6)......................................................................     1,964,452           1.2%
Leo Kahn (7)..........................................................................       715,369         *
Robert C. Nakasone (8)................................................................       298,710         *
Rowland T. Moriarty (9)...............................................................       259,002         *
W. Mitt Romney (10)...................................................................       176,513         *
Paul F. Walsh (11)....................................................................       119,856         *
Martin E. Hanaka......................................................................        52,622         *
Mary Elizabeth Burton (12)............................................................        49,884         *
W. Lawrence Heisey (13)...............................................................        18,655         *
James L. Moody, Jr. (14)..............................................................        14,625         *
OTHER EXECUTIVES
John C. Bingleman (15)................................................................       156,143         *
John B. Wilson (16)...................................................................       429,488         *
Ronald L. Sargent (17)................................................................       302,111         *
All current directors and executive officers as a group (22 persons) (18).............    10,233,221           6.2%


------------------------

*   Less than 1%


(1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Each person or group of persons listed is deemed to beneficially own shares issuable upon the exercise of stock options that are exercisable within 60 days after December 31, 1996 ("Presently Exercisable Options"). This table does not give effect to the acceleration of Staples stock options that will occur upon the closing of the Merger. See "The Merger-- Interests of Certain Persons in the Merger-- Staples Stock Option and Severance Agreements."



(2) Number of shares deemed outstanding includes 161,332,781 shares outstanding as of December 31, 1996, plus any shares subject to Presently Exercisable Options held by the person or entity in question.



(3) Based on a Schedule 13G filed with the Commission on October 10, 1996.

(4) Based on a Schedule 13G filed with the Commission on February 1, 1996.



(5) Includes 310,674 shares owned by the Thomas G. Stemberg 1995 Trust and 2,530 shares owned by Mr. Stemberg's wife. Also includes 2,328,750 shares subject to Presently Exercisable Options.



(6) Includes 1,850,931 shares owned by Trust Investments, Inc., with which Mr. Trust is affiliated. Mr. Trust has shared investment and voting control of these shares. Also includes 7,593 shares held by Mr. Trust's wife. Also includes 55,311 shares subject to Presently Exercisable Options.



(7) Includes 75,000 shares owned by Mr. Kahn's wife. Also includes 74,294 shares subject to Presently Exercisable Options.



(8) Includes 74,294 shares subject to Presently Exercisable Options.



(9) Includes 28,012 shares held by trusts for the benefit of Mr. Moriarty's children and 21,429 shares owned by Cubex Corporation, of which Mr. Moriarty is Chairman and Chief Executive Officer. Mr. Moriarty is not a trustee of the trusts for the benefit of his children. Also includes 74,294 shares subject to Presently Exercisable Options.



(10) Includes 71,482 shares subject to Presently Exercisable Options. Also includes 86,694 shares subject to Presently Exercisable Options granted to Bain & Co., Inc., of which Mr. Romney is a director.



(11) Includes 112,263 shares subject to Presently Exercisable Options.



(12) Comprised of 49,884 shares subject to Presently Exercisable Options.



(13) Includes 13,593 shares subject to Presently Exercisable Options.



(14) Includes 4,500 shares subject to Presently Exercisable Options.



(15) Includes 112,500 shares subject to Presently Exercisable Options.



(16) Includes 427,056 shares subject to Presently Exercisable Options. Mr. Wilson resigned as an executive officer of Staples, effective September 15, 1996.



(17) Includes 258,730 shares subject to Presently Exercisable Options.



(18) Includes 4,528,753 shares subject to Presently Exercisable Options.

                               OFFICE DEPOT, INC.

BUSINESS

    The information in this section pertains to the business of Office Depot as it is currently conducted without giving effect to the Merger.

    Office Depot operates the largest chain of high-volume retail office products stores in North America, provides delivery service to businesses and is a full-service contract stationer serving businesses throughout the United States. Office Depot sells high-quality, brand-name office products at significant discounts at its office products stores and through its delivery business.


    Office Depot began its operations in 1986 with its first retail store. As of December 31, 1996, Office Depot operated 561 office products stores in 38 states, the District of Columbia and five Canadian provinces. Through its 23 customer service centers and certain retail stores, Office Depot delivers office products and provides value-added services to businesses.



    Office Depot's office products stores carry a wide selection of merchandise, including general office supplies, business machines and computers, office furniture and other business-related products for sale. Office Depot also operates four Images-TM- stores and three Furniture At Work-TM- stores. Office Depot's business strategy for its office products stores has been to enhance the sales and profitability of its existing stores and to add new stores in locations where Office Depot can establish a significant market presence. During 1995, Office Depot opened 82 new office products stores and closed one store and during 1996, Office Depot opened 60 new office products stores.


    Office Depot's delivery business provides delivery services of office products to and full service contract stationer service for small-, medium- and large-size businesses, schools and other educational institutions and governmental agencies. Office Depot's delivery sales exceeded $1.65 billion in 1995. Office Depot provides its delivery customers access to a broad selection of office products and office furniture, including the approximately 6,000 items available at Office Depot's office products stores and approximately 5,000 additional items which are stocked only at Office Depot's customer service centers. In addition, Office Depot provides its contract stationer customers with specialized resources and services designed to aid them in achieving improved efficiencies and significant reduction in their overall office products and office furniture costs. Office Depot's nationwide full service contract stationer business was built primarily through the acquisition of eight contract stationers in 1993 and 1994.


    Office Depot's strategy for its delivery business is to build an integrated national operation to provide delivery service and to increase Office Depot's penetration into new and existing markets for its full service contract stationer business. Office Depot also seeks to enhance its operating margins through the conversion of contract stationer businesses that have been acquired by Office Depot into a national network of facilities providing a consistent high-level of customer service. Office Depot is in the process of combining the operations of its 23 contract stationer warehouses and delivery centers, as well as the delivery functions at the retail stores. During 1995, Office Depot replaced eight of its customer service centers with larger, more efficient facilities, closed three customer service centers, and added two new customer service centers. During 1996, Office Depot replaced four of its customer service centers.



    Through expansion of both its office supply stores and delivery business, Office Depot seeks to increase efficiencies in operations, purchasing, marketing and management. Office Depot's merchandising strategy is to offer customers a wide selection of brand-name office products at everyday low prices. Office Depot is able to maintain its competitive price policy primarily as a result of the significant cost efficiencies achieved through its operating format and purchasing power. Office Depot buys substantially all of its inventory directly from manufacturers in large quantities. It does not utilize a central warehouse and maintains most of its inventory on the sales floors of its stores, at its crossdocks and at its customer service centers.

    Office Depot has entered into licensing arrangements for the operation of office products stores in Colombia, Israel and Poland and joint venture agreements to operate stores in Mexico and France. As of December 31, 1996, there were five, seven, three, seven and two stores and delivery centers open in Colombia, Israel, Poland, Mexico and France under these arrangements, respectively. Office Depot's joint venture partner in France is Carrefour S.A., which beneficially owns approximately 6% of the issued and outstanding Office Depot Common Stock through its indirect wholly-owned subsidiary Fourcar B.V. Office Depot has also entered into a joint venture in Japan and a licensing arrangement in Thailand, with store openings expected to begin in early 1997 in Thailand and late 1997 in Japan.


    MERCHANDISING AND PRODUCT STRATEGY

    Office Depot's merchandising strategy is to offer a broad selection of brand-name office products at everyday low prices. Office Depot offers a comprehensive selection of paper and paper products, filing supplies, computer hardware and software, calculators, copiers, typewriters, telephones, facsimile and other business machines, office furniture, art and engineering supplies and virtually every other type of office supply. Each of Office Depot's office products stores stocks approximately 6,000 stock-keeping units (including variations in color and size), and each customer service center stocks approximately 11,000 stock-keeping units, including the 6,000 stock-keeping units stocked at the stores.

    Office Depot buys substantially all of its merchandise directly from manufacturers and other primary source suppliers. Products are generally delivered from manufacturers directly to the stores or customer service centers. Office Depot operates nine cross-dock operations that receive bulk deliveries from certain vendors and sort and deliver merchandise to Office Depot's stores and customer service centers. The cross-dock operations enable Office Depot to maintain better in-stock positions. No single customer accounts for more than one percent of Office Depot's sales. Office Depot has no material long-term contracts or commitments with any vendor or customer.

    Initial purchasing decisions are generally made at the corporate headquarters level by buyers who are responsible for selecting and pricing merchandise. Inventory levels are monitored, and reorders for products are prepared by central replenishment buyers or "rebuyers" with the assistance of a computerized automatic replenishment system. This system allows buyers to devote more time to selecting products, developing new product lines, analyzing competitive developments and negotiating with vendors in order to obtain more favorable prices and product availability. Purchase orders to approximately 400 vendors are currently transmitted by electronic data interchange (EDI), which expedites orders and promotes accuracy and efficiency. Office Depot receives Advance Ship Notices (ASN) and invoicing via EDI from selected vendors and continues to expand this program to other vendors.

    MARKETING AND SALES

    Office Depot's marketing programs are designed to attract new customers and to provide information to existing customers. Office Depot places advertisements with the major local newspapers in each of its markets. These newspaper advertisements are supplemented with local radio and television advertising and direct marketing efforts. During 1992, Office Depot launched a major national television advertising campaign utilizing the "Taking Care of Business" theme. The current series of television commercials is running on three national television networks and on twelve national cable stations. All print advertisements, as well as catalog layouts, are created by Office Depot's in-house graphics department. Office Depot periodically issues catalogs featuring merchandise offered in its stores.

    Office Depot has a low price guarantee policy. Under this policy, Office Depot will match any competitor's lower price and give the customer 55% (up to $55) of the difference toward the customer's purchase. This program assures customers of always receiving the lowest price from Office Depot even during periodic sales promotions by competitors.

    In addition to the sales associates at each of its stores, Office Depot has a direct sales force serving its contract stationer customers. The sales force operates out of Office Depot's 23 regional customer service centers and additional satellite sales offices. All members of Office Depot's sales force are employees of Office Depot.

    SERVICES

    Each Office Depot store contains a multipurpose business center for printing, copying and a wide assortment of other services. These business centers offer shoppers a range of printing and reproduction capabilities, including business cards, letterhead stationery and envelopes, personalized checks and business forms, full- or self-service copies, color copies, custom stamps and labels, signs and banners.

    Office Depot currently operates 23 regional customer service centers in 17 states. Delivery orders received from customers in these areas, whether through Office Depot's telephone centers, contract customer orders or at its stores, are substantially handled through these facilities. Office Depot believes that these facilities enable it to provide improved delivery services on a more cost effective basis.

    Office Depot's customers nationwide can place orders by telephone or facsimile using toll-free telephone numbers that route the calls through Office Depot order departments located in South Florida, Atlanta and the San Francisco area. Orders received by the order departments are transmitted electronically to the store or delivery center nearest the customer for pick-up or delivery at a nominal delivery fee or free delivery with a minimum order size. Orders are packaged, invoiced and shipped for next-day delivery.

    Office Depot provides the office products purchasing departments of its business customers with a wide range of services designed to improve efficiencies and reduce costs, including electronic ordering, stockless office procurement and business forms management services, desktop delivery programs and comprehensive product utilization reports. For contract customers, Office Depot will typically sell on credit through an open account, although all credit options provided at the retail stores are also available to all delivery customers.

    Office Depot offers revolving credit terms to its customers through the use of private label credit cards. Every customer can apply for one of these credit cards, which are issued without charge. Sales transactions using the private label credit cards are transmitted by computer to financial services companies, which credit Office Depot's bank account with the net proceeds within two days.

    GROWTH STRATEGY


    OFFICE SUPPLY STORES. Office Depot's business strategy for its office supply stores has been to enhance the sales and profitability of its existing stores, and to add new stores in locations where Office Depot can achieve a significant market presence. Office Depot opened 82 new stores and closed one store in 1995 and opened 60 new stores in 1996. Prior to selecting a new store site, Office Depot obtains detailed demographic information indicating business concentrations, traffic counts, population, income levels and future growth prospects. Office Depot's existing and scheduled new stores are located primarily in suburban strip shopping centers on major commercial thoroughfares where the cost of space is generally lower than at urban locations.


    DELIVERY SERVICES. Office Depot's strategy for delivery services is to build an integrated national operation which will provide delivery services to small- and medium-size businesses and enable it to increase the penetration in new and existing markets by Office Depot's full service contract stationer business. Office Depot is in the process of combining the operations of its contract stationer warehouses and delivery centers, as well as the delivery functions at the retail stores. During 1995, Office Depot replaced eight of its existing customer service centers with larger, more efficient facilities, closed three customer service centers, and added two new customer service centers. During 1996, Office Depot replaced four of its existing customer service centers with larger, more efficient facilities.


    NEW OPPORTUNITIES. In addition to Office Depot's core business focus and expansion opportunities, Office Depot has also been developing and testing new growth concepts including the following:


        INTERNATIONAL--Retail office products stores operated under the Office Depot name abroad, either through joint ventures or licensing arrangements. Since 1994, a total of 24 such stores and delivery centers have been opened in Colombia, Israel, Mexico, Poland and France, and Office Depot expects additional stores to be opened in these countries as well as in Japan and Thailand.



        IMAGES--Retail facilities which provide a range of business services including graphic design, printing, copying, shipping and fulfillment services. Five Images units are currently open in South Florida.



        OFFICE DEPOT "MEGASTORES"--45,000-50,000 square foot Office Depot retail stores with expanded assortments of furniture, computer software and accessories and general office supplies. The first megastore opened in August 1995 in Las Vegas. Four additional megastores opened in the New York metropolitan market during 1995 and 1996.



        FURNITURE AT WORK--Approximately 20,000 square foot office furniture stores, which offer a broad line of office furniture, office accessories and design services. Office Depot opened its first store in Texas in the fourth quarter of 1995 and opened additional stores in California, South Florida and Texas in 1996.


        UPTIME SERVICES--Providers, primarily through outside service companies, of a variety of technology support services which complement Office Depot's computer and business machine offerings, including on-site installation (at home or office), computer rentals and training, software support and product protection. Office Depot began offering these services to both United States and Canadian customers in July 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information with respect to the beneficial ownership of Office Depot Common Stock as of December 31, 1996 by (i) each stockholder known by Office Depot to own beneficially more than 5% of the outstanding shares of Office Depot Common Stock, (ii) each director of Office Depot, (iii) the Chief Executive Officer and the four other most highly compensated (for fiscal 1995) executive officers of Office Depot who were serving as such at the end of fiscal 1995 (and Mark D. Begelman, who resigned as an executive officer in June 1995) and (iv) all executive officers and directors of Office Depot as a group.



                                                           NUMBER OF SHARES
                                                             BENEFICIALLY      PERCENT OF CLASS
BENEFICIAL OWNER                                               OWNED(1)         OUTSTANDING(2)
-------------------------------------------------------  --------------------  -----------------

Fourcar B.V.(3)........................................         9,192,600               5.8%
  Coolsingel 139
  3012 AG Rotterdam
  The Netherlands

Massachusetts Financial Services Company(4)............         8,616,200               5.5%
  500 Boylston Street
  Boston, Massachusetts 02116

F. Terry Bean(5).......................................           115,712              *

Mark D. Begelman(6)....................................           193,996              *

Richard M. Bennington(7)...............................           216,198              *

Harry S. Brown(8)......................................            57,811              *

Cynthia Cohen Turk(9)..................................             8,188              *

Herve Defforey(10).....................................         9,192,600               5.8%

David I. Fuente(11)....................................         1,350,812              *

Barry J. Goldstein(12).................................           456,332              *

W. Scott Hedrick(13)...................................            61,782              *

James L. Heskett.......................................             1,000              *

John B. Mumford(14)....................................            76,011              *

Michael J. Myers(15)...................................            35,036              *

Frank Scruggs..........................................           --                   *

Peter J. Solomon(16)...................................           104,564              *

All executive officers and directors
  as a group (16 persons)(17)..........................        12,291,191               7.7%


------------------------

*   Less than 1%

 (1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares does not constitute an admission of beneficial ownership. Each of the persons or group of persons listed is deemed to beneficially own shares issuable upon the exercise of Presently Exercisable Options. This table does not give effect to the acceleration of Office Depot options that will occur upon the closing of the Merger. The address of each of the persons named in the table is Office Depot's address.


 (2) Based on 157,228,438 shares of Common Stock outstanding as of December 31, 1996. Shares subject to Presently Exercisable Options are considered for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.



 (3) Based solely upon a Schedule 13D dated July 31, 1995.



 (4) Based solely upon a Schedule 13G dated February 12, 1996. Of the 8,616,200 shares shown as beneficially owned by Massachusetts Financial Services Company ("MFSC"), MFSC has sole voting power with respect to 8,339,920 of such shares and sole dispositive power with respect to all 8,616,200 of such shares.



 (5) Includes 110,000 shares subject to Presently Exercisable Options issued to Mr. Bean pursuant to the Office Depot, Inc. Stock Option and Stock Appreciation Rights Plan (the "Option Plan").


 (6) Includes 168,996 shares subject to Presently Exercisable Options issued to Mr. Begelman pursuant to the Option Plan.

 (7) Includes 208,753 shares subject to Presently Exercisable Options issued to Mr. Bennington pursuant to the Option Plan.


 (8) Includes 51,666 shares subject to Presently Exercisable Options issued to Mr. Brown pursuant to the Option Plan.


 (9) Includes 7,500 shares subject to Presently Exercisable Options issued to Ms. Cohen Turk as a director of Office Depot and 170 shares held of record by Ms. Cohen Turk's spouse. Ms. Cohen Turk disclaims beneficial ownership of the shares held of record by her spouse.

(10) Mr. Defforey is an executive director of Carrefour and a member of the oversight committee (but not the board of directors) of Carrefour Nederland B.V. (a subsidiary of Carrefour which directly owns all of the outstanding capital stock of Fourcar) and may be deemed to share voting and dispositive power as to the 9,192,600 shares held of record by Fourcar. Mr. Defforey disclaims beneficial ownership of these shares.


(11) Includes 990,156 shares subject to Presently Exercisable Options issued to Mr. Fuente pursuant to the Option Plan, 1,890 shares held of record by his spouse, 3,990 shares held of record by his step-daughter, Rebecca Mishkin, and 2,300 shares held of record by an irrevocable trust for the benefit of his step-daughter. Mr. Goldstein is the trustee of such trust. Mr. Fuente disclaims beneficial ownership of the shares held by his spouse, his step-daughter and Mr. Goldstein, as trustee.



(12) Includes 340,034 shares subject to Presently Exercisable Options issued to Mr. Goldstein pursuant to the Option Plan and 2,300 shares held of record by an irrevocable trust for the benefit of Mr. Fuente's step-daughter, of which Mr. Goldstein is the trustee. As the trustee, Mr. Goldstein has investment and voting power with respect to the shares held by the trust. Mr. Goldstein disclaims beneficial ownership of the shares held by the trust.


(13) Includes 29,261 shares subject to Presently Exercisable Options issued to Mr. Hedrick as a director of Office Depot.

(14) Includes 29,261 shares subject to Presently Exercisable Options issued to Mr. Mumford as a director of Office Depot and 46,750 shares held of record by the John Brese Mumford and Christine Joyce Mumford Family Trust dated October 13, 1983.

(15) Includes 32,036 shares subject to Presently Exercisable Options issued to Mr. Myers as a director of Office Depot.

(16) Includes 73,064 shares subject to Presently Exercisable Options granted to Mr. Solomon as a director of Office Depot.



(17) Includes 2,420,976 shares subject to Presently Exercisable Options. Also includes 9,192,600 shares held by Fourcar B.V. on account of Mr. Defforey's relationship with such entity. Mr. Defforey disclaims beneficial ownership of such shares. See Note 10 above.


OTHER EMPLOYMENT AGREEMENTS

    David I. Fuente, Barry J. Goldstein, Richard M. Bennington, F. Terry Bean, Harry Brown, R. John Schmidt, Jr. and William P. Seltzer, all of whom are currently executive officers of Office Depot, entered into Employment Agreements with Office Depot in September 1996. Each Employment Agreement provides that if (but only if) Office Depot undergoes a Change of Control (as defined in the Employment Agreements), not including a business combination with Staples or any of its affiliates, during the Change of Control Period (as defined below), the executive will be entitled to certain employment rights, a minimum annual base salary and bonus, participation rights in Office Depot incentive, savings, retirement and welfare benefit plans, and certain payments and other benefits upon termination of employment in certain circumstances. As used above, "Change of Control Period" means the period commencing on the date of the Employment Agreement and ending on the third anniversary thereof, provided that the Change of Control Period will be automatically extended unless earlier terminated by Office Depot. The purpose of the Employment Agreements is to assure the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a Change of Control.

    The Employment Agreements provide for the employment of the executive for the twelve-month period following a Change of Control (the "Employment Period") on terms comparable to those the executive enjoyed immediately prior to the Change of Control. If, during the Employment Period, Office Depot terminates an executive's employment other than for cause, the executive terminates his own employment for Good Reason (as defined in the Employment Agreements) or the executive's employment is terminated due to his death or disability, the executive will be entitled to a lump sum cash payment of (a) the sum of (i) the executive's accrued but unpaid annual base salary and (ii) the higher of the executive's highest bonus under any of Office Depot's annual incentive bonus plans during the last three full fiscal years prior to the Change of Control and the annualized annual bonus paid or payable for the most recently completed fiscal year (such higher amount being referred to as the "Highest Annual Bonus"), plus (b) two (in the case of Messrs. Bean, Brown, Schmidt and Seltzer) or three (in the case of Messrs. Fuente, Goldstein and Bennington) times the sum of such executive's annual base salary and Highest Annual Bonus, plus (c) the equivalent of the amount the executive would have received under Office Depot's retirement plans had he continued to be employed by Office Depot for two or three years, as the case may be, following his termination. Moreover, if Office Depot terminates an executive's employment other than for cause or the executive terminates his own employment for Good Reason, the executive and his family will continue to receive Office Depot welfare benefits for two or three years, as the case may be, following the termination date. Each executive will receive a smaller payment and benefit rights (as described in the Employment Agreements) if terminated for cause or if the executive terminates his own employment for other than Good Reason. The Employment Agreements further provide for the payment of a "gross up" payment in the event that the payments set forth above are subject to the excise tax imposed by Section 4999 of the Code.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


    The following unaudited pro forma combined condensed financial statements assume a business combination between Staples and Office Depot accounted for on a pooling of interests basis and are based on the respective historical financial statements and the notes thereto of Staples and Office Depot, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The pro forma combined condensed balance sheet combines Staples' November 2, 1996 unaudited consolidated balance sheet with Office Depot's September 28, 1996 unaudited consolidated balance sheet. The pro forma statements of income combine Staples' historical operating results for the nine months ended November 2, 1996 and October 28, 1995 and the fiscal years ended February 3, 1996, January 28, 1995 and January 29, 1994 with the corresponding Office Depot operating results for the nine months ended September 28, 1996 and September 30, 1995 and the fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993, respectively.


    For purposes of the preparation of the unaudited pro forma combined balance sheet, an estimate of $520 million is used for the sum of the merger-related, consolidation and integration expenses; the deferred tax benefit of $175 million relating to these expenses is also included.

    The pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of Staples/Office Depot. The pro forma combined financial information does not give effect to any cost savings which may result from the integration of Staples' and Office Depot's operations.

    These pro forma combined financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Staples and Office Depot, incorporated by reference in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


                             AS OF NOVEMBER 2, 1996


                             (DOLLARS IN THOUSANDS)


                                                                    PRO FORMA
                                                                ------------------
                                                      OFFICE
                                           STAPLES     DEPOT    ADJUSTMENTS     COMBINED
                                          ---------  ---------  -------         --
ASSETS
Current Assets
  Cash and cash equivalents.............  $  68,270  $  35,574       0          $103,844
  Short-term investments................      8,165          0       0          8,165
  Merchandise inventories...............    817,423  1,236,276  (100,000)(2)    1,953,699
  Receivables, net......................    219,452    393,356       0          612,808
  Prepaid expenses and other current
    assets..............................     72,039     39,803       0          111,842
                                          ---------  ---------  -------         --
        Total Current Assets............  1,185,349  1,705,009  (100,000)       2,790,358
Net Property and Equipment..............    399,456    643,366  (150,000)(2)    892,822
Other Assets
  Goodwill, net of amortization.........     81,884    191,352  (4,572 )(3)     268,664
  Other.................................    116,925     51,090  175,000(2)      343,015
                                          ---------  ---------  -------         --
        Total Other Assets..............    198,809    242,442  170,428         611,679
                                          ---------  ---------  -------         --
                                          1,783,614  2,590,817  (79,572)        4,294,859
                                          ---------  ---------  -------         --
                                          ---------  ---------  -------         --

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable......................    439,188    716,033       0          1,155,221
  Accrued expenses and other current
    liabilities.........................    171,608    202,070       0          373,678
  Debt maturing within one year.........      7,520      2,438       0          9,958
  Accrued merger-related, consolidation
    and integration expenses............                        270,000(2)      270,000
                                          ---------  ---------  -------         --
        Total Current Liabilities.......    618,316    920,541  270,000         1,808,857

Long-Term Debt..........................    139,599    129,573       0          269,172
Other Long-Term Obligations.............     33,528     29,177       0          62,705
Convertible Debentures..................    300,000    395,301       0          695,301
Stockholders' Equity:
  Common Stock..........................         97      1,592       0          1,689
  Additional paid-in capital............    483,941    625,762       0          1,109,703
  Cumulative foreign currency
    translation adjustments.............      2,156     (1,040)      0          1,116
  Unrealized gain on short-term
    investments.........................         21          0                  21
  Retained earnings.....................    206,302    491,661  (349,572)(2)(3) 348,391
  Less: treasury stock..................       (346)    (1,750)      0          (2,096)
                                          ---------  ---------  -------         --
        Total Stockholders' Equity......    692,171  1,116,225  (349,572)       1,458,824
                                          ---------  ---------  -------         --
                                          $1,783,614 $2,590,817 $(79,572)       $4,294,859
                                          ---------  ---------  -------         --
                                          ---------  ---------  -------         --


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME


                   FOR THE NINE MONTHS ENDED NOVEMBER 2, 1996


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                 PRO FORMA
                                                                                        ---------------------------
                                                              STAPLES     OFFICE DEPOT   ADJUSTMENTS     COMBINED
                                                            ------------  ------------  -------------  ------------
Sales.....................................................  $  2,803,676  $  4,524,010            0    $  7,327,686
Cost of goods sold and occupancy costs....................     2,146,590     3,510,242            0       5,656,832
                                                            ------------  ------------       ------    ------------
      Gross profit........................................       657,086     1,013,768            0       1,670,854

Operating Expenses:
Operating and selling.....................................       430,761       703,870            0       1,134,631
Pre-opening...............................................         7,790         6,746            0          14,536
General and administrative................................        94,173       122,342            0         216,515
Amortization of goodwill..................................         1,713         3,942         (254)(3)        5,401
Special charge--revised computer strategy.................             0             0            0               0
                                                            ------------  ------------       ------    ------------
      Total Operating Expenses............................       534,437       836,900         (254)      1,371,083
                                                            ------------  ------------       ------    ------------
      Operating income....................................       122,649       176,868          254         299,771

Other income (expense):
  Interest expense, net...................................       (14,577)      (17,783)           0         (32,360)
  Gain on sale of investment..............................             0             0            0               0
  Merger-related costs....................................             0             0            0               0
  Other...................................................             0             0            0               0
                                                            ------------  ------------       ------    ------------
      Total other income (expense)........................       (14,577)      (17,783)           0         (32,360)
      Income before equity in loss of affiliates and
        income taxes......................................       108,072       159,085          254         267,411
Equity/franchise income (loss)............................       (11,262)       (1,830)           0         (13,092)
                                                            ------------  ------------       ------    ------------
      Income before income taxes..........................        96,810       157,255          254         254,319
Income tax expense........................................        37,272        63,677            0         100,949
                                                            ------------  ------------       ------    ------------
      Net income..........................................  $     59,538  $     93,578          254    $    153,370
                                                            ------------  ------------       ------    ------------
                                                            ------------  ------------       ------    ------------
Net income per common share--primary......................  $       0.36  $       0.59                 $       0.44
Net income per common share--fully diluted................  $       0.36  $       0.58                 $       0.44
Number of shares used in computing net income per common
  share--primary..........................................       166,407       158,484       22,188(1)      347,079
Number of shares used in computing net income per common
  share--fully diluted....................................       166,407       175,135       24,519(1)      366,061


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME


                   FOR THE NINE MONTHS ENDED OCTOBER 28, 1995


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                PRO FORMA
                                                                                        -------------------------
                                                              STAPLES     OFFICE DEPOT  ADJUSTMENTS    COMBINED
                                                            ------------  ------------  -----------  ------------
Sales.....................................................  $  2,092,526  $  3,888,730           0   $  5,981,256
Cost of goods sold and occupancy costs....................     1,611,207     3,004,607           0      4,615,814
                                                            ------------  ------------  -----------  ------------
      Gross profit........................................       481,319       884,123           0      1,365,442

Operating Expenses:
Operating and selling.....................................       317,037       580,243           0        897,280
Pre-opening...............................................         4,113        10,408           0         14,521
General and administrative................................        72,127       110,007           0        182,134
Amortization of goodwill..................................         1,392         3,882        (254)(3)        5,020
Special charge--revised computer strategy.................             0             0           0              0
                                                            ------------  ------------  -----------  ------------
      Total Operating Expenses............................       394,669       704,540        (254)     1,098,955
                                                            ------------  ------------  -----------  ------------
      Operating income....................................        86,650       179,583         254        266,487

Other income (expense):
  Interest expense, net...................................       (11,942)      (16,782)          0        (28,724)
  Gain on sale of investment..............................             0             0           0              0
  Merger-related costs....................................             0             0           0              0
  Other...................................................             0             0           0              0
                                                            ------------  ------------  -----------  ------------
      Total other income (expense)........................       (11,942)      (16,782)          0        (28,724)
      Income before equity in loss of affiliates and
        income taxes......................................        74,708       162,801         254        237,763
Equity/franchise income (loss)............................       (11,554)         (614)          0        (12,168)
                                                            ------------  ------------  -----------  ------------
      Income before income taxes..........................        63,154       162,187         254        225,595
Income tax expense........................................        24,314        65,453           0         89,767
                                                            ------------  ------------  -----------  ------------
      Net income..........................................  $     38,840  $     96,734   $     254   $    135,828
                                                            ------------  ------------  -----------  ------------
                                                            ------------  ------------  -----------  ------------
Net income per common share--primary......................  $       0.24  $       0.63               $       0.40
Net income per common share--fully diluted................  $       0.24  $       0.61               $       0.40
Number of shares used in computing net income per
  share--primary..........................................       161,719       154,576      21,641(1)      337,936
Number of shares used in computing net income per
  share--fully diluted....................................       161,719       171,309      23,983(1)      357,011


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                   FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  PRO FORMA
                                                                          -------------------------
                                                              STAPLES     OFFICE DEPOT  ADJUSTMENTS    COMBINED
                                                            ------------  ------------  -----------  ------------
Sales.....................................................  $  3,068,061  $  5,313,192           0   $  8,381,253
Cost of goods sold and occupancy costs....................     2,366,183     4,110,334           0      6,476,517
                                                            ------------  ------------  -----------  ------------
      Gross profit........................................       701,878     1,202,858           0      1,904,736
Operating Expenses:
Operating and selling.....................................       446,324       782,478           0      1,228,802
Pre-opening...............................................         5,607        17,746           0         23,353
General and administrative................................       100,167       153,344           0        253,511
Amortization of goodwill..................................         1,967         5,213        (337)(3)        6,843
Special charge--revised computer strategy.................             0             0           0              0
                                                            ------------  ------------  -----------  ------------
      Total Operating Expenses............................       554,065       958,781        (337)     1,512,509
                                                            ------------  ------------  -----------  ------------
      Operating income....................................       147,813       244,077         337        392,227

Other income (expense):
  Interest expense, net...................................       (15,924)      (21,194)          0        (37,118)
  Gain on sale of investment..............................             0             0           0              0
  Merger-related costs....................................             0             0           0              0
  Other...................................................           109             0           0            109
                                                            ------------  ------------  -----------  ------------
      Total other income (expense)........................       (15,815)      (21,194)          0        (37,009)
      Income before equity in loss of affiliates and
        income taxes......................................       131,998       222,883         337        355,218
Equity/franchise income (loss)............................       (12,153)         (962)          0        (13,115)
                                                            ------------  ------------  -----------  ------------
      Income before income taxes..........................       119,845       221,921         337        342,103
Income tax expense........................................        46,140        89,522           0        135,662
                                                            ------------  ------------  -----------  ------------
      Net income..........................................  $     73,705  $    132,399   $     337   $    206,441
                                                            ------------  ------------  -----------  ------------
                                                            ------------  ------------  -----------  ------------
Net income per common share--primary......................  $       0.46  $       0.85               $       0.61
Net income per common share--fully diluted................  $       0.46  $       0.83               $       0.60
Number of shares used in computing net income per common
  share primary...........................................       162,078       155,551      21,777(1)      339,406
Number of shares used in computing net income per common
  share--fully diluted....................................       162,078       172,242      24,114(1)      358,434

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                   FOR THE FISCAL YEAR ENDED JANUARY 28, 1995

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                PRO FORMA
                                                                                        -------------------------
                                                              STAPLES     OFFICE DEPOT  ADJUSTMENTS    COMBINED
                                                            ------------  ------------  -----------  ------------
Sales.....................................................  $  2,000,149  $  4,266,199           0   $  6,266,348
Cost of goods sold and occupancy costs....................     1,534,360     3,283,498           0      4,817,858
                                                            ------------  ------------  -----------  ------------
      Gross profit........................................       465,789       982,701           0      1,448,490

Operating Expenses:
Operating and selling.....................................       308,456       642,572           0        951,028
Pre-opening...............................................         4,858        11,990           0         16,848
General and administrative................................        69,992       130,022           0        200,014
Amortization of goodwill..................................           756         5,288        (344)(3)        5,700
Special charge--revised computer strategy.................             0             0           0              0
                                                            ------------  ------------  -----------  ------------
      Total Operating Expenses............................       384,062       789,872        (344)     1,173,590
                                                            ------------  ------------  -----------  ------------
      Operating income....................................        81,727       192,829         344        274,900

Other income (expense):
  Interest expense, net...................................        (8,389)      (14,096)          0        (22,485)
  Gain on sale of investment..............................         1,149             0      (1,149)(3)            0
  Merger-related costs....................................        (2,150)            0           0         (2,150)
  Other...................................................         2,736             0           0          2,736
                                                            ------------  ------------  -----------  ------------
      Total other income (expense)........................        (6,654)      (14,096)     (1,149)       (21,899)
      Income before equity in loss of affiliates and
        income taxes......................................        75,073       178,733        (805)       253,001
Equity/franchise income (loss)............................       (11,168)          197           0        (10,971)
                                                            ------------  ------------  -----------  ------------
      Income before income taxes..........................        63,905       178,930        (805)       242,030
Income tax expense........................................        23,965        73,973        (477)(4)       97,461
                                                            ------------  ------------  -----------  ------------
      Net income..........................................  $     39,940  $    104,957   $    (328)  $    144,569
                                                            ------------  ------------  -----------  ------------
                                                            ------------  ------------  -----------  ------------
Net income per common share--primary......................  $       0.28  $       0.69               $       0.46
Net income per common share--fully diluted................  $       0.28  $       0.68               $       0.46
Number of shares used in computing net income per common
  share--primary..........................................       140,261       152,570      21,360(1)      314,191
Number of shares used in computing net income per common
  share--fully diluted....................................       140,261       169,234      23,693(1)      333,188

    See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                   FOR THE FISCAL YEAR ENDED JANUARY 29, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                PRO FORMA
                                                                                        -------------------------
                                                              STAPLES     OFFICE DEPOT  ADJUSTMENTS    COMBINED
                                                            ------------  ------------  -----------  ------------
Sales.....................................................  $  1,308,634  $  2,836,787           0   $  4,145,421
Cost of goods sold and occupancy costs....................     1,013,010     2,185,145           0      3,198,155
                                                            ------------  ------------  -----------  ------------
    Gross profit..........................................       295,624       651,642           0        947,266
Operating Expenses:
Operating and selling.....................................       196,132       423,272           0        619,404
Pre-opening...............................................         2,870         9,073           0         11,943
General and administrative................................        51,337        95,142           0        146,479
Amortization of goodwill..................................             0         1,617         (97)(3)        1,520
Special charge--revised computer strategy.................         7,600             0           0          7,600
                                                            ------------  ------------  -----------  ------------
    Total Operating Expenses..............................       257,939       529,104         (97)       786,946
                                                            ------------  ------------  -----------  ------------

    Operating income......................................        37,685       122,538          97        160,320

Other income (expense):
    Interest expense, net.................................        (4,853)       (6,696)          0        (11,549)
    Gain on sale of investment............................         8,430             0      (8,430)(3)            0
    Merger-related costs..................................        (4,771)            0           0         (4,771)
    Other.................................................         5,054             0           0          5,054
                                                            ------------  ------------  -----------  ------------
    Total other income (expense)..........................         3,860        (6,696)     (8,430)       (11,266)

    Income before equity in loss of affiliates and income
      taxes...............................................        41,545       115,842      (8,333)       149,054

Equity/franchise income (loss)............................        (9,193)          108           0         (9,085)
                                                            ------------  ------------  -----------  ------------

    Income before income taxes............................        32,352       115,950      (8,333)       139,969
Income tax expense........................................        12,900        45,118      (3,498)(4)       54,520
                                                            ------------  ------------  -----------  ------------
    Net income............................................  $     19,452  $     70,832   $  (4,835)  $     85,449
                                                            ------------  ------------  -----------  ------------
                                                            ------------  ------------  -----------  ------------
Net income per common share--primary......................  $       0.14  $       0.48               $       0.28
Net income per common share--fully diluted................  $       0.14  $       0.48               $       0.28
Number of shares used in computing net income per common
  share--primary..........................................       134,296       147,640      20,670(1)      302,606
Number of shares used in computing net income per common
  share--fully diluted....................................       134,296       158,425      22,180(1)      314,901

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1. PRO FORMA EARNINGS PER SHARE

    The pro forma combined net income per share is based on the combined weighted average number of common and common equivalent shares of Staples Common Stock and Office Depot Common Stock for each period. This is based on the Exchange Ratio of 1.14 shares of Staples Common Stock for each share of Office Depot Common Stock, as described in the Merger Agreement.


    The dilutive impact of the Office Depot Zero Coupon Liquid Yield Option Notes is included in the calculation of fully diluted earnings per share (but not primary earnings per share), as these convertible notes are not considered common stock equivalents. The fully diluted calculation assumes conversion of the notes into common stock as of the beginning of the periods presented; the reported net income has been adjusted to add back the interest expense on the notes, net of tax.


    The impact of Staples' convertible debentures is not included in the calculation of fully diluted earnings per share as the effect of these debentures was anti-dilutive.

NOTE 2. MERGER RELATED, CONSOLIDATION AND INTEGRATION EXPENSES


    Staples and Office Depot estimate they will incur merger related costs of approximately $36 million consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges.


    In addition, it is expected that as a result of the Merger, the combined company will incur significant consolidation and integration expenses estimated to be $484 million. For the purposes of the preparation of the unaudited pro forma combined financial statements, an estimate of $520 million is used for the sum of merger related, consolidation and integration expenses. These expenses are expected to include:

    - store and distribution center closures in overlapping markets;

    - write-offs of store assets (including signage) as a result of remodeling retail stores;

    - costs associated with the elimination of certain products from the combined merchandise assortment, including the sale below cost or other disposition of products to be discontinued;

    - write-off of hardware and software relating to the elimination of duplicate management information systems;

    - severance, relocation and retraining costs;

    - incremental and "one-time" advertising and marketing costs; and

    - other related charges.


    The deferred tax benefit of $175 million relating to these expenses has also been reflected as a pro forma adjustment in the pro forma combined balance sheet as of November 2, 1996.



    Approximately $400 million will be charged to operations in the fiscal quarter in which the Merger is consummated. The remaining charge of $120 million will be expensed as it is incurred. The respective managements of Staples and Office Depot anticipate that plans and decisions will be completed and a substantial portion of the remaining $120 million charge will be recorded during fiscal 1997. The unaudited pro forma combined condensed balance sheet gives effect to such expenses as if they had been incurred as of November 2, 1996, but the effects of these costs have not been reflected in the unaudited pro forma combined condensed statements of operations.

NOTE 3. EASTMAN TRANSACTION


    On September 13, 1993, Office Depot acquired Eastman Office Products Corporation ("Eastman"), a contract stationer and office furniture dealer headquartered in California. The acquisition was accounted for as a purchase. Staples owned approximately 17% of Eastman as of the date of acquisition, and therefore recorded a gain of $8,430,000 during the year ended January 29, 1994 and a gain of $1,149,000 during the year ended January 28, 1995 as a result of the sale of this interest to Office Depot. Since the merger of Staples and Office Depot will be accounted for as a pooling of interests, the portion of the Eastman transaction relating to the Staples ownership interest must be eliminated from the pro forma financial statements. Therefore, the "gain on sale of investment" included in the Pro Forma Combined Condensed Statements of Income for the years ended January 29, 1994 and January 28, 1995 has been eliminated. In addition, since the goodwill recorded by Office Depot will be reduced to reflect the Staples ownership interest, amortization of goodwill has been reduced for all Pro Forma Combined Condensed Statements of Income presented. This reduction in goodwill has also been reflected as an adjustment to the Pro Forma Combined Condensed Balance Sheet as of November 2, 1996.


NOTE 4. PROVISION FOR INCOME TAXES

    The provisions for income taxes for the years ended January 29, 1994 and January 28, 1995 have been adjusted to reflect the elimination of the gain on the sale of the Eastman investment originally recorded by Staples, as discussed in Note 3. There was no adjustment to the provision for income taxes to reflect the reduced amortization of goodwill discussed in Note 3 since this amortization is not tax-deductible.

NOTE 5. CONFORMING ADJUSTMENTS

    No material adjustments were required to conform the accounting policies of Staples and Office Depot.

                      DESCRIPTION OF STAPLES CAPITAL STOCK

    Staples' authorized capital stock consists of 500,000,000 shares of Staples Common Stock, $.0006 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK


    As of December 31, 1996, there were 161,332,781 outstanding shares of Staples Common Stock held by approximately 9,360 holders of record. The holders of Staples Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The Staples Board is classified into three classes of approximately equal size, one of which is elected each year. Accordingly, holders of a majority of the Staples Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Staples Common Stock are entitled to share ratably in all assets of Staples which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. The holders of Staples Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Staples Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Staples Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which Staples may issue in the future. Staples has never paid cash dividends on the Staples Common Stock. Staples presently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the rights of holders of Staples Common Stock to receive dividends are limited by Staples' revolving credit agreement, which provides that Staples may not pay any dividends in any fiscal year in excess of 25% of the consolidated net income of Staples for such fiscal year.


PREFERRED STOCK


    Preferred Stock may be issued from time to time in one or more series and the Staples Board, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the Staples Board to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Staples Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Staples. As of December 31, 1996, there were no outstanding shares of Preferred Stock and, other than the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") discussed below under "Description of Staples Capital Stock--Rights Plan," no designated series of Preferred Stock.


RIGHTS PLAN

    In February 1994, Staples adopted the Staples Rights Plan under which preferred stock purchase rights ("Rights") were distributed as a dividend at the rate of eight twenty-sevenths of a Right for each share of Staples Common Stock outstanding. The Rights will expire on February 15, 2004, unless earlier redeemed or exchanged. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Preferred Stock of Staples at an exercise price of $130 per Right (subject to adjustment). The Rights will be exercisable only if a person or group has acquired beneficial ownership of 20% or more of the outstanding Staples Common Stock or announces a tender or exchange offer that would result in such person or group owning 30% or more of the Staples Common Stock. Such percentages may, in the Board's discretion, be lowered, although in no event below 10%. If any person becomes the beneficial owner of 25% or more of the shares of Staples Common Stock, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside members of the Staples Board, or if a 20% or more stockholder consolidates or merges into or engages in certain self dealing transactions with Staples, or if there occurs any reclassification, merger or other transaction or transactions which increases by more than 1% the proportionate share of the outstanding Staples Common Stock held by a 20% or more stockholder, each Right not owned by a 20% or more stockholder will enable its holder to purchase that number of shares of the Staples Common Stock which equals the exercise price of the right divided by one-half of the current market price of the Staples Common Stock at the date of the occurrence of the event. In addition, if Staples is involved in a merger or other business combination transaction with another person or group in which it is not the surviving corporation or in connection with which the Staples Common Stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase that number of shares of common stock of such other person which equals the exercise price of the Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event. Staples will generally be entitled to redeem the Rights at $.02 per Right at any time until the 10th day following public announcement that a 20% stock position has been acquired and in certain other circumstances.

    The Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Subject to the rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock, each share of Series A Preferred Stock will be entitled to a preferential quarterly dividend payment of the greater of (a) $3.375 per share or (b) an aggregate dividend of 337.5 times the dividend declared per share of Staples Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $337.50 per share and will be entitled to an aggregate payment of 337.5 times the payment made per share of Staples Common Stock. Each share of Series A Preferred Stock will have 337.5 votes, voting together with the Staples Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Staples Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 337.5 times the amount received per share of Staples Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of eight twenty-seven-hundredths of a share of Series A Preferred Stock purchasable upon exercise of the eight twenty-sevenths of a Right associated with each share of Staples Common Stock should approximate the value of one share of Staples Common Stock.

    The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Staples on terms not approved by the Board of Directors of Staples, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by Staples at $.02 per Right prior to the tenth day after the public announcement by a person or group of the acquisition of 20% or more of the Staples Common Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    Staples is subject to the provisions of Section 203 of the DGCL, an anti-takeover law. Section 203 prevents an "Interested Stockholder" of a corporation (generally defined to mean any beneficial owner of more than 15% of the corporation's voting stock) from engaging in any "business combination" (as defined in Section 203) with the corporation for a period of three years following the date on which such Interested Stockholder became an Interested Stockholder, unless: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved either the business combination in question or the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding (for purposes of determining the number of shares outstanding) shares held by directors who are also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) following the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the business combination is (x) approved by the Board of Directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least
66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A "business combination" includes, among others, mergers, asset sales and other transactions resulting in a financial benefit to the Interested Stockholder.

    Staples' Certificate of Incorporation requires that holders of two-thirds of Staples' issued and outstanding stock entitled to vote thereon approve any merger, consolidation, dissolution or sale of all or substantially all of the assets of Staples.

    Staples' Certificate of Incorporation requires all stockholder action to occur at a meeting and prohibits stockholder action by written consent. The Bylaws of Staples provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors or the President.

    Staples has included in its Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including under circumstances in which indemnification is otherwise discretionary. Staples believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT

    The transfer agent for the Staples Common Stock is The First National Bank of Boston.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The following is a summary of certain of the material differences between the rights of holders of Staples Common Stock and the rights of holders of Office Depot Common Stock. Since both Staples and Office Depot are organized under the laws of the State of Delaware, such differences arise from differences between various provisions of the Certificate of Incorporation and Bylaws of Staples and the Certificate of Incorporation and Bylaws of Office Depot.

    NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS. Staples' Bylaws provide that the number of directors of Staples shall be fixed by the Board of Directors and shall be not less than five. The Bylaws of Staples also provide that the Board of Directors shall be divided into three classes serving staggered three-year terms and that any one or more of the directors of Staples may be removed, with or without cause, by the holders of at least a majority of the shares then entitled to vote in an election of directors, provided, however, that, if and for so long as the Board of Directors of Staples is classified pursuant to
Section 141(d) of the DGCL, stockholders may effect the removal of one or more directors only for cause. Office Depot's Bylaws provide that the number of directors shall be fixed by the Board of Directors, do not provide for the classification of the Board of Directors and provide that any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the holders of at least a majority of the shares then entitled to vote in an election of directors.

    ADVANCE NOTICE OF STOCKHOLDER PROPOSALS. The respective Bylaws of Staples and Office Depot provide that a stockholder must give advance written notice to the respective company if the stockholder intends to bring any business before a meeting of stockholders or to make nominations for the board of directors. The Bylaws of Staples require that for business to be properly brought by a stockholder before an annual or special meeting, notice must be received by the Secretary of Staples not less than 60 days nor more than 90 days prior to such meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be delivered to the Secretary of Staples not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first.

    The Bylaws of Office Depot provide that for business to be properly brought by a stockholder at an annual meeting, notice must be received by the secretary of Office Depot not less than 90 days prior to the date of the previous year's annual meeting; provided, however, that if the date of an annual meeting differs from that of the previous year by more than 30 days, notice by the stockholder must be so received not later than seven days after notice of such meeting has been given (or such greater period of time as is set forth in such notice). To be timely in connection with a special meeting, a stockholder's notice must be received at the principal executive offices of Office Depot not less than seven days after notice of such meeting has been given (or such greater period of time as is set forth in such notice).

    VOTING REQUIREMENTS AND QUORUMS OF STOCKHOLDER MEETINGS. The respective Bylaws of Staples and Office Depot provide that at any meeting of stockholders, the holders of a majority of the outstanding shares of stock then issued, outstanding and entitled to vote shall constitute a quorum for the transaction of any business. Staples' Bylaws provide that, when a quorum is present, any election by stockholders shall be by a plurality of votes cast. With respect to all other matters, the affirmative vote of the holders of shares of stock representing a majority of the votes cast thereon is required, except when a different vote is required by express provision of law.

    Office Depot's Bylaws provide that when a quorum is present, any election of directors by stockholders shall be by a plurality of votes cast. With respect to all other matters, the affirmative vote of the holders of shares of stock representing a majority of the votes cast thereon is required, provided that when a stockholder approval requirement is applicable under the stockholder approval policy of the New York Stock Exchange, the requirements of Rule 16b-3 under the Exchange Act, any provision of the Code, or is otherwise required by law, the vote required for approval shall be the vote specified in such stockholder approval policy, Rule 16b-3, such Code provision or other law, as the case may be (or the highest such requirement if more than one is applicable).

    TRANSACTIONS WITH INTERESTED STOCKHOLDERS. Staples is subject to Section 203 of the DGCL ("Section 203"). Section 203 prevents an "Interested Stockholder" of a corporation (generally defined to mean any beneficial owner of more than 15% of the corporation's voting stock) from engaging in any "business combination" (as defined in Section 203) with the corporation for a period of three years following the date on which such Interested Stockholder became an Interested Stockholder, unless: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved either the business combination in question or the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding (for purposes of determining the number of shares outstanding) shares held by directors who are also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) concurrently with or following the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the business combination is (x) approved by the Board of Directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A "business combination" includes, among others, mergers, asset sales and other transactions resulting in a financial benefit to the Interested Stockholder.

    Office Depot has expressly elected not to be governed by Section 203.

    APPROVAL OF CERTAIN ACTIONS. Staples' Certificate of Incorporation requires the affirmative vote of two-thirds of the capital stock of Staples outstanding and entitled to vote thereon with respect to certain actions including, among others, the sale, lease or exchange of all or substantially all of the property and assets of Staples; the merger or consolidation of Staples with or into any other corporation or entity; and the dissolution of Staples.

    The Certificate of Incorporation of Office Depot does not contain any comparable provision.

    The foregoing summary does not purport to be a complete statement of the rights of holders of Staples Common Stock and Office Depot Common Stock under, and is qualified in its entirety by reference to, the DGCL, the respective Certificates of Incorporation and Bylaws of Staples and Office Depot and the Staples and Office Depot Rights Agreements. See "Description of Staples Capital Stock" for a summary of certain other rights relating to the Staples Common Stock.

               AMENDMENT TO STAPLES' CERTIFICATE OF INCORPORATION


    At the Staples Special Meeting, Staples stockholders will be asked to consider and vote upon a proposal to amend the Certificate of Incorporation of Staples, subject to the approval of the Merger Proposal and the consummation of the Merger, to change the name of the corporation from "Staples, Inc." to "Staples/Office Depot, Inc." (the "Charter Proposal"). The Board of Directors of Staples believes the approval of the Charter Proposal is in the best interests of Staples and its stockholders and recommends a vote FOR the proposal.



    The approval of the Charter Proposal is not a condition to the approval of the Merger Proposal or the consummation of the Merger. However, approval of the Merger Proposal and the consummation of the Merger are conditions to the filing of the Certificate of Amendment giving effect to the Charter Proposal.

                AMENDMENT TO STAPLES' 1992 EQUITY INCENTIVE PLAN

    At the Staples Special Meeting, Staples stockholders will be asked to consider and vote upon a proposal to amend the 1992 Equity Incentive Plan of Staples (the "Equity Plan") to increase the number of shares of Staples Common Stock authorized for issuance thereunder from 21,600,000 shares to 39,000,000 shares (the Plan Proposal). The Board of Directors of Staples believes the approval of the Plan Proposal is in the best interest of Staples and its stockholders and recommends a vote FOR this proposal.

    The Board of Directors believes that stock options and other equity awards which may be granted under the Equity Plan have been, and will continue to be, an important compensation element in attracting and retaining key employees who are expected to contribute to Staples' growth and success. As a result of the proposed Merger between Staples and Office Depot, the number of outstanding shares of Staples Common Stock and the number of employees of Staples (including employees of its subsidiaries) will more than double. In addition, Staples/Office Depot will not be permitted to grant any options which remained available for grant under Office Depot's option plans. To ensure that Staples/Office Depot has the ability to continue to provide incentive to employees in the form of stock options and restricted stock awards, the Board of Directors of Staples has determined that the number of shares of Staples Common Stock available for issuance under the Equity Plan should be increased to 39,000,000 shares.

    The Plan Proposal is being presented to the stockholders of Staples as a separate proposal from the Merger Proposal, and the approval of the Plan Proposal is not a condition to the approval of the Merger Proposal or the consummation of the Merger.

    The Equity Plan is summarized below. This summary is qualified in all respects by reference to the full text of the Equity Plan, copies of which are available upon request to the Secretary of Staples.

SUMMARY OF THE EQUITY PLAN


    The Equity Plan authorizes Staples to grant options and make restricted stock awards for up to 21,600,000 shares of Staples Common Stock. As of December 31, 1996, 2,720,800 shares of Staples Common Stock had been issued under the Equity Plan (pursuant to both stock option exercises and restricted stock awards), 17,838,378 shares of Staples Common Stock were subject to outstanding stock options under the Equity Plan and 1,040,822 shares of Staples Common Stock remained available for future option grants or restricted stock awards under the Equity Plan. In addition, 452,009 shares remained available for future option grants under Staples' 1987 Stock Option Plan (the "1987 Plan"). Any shares subject to options granted pursuant to the Equity Plan which terminate or expire unexercised will be available for subsequent option grants or restricted stock awards under the Equity Plan. In addition, any restricted stock awarded under the Equity Plan which is repurchased by Staples will be available for subsequent option grants or restricted stock awards under the Equity Plan. No employee may receive options and awards for more than 1,350,000 shares of Staples Common Stock in any fiscal year.



    Employees (including any persons who have entered into an agreement with Staples under which they will be employed by Staples in the future), officers and directors of, and consultants to, Staples (and its subsidiaries) are eligible to receive stock options and restricted stock awards under the Equity Plan. As of December 31, 1996, Staples had approximately 25,011 employees (although this number will more than double if the Merger is consummated). During the fiscal year ended February 3, 1996, (i) Messrs. Stemberg, Hanaka, Bingleman, Wilson, Sargent and Vassalluzzo received options to purchase 213,750 shares, 150,000 shares, 103,500 shares, 58,500 shares, 74,250 shares and 37,500 shares of Staples Common Stock, respectively, under the Equity Plan and the 1987 Plan, (ii) all executive officers as a group received options to purchase an aggregate of 821,625 shares of Staples Common Stock under the Equity Plan and the 1987 Plan; and (iii) all non-executive employees as a group received options to purchase an aggregate of 2,504,399 shares of Staples Common Stock under the Equity Plan and the 1987 Plan. As stock option grants and restricted stock awards under the Equity Plan are discretionary and vary from year to year depending upon a number of factors, Staples cannot now determine the number or nature of awards to be granted to any particular executive officer, executive officers as a group, or non-executive employees as a group under the Equity Plan.

    Stock options granted under the Equity Plan may be either incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options. Options may not be granted at an exercise price of less than the fair market value of the Staples Common Stock on the date of grant (or less than 110% of the fair market value of the Staples Common Stock in the case of incentive stock options granted to optionees holding 10% or more of the voting stock of Staples). Currently, options granted under the Equity Plan generally become exercisable in full on the third anniversary of the date of grant, provided the optionee continues to be employed by Staples on such date. Most options granted under the Equity Plan provide that in the event of a change in control of Staples (as defined), such option will automatically become vested in full or vest as to a portion of the unvested shares, depending on the optionee's role with Staples following the change in control. The approval of the Merger by Staples stockholders will constitute such a change in control. Options generally expire 60 days after the optionee ceases to be an employee of Staples. Incentive stock options and non-qualified options issuable under the Equity Plan expire no later than ten years and ten years and 30 days, respectively, from the date of grant.

    Restricted stock awards entitle the recipient to acquire shares of Staples Common Stock under terms that provide for vesting over a period of time and a right of repurchase in favor of Staples with respect to unvested stock, at a price equal to their original purchase price (if any), when the recipient's relationship with Staples terminates. The purchase price for a restricted stock award may be less than the fair market value of the Staples Common Stock, and restricted stock may also be issued without the payment of a purchase price. The recipient may not sell, transfer or otherwise dispose of shares subject to a restricted stock award until such shares are vested. In fiscal 1996, Staples has issued to certain of its executives, for no monetary consideration, restricted stock that vests on February 1, 2002, subject to acceleration of vesting in full if Staples achieves specified earnings per share growth targets in any fiscal year from fiscal 1997 through fiscal 2000. Such restricted stock shall be deemed repurchased and forfeited if the recipient leaves the employment of Staples for any reason prior to the vesting date.

    The Equity Plan is administered by the Compensation Committee of the Staples Board, which is authorized, subject to the provisions of the Equity Plan, to determine the persons to whom, and the time or times at which, stock options and restricted stock awards are granted, the number of shares of Staples Common Stock covered by the option or award, its exercise price or purchase price, the period and rate over which the stock option becomes exercisable or the repurchase rights with respect to the restricted stock awards lapse, and the expiration date of stock options.

    The Staples Board may at any time amend or modify the terms of the Equity Plan in any respect, except that if the approval of the stockholders of Staples is required under Section 162(m) or Section 422 of the Code, the Staples Board may not effect such modification or amendment without such approval. The Equity Plan will terminate on the earlier of (i) April 16, 2002, or (ii) the date on which all shares available for issuance under the Equity Plan shall have been issued.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material federal income tax considerations regarding the treatment of incentive stock options and nonstatutory stock options. The tax consequences recognized by an optionee may vary; THEREFORE, AN OPTIONEE SHOULD CONSULT HIS OR HER TAX ADVISOR FOR ADVICE CONCERNING ANY SPECIFIC TRANSACTION.

    INCENTIVE STOCK OPTIONS. No taxable income will be recognized by an optionee upon the grant or exercise of an incentive stock option granted under the Equity Plan (provided that the difference between the option exercise price and the fair market value of the stock on the date of exercise must be included in the optionee's "alternative minimum taxable income" as described below), and no corresponding expense deduction will be available to Staples. Generally, if an optionee holds shares acquired upon the exercise of incentive stock options until the later of (i) two years from the grant of the option and (ii) one year from the date of exercise (the "Statutory Holding Period"), any gain to the optionee upon a sale of such shares will be treated as a capital gain. The gain recognized upon the sale of the shares is the difference between the sale price and the option price of the shares. The net federal income tax effect on the holder of incentive stock options is to defer, until the shares are sold, taxation of any increase in the shares' value from the time of grant to the time of exercise, and to cause all such increase to be treated as capital gain.

    If the optionee sells the shares prior to the expiration of the Statutory Holding Period (a "Disqualifying Disposition"), he or she will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price, or (ii) the amount realized on the sale less the option price, and Staples will receive a corresponding business expense deduction. Any additional gain will be treated as a long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If the optionee sells the shares for less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be a long-term capital loss if the shares are held for more than one year prior to the sale and as a short-term capital loss if the shares are held for a shorter period.

    Special rules may apply to options held by persons who are required to file reports pursuant to Section 16 of the Exchange Act, or any successor provision ("Reporting Persons"). If the optionee making a Disqualifying Disposition is a Reporting Person, and the option was exercised within six months of the date of grant, the amount of ordinary income (and the amount of Staples' business expense deduction) will be equal to the lesser of (i) the fair market value of the shares on the date that is six months after the date of grant less the option price, or (ii) the sale price less the option price.

    For purposes of the "alternative minimum tax" applicable to individuals, the exercise of an incentive stock option is treated in the same manner as the exercise of a nonstatutory option. Thus, an optionee must, in the year of option exercise, include the difference between the exercise price and the fair market value of the shares on the date of exercise in alternative minimum taxable income. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at a rate of 26% to 28% but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

    NONSTATUTORY STOCK OPTIONS. No taxable income is recognized by the optionee upon the grant of a nonstatutory option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price (and Staples is required to withhold an appropriate amount for tax purposes). However, the following special rules apply to Reporting Persons. If a Reporting Person exercises the option within six months of the date of grant, upon exercise of such option no income will be recognized by the optionee until six months have expired from the date the option was granted, and the income then recognized will include any appreciation in the value of the shares during the period between the date of exercise and the date six months after the date of grant, unless the optionee makes an election under Section 83(b) of the Code to have the difference between the exercise price and fair market value at the time of exercise recognized as ordinary income as of the time of exercise.

    Staples will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

    RESTRICTED STOCK AWARDS. For federal income tax purposes, neither Staples nor the recipient of a restricted stock award will recognize any income or be entitled to any deduction at the time the award is granted, unless the recipient makes an election under Section 83(b) of the Code. If the recipient makes a
Section 83(b) election within 30 days of the date of the grant, then the recipient will recognize ordinary income, for the year in which the award is granted, in an amount equal to the excess of the fair market value of the shares at the time the award is granted over the purchase price paid for the shares. If such election is made and the recipient subsequently forfeits some or all of the shares, the recipient generally will not be entitled to any tax refund. If the Section 83(b) election is not made, the recipient will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the excess of the fair market value of the shares at the time of such lapse over the original purchase price paid for the shares. Staples will be entitled to deduct as a compensation expense (subject to the limitations imposed by Section 162(m) of the Code) the same amount the employee is required to recognize as ordinary income, in the same year the employee includes the amount in income for federal income tax purposes.

    Any additional gain or any loss recognized upon the disposition of the shares acquired pursuant to a restricted stock award will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period begins just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) election is not made, or just after the award is granted if a Section 83(b) election is made.

    This tax summary is general and does not apply to gifts or any dispositions other than sales. Also, under certain circumstances, a person may be entitled to a credit for alternative minimum tax already paid. In addition, in some individual cases, it will be important to consider the state, federal and international tax consequences of participation in the Equity Plan and the effect, if any, of gift, estate and inheritance taxes.

                                 LEGAL MATTERS


    The validity of the shares of Staples Common Stock to be issued in connection with the Merger will be passed upon for Staples by Hale and Dorr LLP, Boston, Massachusetts.


                                    EXPERTS


    The consolidated financial statements of Staples at January 28, 1995 and February 3, 1996 and for each of the three years in the period ended February 3, 1996 incorporated in this Joint Proxy Statement/ Prospectus and Registration Statement by reference to Staples' Annual Report on Form 10-K for the fiscal year ended February 3, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



    Representatives of Ernst & Young LLP are expected to be present at the Staples Special Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.


    The consolidated financial statements and the related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference from Office Depot's Annual Report on Form 10-K for the fiscal year ended December 30, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           ANNEX A--MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER
                         dated as of September 4, 1996,
                                     among
                                 Staples, Inc.
                            Marlin Acquisition Corp.
                                      and
                               Office Depot, Inc.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                              ---------
ARTICLE I

    THE MERGER..............................................................................................        A-1
    Section 1.01      Effective Time of the Merger..........................................................        A-1
    Section 1.02      Closing...............................................................................        A-1
    Section 1.03      Effects of the Merger.................................................................        A-2
    Section 1.04      Directors and Officers................................................................        A-2

ARTICLE II

    CONVERSION OF SECURITIES................................................................................        A-2
    Section 2.01      Conversion of Capital Stock...........................................................        A-2
    Section 2.02      Exchange of Certificates..............................................................        A-3

ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF OFFICE DEPOT..........................................................        A-5
    Section 3.01      Organization of Office Depot..........................................................        A-5
    Section 3.02      Office Depot Capital Structure........................................................        A-5
    Section 3.03      Authority; No Conflict; Required Filings and Consents.................................        A-6
    Section 3.04      SEC Filings; Financial Statements.....................................................        A-7
    Section 3.05      No Undisclosed Liabilities............................................................        A-7
    Section 3.06      Absence of Certain Changes or Events..................................................        A-7
    Section 3.07      Taxes.................................................................................        A-8
    Section 3.08      Properties............................................................................        A-8
    Section 3.09      Intellectual Property.................................................................        A-9
    Section 3.10      Agreements, Contracts and Commitments.................................................        A-9
    Section 3.11      Litigation............................................................................        A-9
    Section 3.12      Environmental Matters.................................................................        A-9
    Section 3.13      Employee Benefit Plans................................................................       A-10
    Section 3.14      Compliance With Laws..................................................................       A-10
    Section 3.15      Accounting and Tax Matters............................................................       A-11
    Section 3.16      Registration Statement; Proxy Statement/Prospectus....................................       A-11
    Section 3.17      Labor Matters.........................................................................       A-11
    Section 3.18      Insurance.............................................................................       A-11
    Section 3.19      No Existing Discussions...............................................................       A-12
    Section 3.20      Opinion of Financial Advisor..........................................................       A-12
    Section 3.21      Section 203 of the DGCL Not Applicable................................................       A-12
    Section 3.22      Rights Agreement......................................................................       A-12

ARTICLE IV

    REPRESENTATIONS AND WARRANTIES OF STAPLES AND SUB.......................................................       A-12
    Section 4.01      Organization of Staples and Sub.......................................................       A-12
    Section 4.02      Staples Capital Structure.............................................................       A-12
    Section 4.03      Authority; No Conflict; Required Filings and Consents.................................       A-13
    Section 4.04      SEC Filings; Financial Statements.....................................................       A-14
    Section 4.05      No Undisclosed Liabilities............................................................       A-14
    Section 4.06      Absence of Certain Changes or Events..................................................       A-14
    Section 4.07      Taxes.................................................................................       A-15
    Section 4.08      Properties............................................................................       A-15

                                                                                                                PAGE
                                                                                                              ---------
    Section 4.09      Intellectual Property.................................................................       A-15
    Section 4.10      Agreements, Contracts and Commitments.................................................       A-16
    Section 4.11      Litigation............................................................................       A-16
    Section 4.12      Environmental Matters.................................................................       A-16
    Section 4.13      Employee Benefit Plans................................................................       A-16
    Section 4.14      Compliance With Laws..................................................................       A-17
    Section 4.15      Accounting and Tax Matters............................................................       A-17
    Section 4.16      Registration Statement; Proxy Statement/Prospectus....................................       A-17
    Section 4.17      Labor Matters.........................................................................       A-17
    Section 4.18      Insurance.............................................................................       A-18
    Section 4.19      Opinion of Financial Advisor..........................................................       A-18
    Section 4.20      No Existing Discussions...............................................................       A-18
    Section 4.21      Section 203 of the DGCL Not Applicable................................................       A-18
    Section 4.22      Interim Operations of Sub.............................................................       A-18

ARTICLE V

    CONDUCT OF BUSINESS.....................................................................................       A-18
    Section 5.01      Covenants of Office Depot and Staples.................................................       A-18
    Section 5.02      Cooperation...........................................................................       A-19

ARTICLE VI

    ADDITIONAL AGREEMENTS...................................................................................       A-20
    Section 6.01      No Solicitation.......................................................................       A-20
    Section 6.02      Proxy Statement/Prospectus; Registration Statement....................................       A-20
    Section 6.03      Nasdaq and NYSE Quotation.............................................................       A-21
    Section 6.04      Access to Information.................................................................       A-21
    Section 6.05      Stockholders Meetings.................................................................       A-21
    Section 6.06      Legal Conditions to Merger............................................................       A-21
    Section 6.07      Public Disclosure.....................................................................       A-22
    Section 6.08      Tax-Free Reorganization...............................................................       A-23
    Section 6.09      Pooling Accounting....................................................................       A-23
    Section 6.10      Affiliate Agreements..................................................................       A-23
    Section 6.11      Nasdaq Quotation......................................................................       A-23
    Section 6.12      Stock Plans...........................................................................       A-23
    Section 6.13      Brokers or Finders....................................................................       A-24
    Section 6.14      Indemnification.......................................................................       A-24
    Section 6.15      Letter of Staples' Accountants........................................................       A-25
    Section 6.16      Letter of Office Depot's Accountants..................................................       A-25
    Section 6.17      Stock Option Agreements...............................................................       A-25
    Section 6.18      Benefit Plans.........................................................................       A-25

ARTICLE VII

    CONDITIONS TO MERGER....................................................................................       A-25
    Section 7.01      Conditions to Each Party's Obligation To Effect the Merger............................       A-25
    Section 7.02      Additional Conditions to Obligations of Staples and Sub...............................       A-26
    Section 7.03      Additional Conditions to Obligations of Office Depot..................................       A-27

ARTICLE VIII

    TERMINATION AND AMENDMENT...............................................................................       A-27
    Section 8.01      Termination...........................................................................       A-27

                                                                                                                PAGE
                                                                                                              ---------
    Section 8.02      Effect of Termination.................................................................       A-28
    Section 8.03      Fees and Expenses.....................................................................       A-29
    Section 8.04      Amendment.............................................................................       A-30
    Section 8.05      Extension; Waiver.....................................................................       A-30

ARTICLE IX

    MISCELLANEOUS...........................................................................................       A-30
    Section 9.01      Nonsurvival of Representations, Warranties and Agreements.............................       A-30
    Section 9.02      Notices...............................................................................       A-30
    Section 9.03      Interpretation........................................................................       A-31
    Section 9.04      Counterparts..........................................................................       A-31
    Section 9.05      Entire Agreement; No Third Party Beneficiaries........................................       A-32
    Section 9.06      Governing Law.........................................................................       A-32
    Section 9.07      Assignment............................................................................       A-32


Exhibit A--Staples Stock Option Agreement

Exhibit B--Office Depot Option Agreement

Schedule 1--List of Directors

                            TABLES OF DEFINED TERMS

                                                                                                 CROSS REFERENCE
TERMS                                                                                              IN AGREEMENT
----------------------------------------------------------------------------------------------  ------------------
Acquisition Proposal..........................................................................  Section 6.01(a)
Affiliate.....................................................................................  Section 6.10
Affiliate Agreement...........................................................................  Section 6.10
Agreement.....................................................................................  Preamble
Alternative Transaction.......................................................................  Section 8.03(g)
Bankruptcy and Equity Exception...............................................................  Section 3.03(a)
Blue Sky......................................................................................  Section 7.02(d)
Certificate of Merger.........................................................................  Section 1.01
Certificates..................................................................................  Section 2.02(b)
Closing.......................................................................................  Section 1.02
Closing Date..................................................................................  Section 1.02
Code..........................................................................................  Preamble
Confidentiality Agreement.....................................................................  Section 6.01(a)
Constituent Corporations......................................................................  Section 1.03
Costs.........................................................................................  Section 6.14(a)
Current Premium...............................................................................  Section 6.14(b)
DGCL..........................................................................................  Section 1.01
Exchange Ratio................................................................................  Section 2.01(c)
Effective Time................................................................................  Section 1.01
Environmental Law.............................................................................  Section 3.12(c)
ERISA.........................................................................................  Section 3.13(a)
ERISA Affiliate...............................................................................  Section 3.13(a)
Exchange Act..................................................................................  Section 3.03(c)
Exchange Agent................................................................................  Section 2.02(a)
Exchange Fund.................................................................................  Section 2.02(a)
Expiration Date...............................................................................  Section 8.01(b)
Governmental Entity...........................................................................  Section 3.03(c)
Hazardous Substance...........................................................................  Section 3.12(c)
HSR Act.......................................................................................  Section 3.03(c)
Incentive Stock Options.......................................................................  Section 6.12(a)
Indemnified Parties...........................................................................  Section 6.14(a)
IRS...........................................................................................  Section 3.07(b)
Joint Proxy Statement.........................................................................  Section 3.16
Material Adverse Change.......................................................................  Section 3.06
Material Leases...............................................................................  Section 3.08
Merger........................................................................................  Preamble
Office Depot Balance Sheet....................................................................  Section 3.04(b)
Office Depot Common Stock.....................................................................  Section 2.01(b)
Office Depot Disclosure Schedule..............................................................  Article III
Office Depot Employee Plans...................................................................  Section 3.13(a)
Office Depot Material Adverse Effect..........................................................  Section 3.01
Office Depot Material Contracts...............................................................  Section 3.10
Office Depot Preferred Stock..................................................................  Section 3.02(a)
Office Depot SEC Reports......................................................................  Section 3.04(a)
Office Depot Stock Option.....................................................................  Section 6.12(a)
Office Depot Stock Option Agreement...........................................................  Preamble
Office Depot Stock Plans......................................................................  Section 3.02(a)

                                                                                                 CROSS REFERENCE
TERMS                                                                                              IN AGREEMENT
----------------------------------------------------------------------------------------------  ------------------
Office Depot Stockholders' Meeting............................................................  Section 3.16
Order.........................................................................................  Section 6.06(b)
Outside Date..................................................................................  Section 8.01(b)
Registration Statement........................................................................  Section 3.16
Rule 145......................................................................................  Section 6.10
SEC...........................................................................................  Section 3.04(a)
Securities Act................................................................................  Section 3.03(c)
Staples Balance Sheet.........................................................................  Section 4.04(b)
Staples Common Stock..........................................................................  Section 2.01(b)
Staples Disclosure Schedule...................................................................  Article IV
Staples Employee Plans........................................................................  Section 4.13(a)
Staples Material Adverse Effect...............................................................  Section 4.01
Staples Material Contracts....................................................................  Section 4.10
Staples Preferred Stock.......................................................................  Section 4.02(a)
Staples Rights................................................................................  Section 2.01(c)
Staples Rights Plan...........................................................................  Section 4.02(b)
Staples SEC Reports...........................................................................  Section 4.04(a)
Staples Stock Option Agreement................................................................  Preamble
Staples Stock Plans...........................................................................  Section 4.02(a)
Staples Stockholders' Meeting.................................................................  Section 3.16
Staples Voting Proposal.......................................................................  Section 6.05(a)
Stock Option Agreements.......................................................................  Preamble
Subsidiary....................................................................................  Section 3.01
Superior Proposal.............................................................................  Section 6.01(a)
Surviving Corporation.........................................................................  Section 1.03(a)
Tax...........................................................................................  Section 3.07(a)
Taxes.........................................................................................  Section 3.07(a)
Third Party...................................................................................  Section 8.03(g)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 4, 1996, by and among Staples, Inc., a Delaware corporation ("Staples"), Marlin Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Staples ("Sub"), and Office Depot, Inc., a Delaware corporation ("Office Depot").

    WHEREAS, the Boards of Directors of Staples and Office Depot deem it advisable and in the best interests of each corporation and its respective stockholders that Staples and Office Depot combine in order to advance the long-term business interests of Staples and Office Depot;

    WHEREAS, the combination of Staples and Office Depot shall be effected by the terms of this Agreement through a merger in which the stockholders of Office Depot will become stockholders of Staples (the "Merger");

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Staples' and Office Depot's willingness to enter into this Agreement, Staples and Office Depot have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as EXHIBIT A (the "Staples Stock Option Agreement"), pursuant to which Office Depot granted Staples an option to purchase shares of common stock of Office Depot under certain circumstances, and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as EXHIBIT B, (the "Office Depot Stock Option Agreement" and, together with the Staples Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Staples granted Office Depot an option to purchase shares of common stock of Staples under certain circumstances;

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    Section 1.01 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the Delaware General Corporation Law ("DGCL") (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.03) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

    Section 1.02 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., E.S.T., on a date to be specified by Staples and Office Depot, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.01, 7.02(b) (other than the delivery of the officers' certificate referred to therein) and 7.03(b) (other than the delivery of the officers' certificate referred to therein) (provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the "Closing Date"), at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Staples and Office Depot.

    Section 1.03 EFFECTS OF THE MERGER. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Office Depot (Sub and Office Depot are sometimes referred to below as the "Constituent Corporations" and Office Depot following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Office Depot shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $.01 per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

    Section 1.04  DIRECTORS AND OFFICERS.

    (a) The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    (b) Prior to the Effective Time, Staples shall (i) increase the number of the members of the Board of Directors of Staples and the Surviving Corporation to 15 and (ii) take such action as may be necessary such that the Board of Directors of Staples and the Surviving Corporation, immediately following the Effective Time is comprised of the persons listed on SCHEDULE 1 attached hereto.

    (c) Staples shall take such action so that, upon the Effective Time, the following persons, subject to availability, shall hold the following positions with Staples: David I. Fuente--Executive Chairman; Thomas G. Stemberg--Chief Executive Officer; and Martin E. Haneka--Chief Operating Officer and President. It is the current intention of the parties that: (i) David I. Fuente will remain as Executive Chairman for up to three years and then become Chairman of the Executive Committee, and (ii) Thomas G. Stemberg will remain as Chief Executive Officer for up to three years and then become Chairman of the Board.

    (d) Staples shall, promptly following the execution of this Agreement, offer to enter into Employment Agreements, in the forms attached to the Staples Disclosure Schedule (as defined in Article IV), with those Office Depot employees listed in Section 1.04 of the Staples Disclosure Schedule.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

    Section 2.01 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Office Depot Common Stock or capital stock of Sub:

    (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK AND STAPLES-OWNED STOCK. All shares of Common Stock, par value $.01 per share, of Office Depot ("Office Depot Common Stock") that are owned by Office Depot as treasury stock and any shares of Office Depot Common Stock owned by Staples, Sub or any other wholly-owned Subsidiary (as defined in Section 3.01) of Staples shall be cancelled and retired and shall cease to exist and no stock of Staples or other consideration shall be delivered in exchange therefor. All shares of Common Stock, par value $.0006 per share, of Staples ("Staples Common Stock") owned by Office Depot shall be unaffected by the Merger.

    (c) EXCHANGE RATIO FOR OFFICE DEPOT COMMON STOCK. Subject to Section 2.02, each issued and outstanding share of Office Depot Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive 1.14 shares (the "Exchange Ratio") of Staples

Common Stock. All such shares of Office Depot Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Staples Common Stock and any cash in lieu of fractional shares of Staples Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

    Section 2.02 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Office Depot Common Stock for Staples Common Stock pursuant to the Merger are as follows:

    (a) EXCHANGE AGENT. As of the Effective Time, Staples shall deposit with a bank or trust company designated by Staples and Office Depot (the "Exchange Agent"), for the benefit of the holders of shares of Office Depot Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, certificates representing the shares of Staples Common Stock (such shares of Staples Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Office Depot Common Stock.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Office Depot Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of Staples Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Staples and Office Depot may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Staples Common Stock (plus cash in lieu of fractional shares, if any, of Staples Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Staples, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Staples Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Office Depot Common Stock which is not registered in the transfer records of Office Depot, a certificate representing the proper number of shares of Staples Common Stock may be issued to a transferee if the Certificate representing such Office Depot Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Staples Common Stock and cash in lieu of any fractional shares of Staples Common Stock as contemplated by this Section 2.02.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Staples Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Staples Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Staples Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Staples Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Staples Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Staples Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN OFFICE DEPOT COMMON STOCK. All shares of Staples Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Office Depot Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Office Depot on such shares of Office Depot Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.01) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Office Depot Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

    (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Staples Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Staples. Notwithstanding any other provision of this Agreement, each holder of shares of Office Depot Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Staples Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Staples Common Stock multiplied by the average of the last reported sales prices of Staples Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of Office Depot for 180 days after the Effective Time shall be delivered to Staples, upon demand, and any stockholders of Office Depot who have not previously complied with this Section 2.02 shall thereafter look only to Staples for payment of their claim for Staples Common Stock, any cash in lieu of fractional shares of Staples Common Stock and any dividends or distributions with respect to Staples Common Stock.

    (g) NO LIABILITY. Neither Staples nor Office Depot shall be liable to any holder of shares of Office Depot Common Stock or Staples Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) WITHHOLDING RIGHTS. Each of Staples and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Office Depot Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Staples, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Office Depot Common Stock in respect of which such deduction and withholding was made by Surviving Corporation or Staples, as the case may be.

    (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed

Certificate the shares of Staples Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Staples Common Stock deliverable in respect thereof pursuant to this Agreement.

    (j) AFFILIATES. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 6.10) of Office Depot shall not be exchanged until Staples has received an Affiliate Agreement (as defined in Section 6.10) from such Affiliate.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF OFFICE DEPOT

    Office Depot represents and warrants to Staples and Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Office Depot to Staples on or before the date of this Agreement (the "Office Depot Disclosure Schedule"). The Office Depot Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

    Section 3.01 ORGANIZATION OF OFFICE DEPOT. Each of Office Depot and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Office Depot and its Subsidiaries, taken as a whole (a "Office Depot Material Adverse Effect"). Except as set forth in the Office Depot SEC Reports (as defined in Section 3.04) filed prior to the date hereof, neither Office Depot nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Office Depot and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    Section 3.02  OFFICE DEPOT CAPITAL STRUCTURE.

    (a) The authorized capital stock of Office Depot consists of 400,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value ("Office Depot Preferred Stock"). As of August 30, 1996, (i) 156,882,058 shares of Office Depot Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of Office Depot Common Stock were held in the treasury of Office Depot or by Subsidiaries of Office Depot. The Office Depot Disclosure Schedule shows the number of shares of Office Depot Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of August 27, 1996 and the plans under which such options were granted (collectively, the "Office Depot Stock Plans"). No material change in such capitalization has occurred between August 27, 1996 and the date of this Agreement. As of the date of this Agreement, none of the shares of Office Depot Preferred Stock is issued and outstanding. All shares of Office Depot Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Office Depot or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Office Depot Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Office Depot's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Office Depot or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Office Depot's voting rights, charges or other encumbrances of any nature.

    (b) Except as set forth in this Section 3.02 or as reserved for future grants of options under the Office Depot Stock Plans or the Staples Stock Option Agreement, there are no equity securities of any class of Office Depot or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Office Depot or any of its Subsidiaries is a party or by which it is bound obligating Office Depot or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Office Depot or any of its Subsidiaries or obligating Office Depot or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Office Depot, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Office Depot.

    Section 3.03  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Office Depot has all requisite corporate power and authority to enter into this Agreement and the Staples Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Staples Stock Option Agreement. The execution and delivery of this Agreement and the Staples Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and the Staples Stock Option Agreement by Office Depot have been duly authorized by all necessary corporate action on the part of Office Depot, subject only to the approval of the Merger by Office Depot's stockholders under the DGCL. This Agreement and the Staples Stock Option Agreement have been duly executed and delivered by Office Depot and constitute the valid and binding obligations of Office Depot, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

    (b) The execution and delivery of this Agreement and the Staples Stock Option Agreement by Office Depot does not, and the consummation of the transactions contemplated by this Agreement and the Staples Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Office Depot,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Office Depot or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Office Depot or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Office Depot Material Adverse Effect.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Office Depot or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Staples Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Joint Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country (including the Canadian Competition Act and the Investment Canada Act) and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Office Depot Material Adverse Effect.

    Section 3.04  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Office Depot has filed and made available to Staples all forms, reports and documents required to be filed by Office Depot with the SEC since July 1, 1994 other than registration statements on Form S-8 (collectively, the "Office Depot SEC Reports"). The Office Depot SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Office Depot SEC Reports or necessary in order to make the statements in such Office Depot SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Office Depot's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Office Depot SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Office Depot and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Office Depot as of December 30, 1995 is referred to herein as the "Office Depot Balance Sheet."

    Section 3.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Office Depot SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 29, 1996 in the ordinary course of business consistent with past practices, Office Depot and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Office Depot Material Adverse Effect.

    Section 3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Office Depot SEC Reports filed prior to the date hereof or disclosed in writing by Office Depot to Staples on or prior to the date hereof, since the date of the Office Depot Balance Sheet, Office Depot and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations, business or properties (a "Material Adverse Change"), of Office Depot and its Subsidiaries, taken as a whole (other than changes that are the effect or result of economic factors affecting the economy as a whole or the retail markets in which Office Depot competes), or any development or combination of developments of which the management of Office Depot is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Office Depot Material Adverse Effect (other than developments that are the effect or result of actions to be taken by Staples or economic factors affecting the economy as a whole or the retail markets in which Office Depot competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Office Depot or any of its Subsidiaries having a Office Depot Material Adverse Effect; (iii) any material change by Office Depot in its accounting methods, principles or practices to which Staples has not previously consented in writing; (iv) any revaluation by Office Depot of any of its assets having a Office Depot Material Adverse Effect; or (v) any other action or event that would have required the consent of Staples pursuant to
Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Office Depot Material Adverse Effect.

    Section 3.07  TAXES.

    (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b) Office Depot and each of its Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Office Depot Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for taxes, or to the actual knowledge of the executive officers of Office Depot, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, are reasonably likely to have a Office Depot Material Adverse Effect. Office Depot and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Office Depot Material Adverse Effect. Neither Office Depot nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election which shall not have a Office Depot Material Adverse Effect. There are no liens for taxes upon the assets of Office Depot or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Office Depot Material Adverse Effect.

    Section 3.08  PROPERTIES.

    (a) Office Depot has provided to Staples a true and complete list of all real property leased by Office Depot or its Subsidiaries pursuant to leases providing for the occupancy, in each case, of (i) a retail store or (ii) other facilities in excess of 20,000 square feet (collectively "Material Lease(s)") and the location of the premises. Office Depot is not in default under any of such leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Office Depot Material Adverse Effect.

    (b) Office Depot has provided to Staples a true and complete list of all real property that Office Depot or any of its Subsidiaries owns. With respect to each such item of real property, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Office Depot Material Adverse Effect: (a) Office Depot or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (b) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

    Section 3.09 INTELLECTUAL PROPERTY. Office Depot owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Office Depot as currently conducted, subject to such exceptions that would not be reasonably likely to have a Office Depot Material Adverse Effect.

    Section 3.10 AGREEMENTS, CONTRACTS AND COMMITMENTS. Office Depot has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Office Depot SEC Reports ("Office Depot Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Office Depot Material Adverse Effect. Each Office Depot Material Contract that has not expired by its terms is in full force and effect.

    Section 3.11 LITIGATION. Except as described in the Office Depot SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Office Depot pending or as to which Office Depot has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Office Depot Material Adverse Effect or a material adverse effect on the ability of Office Depot to consummate the transactions contemplated by this Agreement.

    Section 3.12  ENVIRONMENTAL MATTERS.

    (a) Except as disclosed in the Office Depot SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Office Depot Material Adverse Effect: (i) Office Depot and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by Office Depot and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c));
(iii) the properties formerly owned or operated by Office Depot or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Office Depot or any of its Subsidiaries; (iv) neither Office Depot nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Office Depot nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Office Depot nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Office Depot or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Office Depot nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Office Depot or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Office Depot pursuant to any Environmental Law.

    (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

    (c) As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

    Section 3.13  EMPLOYEE BENEFIT PLANS.

    (a) Office Depot has listed in Section 3.13 of the Office Depot Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Office Depot or any trade or business (whether or not incorporated) which is a member or which is under common control with Office Depot (an "ERISA Affiliate") within the meaning of
Section 414 of the Code, or any Subsidiary of Office Depot (together, the "Office Depot Employee Plans").

    (b) With respect to each Office Depot Employee Plan, Office Depot has made available to Staples, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Office Depot Employee Plan,
(iii) each trust agreement and group annuity contract, if any, relating to such Office Depot Employee Plan and (iv) the most recent actuarial report or valuation relating to a Office Depot Employee Plan subject to Title IV of ERISA.

    (c) With respect to the Office Depot Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Office Depot, there exists no condition or set of circumstances in connection with which Office Depot could be subject to any liability that is reasonably likely to have a Office Depot Material Adverse Effect under ERISA, the Code or any other applicable law.

    (d) With respect to the Office Depot Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Office Depot, which obligations are reasonably likely to have a Office Depot Material Adverse Effect.

    (e) Except as disclosed in Office Depot SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Office Depot nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Office Depot or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Office Depot of the nature contemplated by this Agreement, (ii) agreement with any officer of Office Depot providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 3.14 COMPLIANCE WITH LAWS. Office Depot has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Office Depot Material Adverse Effect.

    Section 3.15 ACCOUNTING AND TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither Office Depot nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would (i) prevent Staples from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

    Section 3.16 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information to be supplied by Office Depot for inclusion in the registration statement on Form S-4 pursuant to which shares of Staples Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Office Depot for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Staples and Office Depot in connection with the meeting of Office Depot's stockholders to consider this Agreement and the Merger (the "Office Depot Stockholders' Meeting") and in connection with the meeting of Staples' stockholders (the "Staples Stockholders' Meeting") to consider the issuance of shares of Staples Common Stock pursuant to the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Office Depot or Staples, at the time of the Office Depot Stockholders' Meeting and the Staples Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Office Depot Stockholders' Meeting or the Staples Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Office Depot or any of its Affiliates, officers or directors should be discovered by Office Depot which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Office Depot shall promptly inform Staples.

    Section 3.17 LABOR MATTERS. Neither Office Depot nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Office Depot or any of its Subsidiaries the subject of any material proceeding asserting that Office Depot or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Office Depot, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Office Depot or any of its Subsidiaries.

    Section 3.18 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Office Depot or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Office Depot and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Office Depot Material Adverse Effect.

    Section 3.19 NO EXISTING DISCUSSIONS. As of the date hereof, Office Depot is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01).

    Section 3.20 OPINION OF FINANCIAL ADVISOR. The financial advisor of Office Depot, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has delivered to Office Depot an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair to the holders of Office Depot Common Stock from a financial point of view.

    Section 3.21 SECTION 203 OF THE DGCL NOT APPLICABLE. Section 203 of the DGCL is not applicable to Office Depot or (by reason of Office Depot's participation therein) the Merger. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Office Depot or (by reason of Office Depot's participation therein) the Merger or the other transactions contemplated by this Agreement.

    Section 3.22 RIGHTS AGREEMENT. Office Depot has entered into a Rights Agreement, a true and correct copy of which has previously been provided to Staples, under which Staples is defined as an "Exempt Person."

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF STAPLES AND SUB

    Staples and Sub represent and warrant to Office Depot that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Staples to Office Depot on or before the date of this Agreement (the "Staples Disclosure Schedule"). The Staples Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

    Section 4.01 ORGANIZATION OF STAPLES AND SUB. Each of Staples and Sub and Staples' other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Staples and its Subsidiaries, taken as a whole (a "Staples Material Adverse Effect"). Except as set forth in the Staples SEC Reports (as defined in Section 4.04) filed prior to the date hereof, neither Staples nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Staples and comprising less than five percent (5%) of the outstanding stock of such company.

    Section 4.02  STAPLES CAPITAL STRUCTURE.

    (a) The authorized capital stock of Staples consists of 500,000,000 shares of Common Stock, $.0006 par value, and 5,000,000 shares of Preferred Stock, $.01 par value ("Staples Preferred Stock"). As of August 3, 1996, (i) 160,449,493 shares of Staples Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 37,390 shares of Staples Common Stock were held in the treasury of Staples or by Subsidiaries of Staples. The Staples Disclosure Schedule shows the number of shares of Staples Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of August 3, 1996 and the plans under which such options were granted (collectively, the "Staples Stock Plans"). No material change in such capitalization has occurred between August 3, 1996 and the date of this Agreement. As of the date of this Agreement, none of the shares of Staples Preferred

Stock is issued and outstanding. All shares of Staples Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Staples or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Staples Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Staples' Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Staples or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Staples' voting rights, charges or other encumbrances of any nature.

    (b) Except as set forth in this Section 3.02 or as reserved for future grants of options under the Staples Stock Plans or the Office Depot Stock Option Agreement, and except for the Staples Rights issued and issuable under the Rights Agreement dated February 3, 1994 between Staples and The First National Bank of Boston (the "Staples Rights Plan"), there are no equity securities of any class of Staples or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Staples or any of its Subsidiaries is a party or by which it is bound obligating Staples or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Staples or any of its Subsidiaries or obligating Staples or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Staples, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Staples.

    Section 4.03  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Each of Staples and the Sub has all requisite corporate power and authority to enter into this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement and to consummate the transactions contemplated by this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement. The execution and delivery of this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement by Staples and Sub have been duly authorized by all necessary corporate action on the part of each of Staples and Sub (including the approval of the Merger by Staples as the sole stockholder of Sub), subject only to the approval of the Staples Voting Proposal (as defined in
Section 6.05) by Staples' stockholders. This Agreement and (in the case of Staples) the Office Depot Stock Option Agreement have been duly executed and delivered by each of Staples and Sub and constitute the valid and binding obligations of each of Staples and Sub, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

    (b) The execution and delivery of this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement by each of Staples and Sub does not, and the consummation of the transactions contemplated by this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Staples or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Staples or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
(iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Staples or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Staples Material Adverse Effect.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Staples or any of its Subsidiaries in connection with the execution and delivery of this Agreement and (in the case of Staples) the Office Depot Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country (including the Canadian Competition Act and the Investment Canada Act) and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Staples Material Adverse Effect.

    Section 4.04  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Staples has filed and made available to Office Depot all forms, reports and documents required to be filed by Staples with the SEC since July 1, 1994 other than registration statements on Form S-8 (collectively, the "Staples SEC Reports"). The Staples SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Staples SEC Reports or necessary in order to make the statements in such Staples SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Staples' Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Staples SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Staples and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Staples as of February 3, 1996 is referred to herein as the "Staples Balance Sheet."

    Section 4.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Staples SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since July 27, 1996 in the ordinary course of business consistent with past practices, Staples and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Staples Material Adverse Effect.

    Section 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Staples SEC Reports filed prior to the date hereof, since the date of the Staples Balance Sheet, Staples and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in Staples and its Subsidiaries, taken as a whole (other than changes that are the effect or result of economic factors affecting the economy as a whole or the retail markets in which Staples competes), or any development or combination of developments of which the management of Staples is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Staples Material Adverse Effect (other than developments that are the effect or result of actions to be taken by Office Depot or economic factors affecting the economy as a whole or the retail markets in which Staples competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Staples or any of its Subsidiaries having a Staples Material Adverse Effect; (iii) any material change by Staples in its accounting methods, principles or practices to which Office Depot has not previously consented in writing; (iv) any revaluation by Staples of any of its assets having a Staples Material Adverse Effect; or (v) any other action or event that would have required the consent of Office Depot pursuant to Section
5.01 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Staples Material Adverse Effect.

    Section 4.07 TAXES. Staples and each of its Subsidiaries have (i) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Staples Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for taxes, or to the actual knowledge of the executive officers of Staples, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, are reasonably likely to have a Staples Material Adverse Effect. Staples and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Staples Material Adverse Effect. Neither Staples nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election which shall not have a Staples Material Adverse Effect. There are no liens for taxes upon the assets of Staples or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Staples Material Adverse Effect.

    Section 4.08  PROPERTIES.

    (a) Staples has provided to Office Depot a true and complete list of all real property leased by Staples or its Subsidiaries pursuant to Material Leases and the location of the premises. Staples is not in default under any of such Material Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Staples Material Adverse Effect.

    (b) Staples has provided to Office Depot a true and complete list of all real property that Staples or any of its Subsidiaries owns. With respect to each such item of real property, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Staples Material Adverse Effect:
(a) Staples or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (b) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

    Section 4.09 INTELLECTUAL PROPERTY. Staples owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of Staples as currently conducted, subject to such exceptions that would not be reasonably likely to have a Staples Material Adverse Effect.

    Section 4.10 AGREEMENTS, CONTRACTS AND COMMITMENTS. Staples has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Staples SEC Reports ("Staples Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Staples Material Adverse Effect. Each Staples Material Contract that has not expired by its terms is in full force and effect.

    Section 4.11 LITIGATION. Except as described in the Staples SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Staples pending or as to which Staples has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Staples Material Adverse Effect or a material adverse effect on the ability of Staples to consummate the transactions contemplated by this Agreement.

    Section 4.12 ENVIRONMENTAL MATTERS. Except as disclosed in the Staples SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Staples Material Adverse Effect: (i) Staples and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Staples and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Staples or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Staples or any of its Subsidiaries; (iv) neither Staples nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Staples nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Staples nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Staples or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Staples nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Staples or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Staples pursuant to any Environmental Law.

    Section 4.13  EMPLOYEE BENEFIT PLANS.

    (a) Staples has listed in Section 4.13 of the Staples Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Staples or any ERISA Affiliate of Staples, or any Subsidiary of Staples (together, the "Staples Employee Plans").

    (b) With respect to each Staples Employee Plan, Staples has made available to Office Depot, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Staples Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Staples Employee Plan and (iv) the most recent actuarial report or valuation relating to a Staples Employee Plan subject to Title IV of ERISA.

    (c) With respect to the Staples Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Staples, there exists no condition or set of circumstances in connection with which Staples could be subject to any liability that is reasonably likely to have a Staples Material Adverse Effect under ERISA, the Code or any other applicable law.

    (d) With respect to the Staples Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Staples, which obligations are reasonably likely to have a Staples Material Adverse Effect.

    (e) Except as disclosed in Staples SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Staples nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Staples or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Staples of the nature contemplated by this Agreement, (ii) agreement with any officer of Staples providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 4.14 COMPLIANCE WITH LAWS. Staples has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Staples Material Adverse Effect.

    Section 4.15 ACCOUNTING AND TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither Staples nor any of its Affiliates has taken or agreed to take any action which would (i) prevent Staples from accounting for the business combination to be effected by the Merger as a pooling of interests, or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

    Section 4.16 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information in the Registration Statement (except for information supplied by Office Depot for inclusion in the Registration Statement, as to which Staples makes no representation) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information (except for information supplied by Office Depot for inclusion in the Joint Proxy Statement, as to which Staples makes no representation) in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Staples or Office Depot, at the time of the Staples Stockholders' Meeting and the Office Depot Stockholder's Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Staples Stockholders' Meeting or the Office Depot Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Staples or any of its Affiliates, officers or directors should be discovered by Staples which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Staples shall promptly inform Office Depot.

    Section 4.17 LABOR MATTERS. Neither Staples nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Staples or any of its Subsidiaries the subject of any material proceeding asserting that Staples or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Staples, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Staples or any of its Subsidiaries.

    Section 4.18 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Staples or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Staples and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Staples Material Adverse Effect.

    Section 4.19 OPINION OF FINANCIAL ADVISOR. The financial advisor of Staples, Goldman, Sachs & Co., has delivered to Staples an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair to Staples from a financial point of view.

    Section 4.20 NO EXISTING DISCUSSIONS. As of the date hereof, Staples is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

    Section 4.21 SECTION 203 OF THE DGCL NOT APPLICABLE. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement by Staples or the consummation by Staples of the Merger or the other transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Staples or (by reason of Staples' participation therein) the Merger or the other transactions contemplated by this Agreement.

    Section 4.22 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

    Section 5.01 COVENANTS OF OFFICE DEPOT AND STAPLES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Office Depot and Staples each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Office Depot and Staples shall each promptly notify the other party of any material event or occurrence not in the ordinary course of business of Office Depot or Staples, respectively. Except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Office Depot Disclosure Schedule, subject to
Section 6.01, Office Depot and Staples each shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of the other party:

    (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

    (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

    (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees, which options represent in the aggregate the right to acquire no more than 500,000 shares (net of cancellations) of Office Depot Common Stock or Staples Common Stock, as the case may be, or (ii) the issuance of shares of Office Depot Common Stock or Staples Common Stock, as the case may be, pursuant to the exercise of options outstanding on the date of this Agreement;

    (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for any such acquisitions involving aggregate consideration of not more than $1,000,000;

    (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business; provided, however, that in no event shall either party enter into any agreement, option or other arrangements (including without limitation any joint venture) involving the licensing of such party's name or system in any foreign country;

    (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (g) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement; or

    (h) Incur any indebtedness for borrowed money other than in the ordinary course of business; or

    (i) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (h) above.

    Section 5.02 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Staples and Office Depot shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

    Section 6.01  NO SOLICITATION.

    (a) Office Depot and Staples each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent Office Depot or Staples, or their respective Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Office Depot and Staples as a combined company, would, if consummated, result in a transaction more favorable over the long term than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Non-Disclosure Agreement dated May 16, 1996 between Staples and Office Depot (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

    (b) Office Depot and Staples shall each notify the other party immediately after receipt by Office Depot or Staples (or their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

    Section 6.02  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

    (a) As promptly as practical after the execution of this Agreement, Staples and Office Depot shall prepare and file with the SEC the Joint Proxy Statement, and Staples shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Staples may delay the filing of the Registration Statement until approval of the Joint Proxy Statement by the SEC. Staples and Office Depot shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Office Depot in favor of this Agreement and the Merger and the recommendation of the Board of Directors of Staples in favor of the issuance of shares of Staples

Common Stock pursuant to the Merger; provided that the Board of Directors of either party may withdraw such recommendation if such Board of Directors believes in good faith after consultation with outside legal counsel that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

    (b) Staples and Office Depot shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

    Section 6.03 NASDAQ AND NYSE QUOTATION. Each of Staples and Office Depot agrees to continue the quotation of Staples Common Stock and Office Depot Common Stock, respectively, on the Nasdaq National Market and New York Stock Exchange, respectively, during the term of this Agreement so that appraisal rights will not be available to stockholders of Office Depot under Section 262 of the DGCL.

    Section 6.04 ACCESS TO INFORMATION. Upon reasonable notice, Office Depot and Staples shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Office Depot and Staples shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 6.05  STOCKHOLDERS MEETINGS.

    (a) Office Depot and Staples each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of Office Depot, upon this Agreement and the Merger and, in the case of Staples, upon the issuance of shares of Staples Common Stock pursuant to the Merger (the "Staples Voting Proposal"). Subject to Sections 6.01 and 6.02, Office Depot and Staples shall, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of Office Depot and Staples, as determined by such directors in good faith after consultation with outside legal counsel, each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

    (b) Staples may also submit additional proposals to its stockholders at the Staples Stockholders' Meeting (including without limitation a proposal to amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock or amend its 1992 Equity Incentive Plan to increase the number of shares of Common Stock issuable thereunder), separate from the proposal referred to in Section 6.05(a). The approval by Staples' stockholders of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

    Section 6.06  LEGAL CONDITIONS TO MERGER.

    (a) Office Depot and Staples shall each use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Office Depot or Staples or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, (C) the Canadian Competition Act and any related governmental request thereunder, (D) the Investment Canada Act, and (E) any other applicable law. Office Depot and Staples shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Office Depot and Staples shall use their best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

    (b) Staples and Office Depot agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances required for Closing (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Staples and Office Depot also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; making proposals; entering into and performing agreements or submitting to judicial or administrative orders; selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Staples, Office Depot or any of their affiliates; and withdrawing from doing business in a particular jurisdiction. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Staples shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford Office Depot a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 6.06, neither Staples nor Office Depot nor any of their respective Subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

    (c) Each of Office Depot and Staples shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Office Depot Disclosure Schedule or the Staples Disclosure Schedule, as the case may be, or (C) required to prevent a Office Depot Material Adverse Effect or a Staples Material Adverse Effect from occurring prior to or after the Effective Time.

    Section 6.07 PUBLIC DISCLOSURE. Staples and Office Depot shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this

Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

    Section 6.08 TAX-FREE REORGANIZATION. Staples and Office Depot shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

    Section 6.09 POOLING ACCOUNTING. From and after the date hereof and until the Effective time, neither Office Depot nor Staples, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

    Section 6.10 AFFILIATE AGREEMENTS. Upon the execution of this Agreement, Staples and Office Depot will provide each other with a list of those persons who are, in Staples' or Office Depot's respective reasonable judgment, "affiliates" of Staples or Office Depot, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of Staples or Office Depot within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Staples and Office Depot shall provide each other such information and documents as Office Depot or Staples shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Office Depot and Staples shall each use its best efforts to deliver or cause to be delivered to each other by September 30, 1996 (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in form and substance satisfactory to Staples and Office Depot, by which each Affiliate of Office Depot agrees to comply with the applicable requirements of Rule 145 and such requirements as may be necessary for the Merger to be treated as a pooling of interests for accounting purposes and each Affiliate of Staples agrees to comply with such requirements as may be necessary for the Merger to be treated as a pooling of interests for accounting purposes (an "Affiliate Agreement"). Staples shall be entitled to place appropriate legends on the certificates evidencing any Staples Common Stock to be received by such Affiliates of Office Depot pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Staples Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, three years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Staples).

    Section 6.11 NASDAQ QUOTATION. Staples shall use its best efforts to cause the shares of Staples Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

    Section 6.12  STOCK PLANS.

    (a) At the Effective Time, each outstanding option to purchase shares of Office Depot Common Stock (an "Office Depot Stock Option") under the Office Depot Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Office Depot Stock Option, the same number of shares of Staples Common Stock as the holder of such Office Depot Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Office Depot Common Stock purchasable pursuant to such Office Depot Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Staples Common Stock deemed purchasable pursuant to such Office Depot Stock Option in accordance with the foregoing.

    (b) As soon as practicable after the Effective Time, Staples shall deliver to the participants in Office Depot Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Office Depot Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.12 after giving effect to the Merger).

    (c) Staples shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Staples Common Stock for delivery under Office Depot Stock Plans assumed in accordance with this Section 6.12. As soon as practicable after the Effective Time, Staples shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Staples Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    (d) The Board of Directors of Office Depot shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Office Depot Stock Plans and the instruments evidencing the Office Depot Stock Options, to provide for the conversion of the Office Depot Stock Options into options to acquire Staples Common Stock in accordance with this Section 6.12, and that no consent of the holders of the Office Depot Stock Options is required in connection with such conversion.

    (e) The Board of Directors of Office Depot shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the Office Depot Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of Staples shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Staples Common Stock under the Office Depot Stock Options (as converted pursuant to this Section 6.12) for purposes of Section 16(b) of the Exchange Act.

    (f) Office Depot shall terminate its 1989 Employee Stock Purchase Plan as of or prior to the Effective Time.

    Section 6.13 BROKERS OR FINDERS. Each of Staples and Office Depot represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Peter J. Solomon Company and Merrill Lynch & Company, Inc., whose fees and expenses will be paid by Office Depot in accordance with Office Depot's agreements with such firms (copies of which have been delivered by Office Depot to Staples prior to the date of this Agreement), and Goldman, Sachs & Co., whose fees and expenses will be paid by Staples in accordance with Staples' agreement with such firm (a copy of which has been delivered by Staples prior to the date of this Agreement). Each of Staples and Office Depot agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

    Section 6.14  INDEMNIFICATION.

    (a) From and after the Effective Time, Staples agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Office Depot (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Office Depot would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Staples and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

    (b) For a period of six years after the Effective Time, Staples shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Office Depot's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Staples) with coverage in amount and scope at least as favorable as Office Depot's existing coverage; PROVIDED, that in no event shall Staples or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Office Depot for such coverage (currently approximately $421,000) (the "Current Premium"); and if such premium would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of the Current Premium.

    (c) The provisions of this Section 6.14 are intended to be an addition to the rights otherwise available to the current officers and directors of Office Depot by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    Section 6.15 LETTER OF STAPLES' ACCOUNTANTS. Staples shall use reasonable efforts to cause to be delivered to Office Depot and Staples a letter of Ernst & Young, LLP, Staples' independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Office Depot, in form reasonably satisfactory to Office Depot and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    Section 6.16 LETTER OF OFFICE DEPOT'S ACCOUNTANTS. Office Depot shall use reasonable efforts to cause to be delivered to Staples and Office Depot a letter of Deloitte & Touche, LLP, Office Depot's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Staples, in form reasonably satisfactory to Staples and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    Section 6.17 STOCK OPTION AGREEMENTS. Staples and Office Depot each agree to fully perform their respective obligations under the Stock Option Agreements.

    Section 6.18 BENEFIT PLANS. Staples agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of Office Depot and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of securities) which are no less favorable in the aggregate than those currently provided by Office Depot and its Subsidiaries to such employees. Staples and Depot shall agree upon an appropriate severance policy for employees of Office Depot not covered by the Employment Agreements referred to in Section 1.04(d).

                                  ARTICLE VII

                              CONDITIONS TO MERGER

    Section 7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Office Depot Common Stock and the Staples Voting Proposal shall have been approved by the affirmative vote of the holders of a majority of the shares of Staples Common Stock present or represented at the Staples Stockholders' Meeting at which a quorum is present.

    (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) CANADIAN COMPETITION ACT. (i) The Director of Investigation and Research shall have issued an Advance Ruling Certificate under section 102 of the Canadian Competition Act reasonably satisfactory to the parties with respect to the Merger, or any applicable waiting period under section 123 of the Canadian Competition Act shall have expired and neither the Director nor any of his representatives shall have advised the parties that the Director intends to make an application under section 92 in respect of the Merger, and (ii) the Director shall not have subsequently withdrawn such Advance Ruling Certificate or indicated that he has obtained information as a result of which he is no longer satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under section 92 of the Canadian Competition Act with respect to the Merger.

    (d) ICA APPROVALS. Either (i) Staples shall have received from the Minister responsible for administering the Investment Canada Act a notice pursuant to subsection 21(1) of that Act stating that the Minister is satisfied that the Merger is likely to be of net benefit to Canada, such notice to be on terms and in form reasonably satisfactory to the parties; or (ii) such Minister shall be deemed, pursuant to subsection 21(2) of the Investment Canada Act, to be satisfied that the Merger is likely to be of net benefit to Canada and Staples shall have received a notice from such Minister to that effect.

    (e) APPROVALS. Other than the filing provided for by Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Staples Material Adverse Effect or Office Depot Material Adverse Effect shall have been filed, been obtained or occurred.

    (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (g) NO INJUNCTIONS. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order) or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (h) POOLING LETTERS. Staples and Office Depot shall have received a letter from Ernst & Young LLP, addressed to Staples regarding its concurrence with Staples' management conclusions, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the Merger, as contemplated to be effected as of the date of the letter, it being agreed that Staples and Office Depot shall each provide reasonable cooperation to Ernst & Young LLP to enable them to issue such a letter.

    (i) NASDAQ. The shares of Staples Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market or listing on the New York Stock Exchange.

    Section 7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF STAPLES AND SUB. The obligations of Staples and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Staples and Sub:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Office Depot set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Office Depot Material Adverse Effect, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Staples shall have received a certificate signed on behalf of Office Depot by the chief executive officer and the chief financial officer of Office Depot to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF OFFICE DEPOT. Office Depot shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Staples shall have received a certificate signed on behalf of Office Depot by the chief executive officer and the chief financial officer of Office Depot to such effect.

    (c) TAX OPINION. Staples shall have received a written opinion from Hale and Dorr, counsel to Staples, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of
Section 368(a) of the Code; provided that if Hale and Dorr does not render such opinion, this condition shall nonetheless be deemed satisfied if Kirkland & Ellis renders such opinion to Staples (it being agreed that Staples and Office Depot shall each provide reasonable cooperation to Kirkland & Ellis or Hale and Dorr, as the case may be, to enable them to render such opinion).

    Section 7.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF OFFICE DEPOT. The obligation of Office Depot to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Office Depot:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Staples and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Staples Material Adverse Effect, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Office Depot shall have received a certificate signed on behalf of Staples by the chief executive officer and the chief financial officer of Staples to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF STAPLES AND SUB. Staples and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Office Depot shall have received a certificate signed on behalf of Staples by the chief executive officer and the chief financial officer of Staples to such effect.

    (c) TAX OPINION. Office Depot shall have received the opinion of Kirkland & Ellis, counsel to Office Depot, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Kirkland & Ellis does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr renders such opinion to Office Depot (it being agreed that Staples and Office Depot shall each provide reasonable cooperation to Kirkland & Ellis or Hale and Dorr, as the case may be, to enable them to render such opinion).

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

    Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Office Depot or Staples:

    (a) by mutual written consent of Staples and Office Depot; or

    (b) by either Staples or Office Depot if the Merger shall not have been consummated by February 28, 1997 (provided that (i) either Staples or Office Depot may extend such date to May 31, 1997 by providing written notice thereof to the other party on or prior to February 14, 1997 (February 28, 1997, as it may be so extended, shall be referred to herein as the "Outside Date") and (ii) the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Staples or Office Depot if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (d) by Staples, if, at the Office Depot Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Office Depot in favor of this Agreement and the Merger shall not have been obtained; or by Office Depot if, at the Staples Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Staples in favor of the Staples Voting Proposal shall not have been obtained; or

    (e) by Staples, if (i) the Board of Directors of Office Depot shall have withdrawn or modified its recommendation of this Agreement or the Merger; (ii) after the receipt by Office Depot of an Acquisition Proposal, Staples requests in writing that the Board of Directors of Office Depot reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Office Depot fails to do so within 10 business days after its receipt of Staples' request; (iii) the Board of Directors of Office Depot shall have recommended to the stockholders of Office Depot an Alternative Transaction (as defined in Section 8.03(g)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Office Depot Common Stock is commenced (other than by Staples or an Affiliate of Staples) and the Board of Directors of Office Depot recommends that the stockholders of Office Depot tender their shares in such tender or exchange offer; or (v) for any reason Office Depot fails to call and hold the Office Depot Stockholders' Meeting by the Outside Date (provided that Staples' right to terminate this Agreement under such clause (v) shall not be available if at such time Office Depot would be entitled to terminate this Agreement under Section 8.01(g)); or

    (f) by Office Depot, if (i) the Board of Directors of Staples shall have withdrawn or modified its recommendation of the Staples Voting Proposal; (ii) after the receipt by Staples of an Acquisition Proposal, Office Depot requests in writing that the Board of Directors of Staples reconfirm its recommendation of the Staples Voting Proposal and the Board of Directors of Staples fails to do so within 10 business days after its receipt of Office Depot's request; (iii) the Board of Directors of Staples shall have recommended to the stockholders of Staples an Alternative Transaction (as defined in Section 8.03(g)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Staples Common Stock is commenced (other than by Office Depot or an Affiliate of Office Depot) and the Board of Directors of Staples recommends that the stockholders of Staples tender their shares in such tender or exchange offer; or
(v) for any reason Staples fails to call and hold the Staples Stockholders' Meeting by the Outside Date (provided that Office Depot's right to terminate this Agreement under such clause (v) shall not be available if at such time Staples would be entitled to terminate this Agreement under Section 8.01(g)); or

    (g) by Staples or Office Depot, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in
Section 7.02(a) or (b) (in the case of termination by Staples) or 7.03(a) or (b) (in the case of termination by Office Depot) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

    Section 8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Staples, Office Depot, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 6.13 and 8.03; provided that, the provisions of Sections 6.13 and 8.03 of this

Agreement, the Stock Option Agreements and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 8.03  FEES AND EXPENSES.

    (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    (b) Office Depot shall pay Staples up to $5,000,000 as reimbursement for expenses of Staples actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Staples' counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Staples pursuant to (i) Section 8.01(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of Office Depot at the Office Depot Stockholders' Meeting (other than in the circumstances set forth in Section 8.03(c)(i)) or
(ii) Section 8.01(b) or Section 8.01(g) as a result of the failure to satisfy the condition set forth in Section 7.02(a).

    (c) Office Depot shall pay Staples a termination fee of $75,000,000 upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Staples pursuant to Section 8.01(d), if a proposal for an Alternative Transaction (as defined below) involving Office Depot shall have been made prior to the Office Depot Stockholders' Meeting;

        (ii) the termination of this Agreement by Staples pursuant to Section 8.01(e); or

        (iii) the termination of this Agreement by Staples pursuant to Section 8.01(g) after a breach by Office Depot of a covenant or agreement in this Agreement.

    Office Depot's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Staples against Office Depot and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Office Depot.

    (d) Staples shall pay Office Depot up to $5,000,000 as reimbursement for expenses of Office Depot actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Office Depot's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Office Depot pursuant to (i) Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Staples Voting Proposal by the stockholders of Staples at the Staples Stockholders' Meeting (other than in the circumstances set forth in Section 8.03(e)(i)) or (ii) Section 8.01(b) or Section 8.01(g) as a result of the failure to satisfy the condition set forth in Section 7.03(a).

    (e) Staples shall pay Office Depot a termination fee of $75,000,000 upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Office Depot pursuant to
    Section 8.01(d), if a proposal for an Alternative Transaction (as defined below) involving Staples shall have been made prior to the Staples Stockholders' Meeting;

        (ii) the termination of this Agreement by Office Depot pursuant to
    Section 8.01(f); or

        (iii) the termination of this Agreement by Office Depot pursuant to
    Section 8.01(g) after a breach by Staples of a covenant or agreement in this Agreement.

    Staples' payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Office Depot against Staples and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Staples.

    (f) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c), 8.03(d) or 8.03(e) shall be paid within one business day after the first to occur of the events described in Section 8.03(b), 8.03(c)(i), (ii) or (iii), 8.03(d) or 8.03(e)(i), (ii) or (iii).

    (g) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Staples or Office Depot or their respective affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Office Depot Common Stock or Staples Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Staples or Office Depot pursuant to which any Third Party acquires more than 20% of the outstanding shares of Office Depot Common Stock or Staples Common Stock, as the case may be, or the entity surviving such merger or business combination,
(iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Staples or Office Depot, and the entity surviving any merger or business combination including any of them) of Staples or Office Depot having a fair market value (as determined by the Board of Directors of Staples or Office Depot, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of Staples or Office Depot, as the case may be, and their respective Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    Section 8.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Office Depot or of Staples, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

    Section 9.01  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.04, 2.01, 2.02, 6.14, 6.17 and Article IX, and the agreements of the Affiliates delivered pursuant to Section 6.10. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 9.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to Staples or Sub, to

         Staples, Inc.
       One Research Drive
       Westborough, MA 01581
       Attn: Secretary
       Telecopy: (508) 370-7805

         with a copy to:
       Hale and Dorr
       60 State Street
       Boston, MA 02109
       Attn: Mark G. Borden, Esq.
       Telecopy: (617) 526-5000

                     and
       Sullivan & Cromwell
       125 Broad Street
       New York, NY 10004
       Attn: James C. Morphy, Esq.
       Telecopy: (212) 558-3299

    (b)  if to Office Depot, to
       Office Depot, Inc.
       2200 Old Germantown Road
       Delray Beach, FL 33445
       Attn: Secretary
       Telecopy: (561) 266-1850

with a copy to
       Kirkland & Ellis
       200 East Randolph Street
       Chicago, IL 60601
       Attn: Willard G. Fraumann, Esq.
       Telecopy: (312) 861-2200

    Section 9.03 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 4, 1996.

    Section 9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 9.05 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.14 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Office Depot nor Staples makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 9.06 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

    Section 9.07 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, Staples, Sub and Office Depot have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

STAPLES, INC.                                      MARLIN ACQUISITION CORP.

By:        /s/ THOMAS G. STEMBERG                  By:        /s/ THOMAS G. STEMBERG
           -------------------------------------              -------------------------------------

Title:     Chief Executive Officer                 Title:     President
           -------------------------------------              -------------------------------------

OFFICE DEPOT, INC.

BY:                  /S/ DAVID I. FUENTE
           --------------------------------------
                       David I. Fuente
           --------------------------------------
Title:     Chief Executive Officer
           --------------------------------------

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER



    THIS AMENDMENT NO. 1, dated as of January 17, 1997, is made to the Agreement and Plan of Merger dated as of September 4, 1996 (the "Agreement") by and among Staples, Inc., a Delaware corporation ("Staples"), Marlin Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Staples ("Sub"), and Office Depot, Inc., a Delaware corporation ("Office Depot").



    In consideration of the mutual agreements set forth below, Staples, Sub and Office Depot hereby agree as follows:



    1. Section 8.01(b) of the Agreement is hereby amended by changing the reference in clause (i) thereof from "February 14, 1997" to "February 28, 1997".



    2. That Schedule 1 of the Agreement is hereby amended by (a) replacing "Dennis Defforey" with "Herve Defforey" and (b) replacing "Alan L. Wurtzel" with "Frank Scruggs."



    3. All other provisions of the Agreement shall remain in effect in accordance with their terms.



    IN WITNESS WHEREOF, Staples, Sub and Office Depot have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.



STAPLES, INC.                                      MARLIN ACQUISITION CORP.

By:                                                By:
           -------------------------------------              -------------------------------------

Title:                                             Title:
           -------------------------------------              -------------------------------------



OFFICE DEPOT, INC.

BY:
           --------------------------------------
           --------------------------------------
TITLE:
           --------------------------------------

                    ANNEX B--OPINION OF GOLDMAN SACHS & CO.

                             [To be filed by Amendment]

                              ANNEX C--OPINION OF
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


                                              January 23, 1997

Board of Directors
Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445

Members of the Board:

    Staples, Inc. (the "Acquiror"), Marlin Acquisition Corp., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), and Office Depot, Inc. (the "Company") have entered into an Agreement and Plan of Merger dated as of September 4, 1996 (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Shares"), will be converted into the right to receive 1.14 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $0.0006 per share (the "Acquiror Shares"). In connection with the Merger, the Acquiror and the Company also have entered into (i) a stock option agreement dated as of September 4, 1996 (the "Acquiror Stock Option Agreement") pursuant to which the Acquiror has granted the Company an option to purchase up to 19.9% of the outstanding Acquiror Shares and (ii) a stock option agreement dated as of September 4, 1996 (the "Company Stock Option Agreement" and, together with the Acquiror Stock Option Agreement, the "Stock Option Agreements") pursuant to which the Company has granted the Acquiror an option to purchase up to 19.9% of the outstanding Company Shares.

    You have asked us whether, in our opinion, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

        (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 30, 1995, December 31, 1994 and December 25, 1993, the Company's Forms 10-Q and related unaudited financial information for the quarterly periods ended March 30, 1996, June 29, 1996 and September 28, 1996 and the Company's Forms 8-K dated September 6, 1996 and September 16, 1996;

        (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended February 3, 1996, January 28, 1995 and January 29, 1994, the Acquiror's Forms 10-Q and related unaudited financial information for the quarterly periods ended May 4, 1996, August 3, 1996 and November 2, 1996 and the Acquiror's Form 8-K dated September 4, 1996;

        (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Savings and Synergies"), furnished to us by the Company and the Acquiror;

        (4) Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses, prospects and the Expected Savings and Synergies;

        (5) Reviewed the historical market prices and trading activity for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be reasonably similar to the Company and the Acquiror, respectively;

        (6) Compared the historical and projected results of operations of the Company and the Acquiror with those of certain companies that we deemed to be reasonably similar to the Company and the Acquiror, respectively;

        (7) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions that we deemed to be relevant;

        (8) Reviewed the Agreement and the Stock Option Agreements; and

        (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of the Company or the Acquiror. With respect to the financial forecasts and the information related to the Expected Savings and Synergies furnished by the Company and the Acquiror, we have assumed that such forecasts and information have been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company or the Acquiror as to the expected future financial performance of the Company or the Acquiror, as the case may be, as well as the Expected Savings and Synergies. In addition, we have assumed that the Merger will qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and as a tax-free reorganization for United States Federal income tax purposes. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

    In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In addition, we have not been asked to consider, and this opinion does not in any manner address, the price at which the Acquiror Shares will actually trade following consummation of the Merger.

    As you are aware, we have acted as financial advisor to the Company in connection with the Merger and will receive fees from the Company for our services. We also have, in the past, provided financial advisory and financing services to the Company and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of the Company and the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Staples' Certificate of Incorporation provides that Staples shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

    Staples' Certificate of Incorporation also provides that no director shall be liable to Staples or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Staples or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

    Staples' By-laws contain provisions to the effect that each director, officer and employee of Staples shall be indemnified by Staples against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of Staples or of any other organization at the request of Staples. The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made only if the Staples Board determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the Staples Board directs, by independent legal counsel) or by stockholders, that indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standards of conduct. It must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of Staples and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

    Staples has a directors and officers liability policy that insures Staples' officers and directors against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS


 2.1(1)       --      Agreement and Plan of Merger dated as of September 4, 1996, among Staples, Inc.
                      ("Staples"), Marlin Acquisition Corp. and Office Depot, Inc. ("Office Depot").

 5.1*         --      Opinion of Hale and Dorr LLP.

 8.1          --      Opinion of Hale and Dorr LLP as to Tax Matters.

 8.2          --      Opinion of Kirkland & Ellis as to Tax Matters.

23.1          --      Consent of Ernst & Young LLP.

23.2          --      Consent of Deloitte & Touche LLP.

23.3          --      Consent of Hale and Dorr (included in Exhibits 5.1 and 8.1).

23.4          --      Consent of Kirkland & Ellis (included in Exhibit 8.2).

23.5**        --      Consent of Goldman Sachs & Co., Incorporated.

23.6          --      Form of Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

24.1*         --      Power of Attorney.

99.1(2)       --      Opinion of Goldman Sachs & Co., Incorporated.

99.2(3)       --      Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.3          --      Form of Proxy Card of Staples.

99.4          --      Form of Proxy Card of Office Depot.


------------------------

(1) Attached as Annex A to the Joint Proxy Statement/Prospectus.

(2) To be attached as Annex B to the Joint Proxy Statement/Prospectus.


(3) Attached as Annex C to the Joint Proxy Statement/Prospectus.



*   Previously filed.



**  To be filed by amendment.


    (B) FINANCIAL STATEMENT SCHEDULES

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

ITEM 22. UNDERTAKINGS.

    A. Staples hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of Staples' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    B. Staples hereby undertakes as follows:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Staples undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Staples pursuant to the foregoing provisions, or otherwise, Staples has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Staples of expenses incurred or paid by a director, officer or controlling person of Staples in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Staples will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D. Staples hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    E. Staples hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westborough, Commonwealth of Massachusetts on the 17th day of January 1997.


                                STAPLES, INC.

                                By:  /s/ THOMAS G. STEMBERG
                                     -----------------------------------------
                                     Thomas G. Stemberg
                                     CHAIRMAN OF THE BOARD OF
                                     DIRECTORS AND CHIEF
                                     EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and or the dates indicated.



                SIGNATURE                          TITLE               DATE
------------------------------------------  --------------------  --------------

                                            Chairman of the
          /s/ THOMAS G. STEMBERG             Board of Directors    January 17,
------------------------------------------   and Chief Executive       1997
            Thomas G. Stemberg               Officer (Principal
                                             Executive Officer)

           /s/ MARTIN E. HANAKA             President and          January 17,
------------------------------------------   Director                  1997
             Martin E. Hanaka

                                            Executive Vice
           /s/ JOHN J. MAHONEY               President and Chief   January 17,
------------------------------------------   Financial Officer         1997
             John J. Mahoney                 (Principal
                                             Financial Officer)

                                            Senior Vice
             /s/ JAMES FLAVIN                President-- Finance   January 17,
------------------------------------------   (Principal                1997
               James Flavin                  Accounting Officer)

                    *                                              January 17,
------------------------------------------  Director                   1997
          Mary Elizabeth Burton

------------------------------------------  Director                  , 1997
            W. Lawrence Heisey

                SIGNATURE                          TITLE               DATE
------------------------------------------  --------------------  --------------

                    *                                              January 17,
------------------------------------------  Director                   1997
                 Leo Kahn

                    *                                              January 17,
------------------------------------------  Director                   1997
              James L. Moody

                    *                                              January 17,
------------------------------------------  Director                   1997
           Rowland T. Moriarty

                    *                                              January 17,
------------------------------------------  Director                   1997
            Robert C. Nakasone

                    *                                              January 17,
------------------------------------------  Director                   1997
              W. Mitt Romney

                    *                                              January 17,
------------------------------------------  Director                   1997
               Martin Trust

                    *                                              January 17,
------------------------------------------  Director                   1997
              Paul E. Walsh

/s/ PETER M. SCHWARZENBACH
------------------------------------------
Peter M. Schwarzenbach
------------------------------------------
Peter M. Schwarzenbach,
Attorney-in-Fact